================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                   ----------
                         Metropolis Realty Holdings LLC
             (Exact Name of Registrant as Specified in Its Charter)

       Delaware                      9995                   74-3043954
   (State or Other            (Primary Standard          (I.R.S. Employer
   Jurisdiction of                Industrial          Identification Number)
   Incorporation or          Classification Code
    Organization)                  Number)

                             c/o Capital Trust, Inc.
                           410 Park Avenue, 14th Floor
                            New York, New York 10022
                            Telephone: (212) 655-0220
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                 Mr. John Klopp
                             c/o Capital Trust, Inc.
                           410 Park Avenue, 14th Floor
                            New York, New York 10022
                            Telephone: (212) 655-0220
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                   Copies to:


                               Louis Vitali, Esq.
                    Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                               590 Madison Avenue
                            New York, New York 10022
                                 (212) 872-8005


            Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement.

      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                                   ----------

                         CALCULATION OF REGISTRATION FEE

---------------------- ----------------------- ----------------------- ------------------------ ----------------------
Title of Each Class of                             Proposed Maximum        Proposed Maximum           Amount of
   Securities to be                                 Offering Price        Aggregate Offering         Registration
      Registered       Amount to be Registered         Per Unit                  Price                   Fee
---------------------- ----------------------- ----------------------- ------------------------ ----------------------
      LLC Units               13,004,946                 N/A                     N/A                   $68,586*
---------------------- ----------------------- ----------------------- ------------------------ ----------------------

      * Since there is no current market value or book value for the LLC Units of Metropolis Realty Holdings LLC, and the cash to be received in the sale transaction is $745,500,000, the registration fee is calculated pursuant to Rule 457(f)(3) as follows: $92 per $1,000,000 of the cash to be received in the sale transaction -- ($745,500,000 x .000092 = $68,586).

                                   ----------

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereunder become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities And Exchange Commission, acting pursuant to said Section 8(a), may determine.

                          METROPOLIS REALTY TRUST, INC.
                             c/o Capital Trust, Inc.
                                 410 Park Avenue
                                   14th Floor
                            New York, New York 10022


                                  July __, 2002


Dear Stockholders:


      You are cordially invited to attend the special meeting of stockholders of Metropolis Realty Trust, Inc., to be held on [_______ ___], 2002 at 10:00 a.m., local time, at the law offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 590 Madison Avenue, New York, New York 10022.

      On May 7, 2002, we entered into an amended and restated Purchase Agreement with Jamestown 1290, L.P., pursuant to which we agreed to sell, subject to stockholder approval, our entire interest in the real property and office building located at 1290 Avenue of the Americas, New York, New York 10022 for a purchase price of $745.5 million, subject to certain adjustments and customary prorations. After repayment of existing indebtedness and the costs associated therewith and after certain expenses associated with the sale transaction are paid and certain reserves are established, we intend to liquidate and distribute the net proceeds to our stockholders on a pro rata basis, which we expect to be approximately $292.5 million in the aggregate, or approximately $22.50 per share. Actual amounts distributed, however, may differ. See "Risk Factors."


      A special committee of our board of directors that was convened to independently review the sale transaction has unanimously approved the sale transaction and the transactions contemplated by the purchase agreement, and has determined that the sale transaction and the terms of the purchase agreement are fair to and in the best interests of our stockholders.


      In order to facilitate the consummation of the sale transaction, our subsequent cash liquidation and to allow us to claim the amount of "dividends paid deduction" necessary to eliminate our U.S. federal income tax with respect to the gain on the sale of the 1290 property, the special committee has also approved our formation of a wholly-owned limited liability company, which subsidiary in turn has created a wholly-owned limited liability company subsidiary. Prior to the closing of the sale transaction, we will merge with this lower tier subsidiary, and we will be the surviving entity of the merger. The special committee has unanimously approved the merger, and has determined that the merger is in the best interests of our stockholders. Our board of directors has declared each of the sale transaction and the merger advisable and has recommended that our stockholders vote for each of the proposals.


      The sale transaction constitutes a sale of all or substantially all of our assets. The affirmative vote of holders of at least 66 2/3% of the issued and outstanding shares of common stock is required in order to approve each of the sale transaction and the merger. Consummation of each of the proposals is contingent upon the approval of the other proposal.


      Seven of our largest stockholders, representing approximately 10.3 million shares of our common stock (approximately 79% of the outstanding shares of our common stock), have entered into separate agreements with Jamestown 1290 to vote their shares in favor of the sale transaction and the merger. Accordingly, approval of the sale transaction and the merger are assured without the vote of any other stockholder. Therefore, we are not asking you for a proxy and you are requested not to send us a proxy.


                                        Sincerely,


                                        ---------------------------
                                        Lee S. Neibart
                                        President

                               PRELIMINARY COPIES

                          METROPOLIS REALTY TRUST, INC.
                             c/o Capital Trust, Inc.
                                 410 Park Avenue
                                   14th Floor
                            New York, New York 10022

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON [_____________,] 2002

To the Stockholders of Metropolis Realty Trust, Inc.:


      NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Metropolis Realty Trust, Inc., a Maryland corporation ("Metropolis"), will be held on [_____], [_______ __], 2002 at 10:00 a.m. local time, at the law offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 590 Madison Avenue, New York, New York 10022, and at any adjournment or postponement thereof, for the following purposes:

            1. To consider and approve the sale by Metropolis of its principal asset, the real property and building located at 1290 Avenue of the Americas, New York, New York 10022, for a purchase price of $745.5 million, subject to certain adjustments and customary prorations, to Jamestown 1290, L.P., a Delaware limited partnership.

            2. To consider and authorize Metropolis, prior to the consummation of the sale transaction, to merge into Metropolis Realty Lower Tier LLC, a Delaware limited liability company and a wholly-owned subsidiary of Metropolis Realty Holdings LLC, a Delaware limited liability company and a wholly-owned subsidiary of Metropolis ("Holdings"), with Metropolis as the surviving entity of such merger.

      Any action may be taken on the foregoing matters at the special meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the special meeting may be adjourned, or to which the special meeting may be postponed.

      Accompanying this information statement - prospectus is Metropolis' annual report on Form 10-K/A for the year ended December 31, 2001 and quarterly report on Form 10-Q for the quarter ended March 31, 2002. The annual report on Form 10-K/A and quarterly report on Form 10-Q contain important information and you should read this information in connection with your review of this information statement--prospectus.

      Only stockholders of Metropolis of record as of the close of business on [_______ __], 2002 will be entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof.

      The presence at the special meeting, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Metropolis Class A Common Stock, par value $10.00 per share entitled to vote is necessary to constitute a quorum for the transaction of business at the special meeting.

      The sale transaction constitutes a sale of all or substantially all of Metropolis' assets. Following the consummation of the sale transaction, Metropolis will no longer own any assets, other than the net proceeds from the sale transaction. The affirmative vote of holders of 66 2/3% of the issued and outstanding shares of common stock is required to approve the sale transaction and the merger. Consummation of each of the proposals is contingent upon the approval of the other proposal. Seven of Metropolis' largest stockholders, representing approximately 10.3 million shares of common stock (approximately 79% of the outstanding shares of common stock), have entered into separate agreements with Jamestown 1290 to vote their shares in favor of each of the sale transaction and the merger at the special meeting. Accordingly, approval of the sale transaction and the merger are assured without the vote of any other stockholder.

      Therefore, Metropolis is not asking you for a proxy and you are requested not to send a proxy to Metropolis.


                                        By Order of the Board of Directors,


                                        ----------------------------------------
                                        John R.S. Jacobsson
                                        Secretary

New York, New York


July [___], 2002

                   Subject to Completion, dated July 18, 2002
                          METROPOLIS REALTY TRUST, INC.

                         METROPOLIS REALTY HOLDINGS LLC
                             c/o Capital Trust, Inc.
                                 410 Park Avenue
                                   14th Floor
                            New York, New York 10022


                        INFORMATION STATEMENT - PROSPECTUS




      Sale Transaction and Merger. Metropolis Realty Trust, Inc. ("Metropolis") has entered into a purchase agreement with Jamestown 1290, L.P. pursuant to which Metropolis agreed to sell its entire interest in the real property and office building located at 1290 Avenue of the Americas, New York, New York 10022 for a purchase price of $745.5 million, subject to certain adjustments and customary prorations. In order to facilitate the consummation of the sale transaction and subsequent cash liquidation, and to allow us to claim the amount of "dividends paid deduction" necessary to eliminate our U.S. federal income tax with respect to the gain on the sale of the 1290 property, Metropolis has formed a wholly-owned limited liability company, Metropolis Realty Holdings LLC ("Holdings"), which in turn has created a wholly-owned limited liability company subsidiary, Metropolis Realty Lower Tier LLC. Before the closing of the sale transaction, Metropolis will merge with Lower Tier and Metropolis will be the surviving entity of the merger. In the merger, Metropolis will issue an aggregate of 13,004,946 limited liability company units of Holdings to the holders of Metropolis common stock. No market will exist for the LLC units of Holdings following the sale transaction and merger. Each holder of Metropolis common stock will receive a number of LLC units of Holdings equal to the number of shares of Metropolis common stock owned by such holder immediately prior to the merger. As a result, following the merger, Metropolis stockholders will own the same percentage of Holdings as they held in Metropolis immediately prior to the merger.

      Special Meeting. Stockholders of Metropolis are being asked at the special meeting to approve the sale transaction and the merger. The date, time and place of the special meeting is: [_____ __ ], , 2002 at 10:00 a.m. local time, at the law offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 590 Madison Avenue, New York, New York 10022.





      Seven of Metropolis' largest stockholders, representing approximately 10.3 million shares of common stock (approximately 79% of the outstanding shares of common stock), have entered into separate agreements with Purchaser to vote their shares in favor of each of the sale transaction and merger at the special meeting. Accordingly, the approval of both the sale transaction and the merger is assured without the vote of any other stockholder.

      Matters to Consider. Promptly following the consummation of the sale transaction and the merger, Metropolis will liquidate and distribute approximately $22.50 per share to each of its stockholders (indirectly though Holdings), which amount may be reduced by increased expenses related to the sale transaction and merger. The merger is being consummated and the LLC units are being issued to facilitate the consummation of the sale transaction and subsequent cash liquidation, and to allow us to claim the amount of "dividends paid deduction" necessary to eliminate our U.S. federal income tax with respect to the gain on the sale of the 1290 property. Following the sale transaction and merger, Metropolis and Holdings will not conduct any operations. As a result of the sale transaction and merger, stockholders of Metropolis will no longer participate in the future results of operations of the 1290 property and will no longer receive any dividends from Metropolis (other than a final distribution of the net sale proceeds by Holdings in the sale transaction and any distribution by Holdings of any remaining reserve amounts described herein). Management did not obtain a third-party appraisal or valuation of the 1290 property nor did management estimate or obtain a third-party estimate of the liquidation value of the 1290 property. Depending on the amount of cash received and their respective tax basis in the shares of Metropolis common stock (and Holdings' LLC units), stockholders may recognize a taxable gain upon receipt of the distribution from the liquidation of Metropolis. Several of Metropolis' directors indirectly control an approximate 23% limited partnership interest in Jamestown 1290 and will continue to have an interest in the 1290 property after the sale through ongoing ownership interests in Jamestown 1290 and in affiliates that will receive fees for managing, leasing and subsequently selling the 1290 property. This information statement -- prospectus and the accompanying notice of special meeting are first being mailed to stockholders on or about [___ __,] 2002.

      For a discussion of the risks relating to the sale transaction and the merger, see "Risk Factors" on page _____.





--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities regulators have approved the LLC units to be issued in the merger or determined if this information statement--prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------


The information in this information statement--prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This information statement--prospectus is not an offer to sell these securities in any state where the offer or sale is not permitted.

      [Inside Cover page]

      This information statement--prospectus incorporates important business and financial information about Metropolis that is not included in or being delivered with this information statement--prospectus. Upon the written or oral request of any beneficial owner of the common stock, Metropolis will provide, without charge, by first class mail or other equally prompt means within one business day of receipt of such requests, a copy of any and all of the information that has been incorporated by reference in this information statement--prospectus. A list of exhibits to these documents will also be provided, and copies of such exhibits will be furnished upon request. Requests should be directed to Jeremy Fitzgerald, Metropolis Realty Trust, Inc., Vice President and Assistant Secretary, c/o Capital Trust, Inc., 410 Park Avenue, 14th floor, New York , New York 10022 or by phone (212) 655-0220. To obtain timely deliveries, stockholders must request such information no later than ___________, 2002.

                           Forward Looking Statements

      This information statement--prospectus contains certain forward-looking statements. To the extent that these statements are attributable to Metropolis, these forward-looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, and are subject to the safe harbor created by such sections. To the extent that these statements are attributable to Holdings and/or the issuance hereunder of the LLC units, however, these forward-looking statements are not subject to the safe harbor created by such sections. Such statements include, but are not limited to, statements relating to Metropolis' and Holdings' operations, economic performance and financial condition and the likelihood of the consummation of the sale transaction. Forward-looking statements in this information statement--prospectus involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements expressed or implied by such forward-looking statements to vary from those stated in this information statement--prospectus. Such factors include, among others, general economic and business conditions and various other factors referred to in this information statement--prospectus. We assume no obligations to update forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

                                TABLE OF CONTENTS

SUMMARY TERM SHEET.............................................................3

PROPOSAL 1 - DESCRIPTION OF THE PROPOSED SALE TRANSACTION......................3

PROPOSAL 2 - THE MERGER.......................................................12


SELECTED METROPOLIS FINANCIAL DATA............................................18


PRO FORMA SOURCES AND USES OF PROCEEDS........................................20


METROPOLIS REALTY HOLDINGS LLC PRO FORMA BALANCE SHEET AS OF
   MARCH 31, 2002.............................................................24

METROPOLIS REALTY HOLDINGS LLC PRO FORMA INCOME STATEMENT FOR
   THE THREE MONTHS ENDING JANUARY 1, 2001....................................25

METROPOLIS REALTY HOLDINGS LLC PRO FORMA INCOME STATEMENT
   JANUARY 1, 2001............................................................26

RISK FACTORS..................................................................27

SPECIAL MEETING...............................................................30

   Matters to be Considered...................................................30
   No Solicitation of Proxies.................................................31
   Record Date and Voting Rights..............................................31


PROPOSAL 1  THE SALE TRANSACTION..............................................32


   Background to the Sale Transaction.........................................32
   Recommendation of the Special Committee, Reasons for the Proposed
   Sale Transaction...........................................................40
   Vote Required..............................................................42
   Opinion of Houlihan Lokey..................................................42
   Parties to the Sale Transaction............................................48
   Material U.S. Federal Income Tax Consequences  of the Sale
   Transaction and Liquidation of Metropolis..................................49
   Use of Purchase Price Proceeds.............................................50
   Regulatory Approvals.......................................................51
   Interests of Certain Persons in the Sale Transaction.......................52
   Dissenters' Appraisal Rights...............................................55
   Private Placement by AP-1290...............................................55
   Termination of Metropolis' Registration under the Securities
   Exchange Act of 1934.......................................................55


DESCRIPTION OF THE PURCHASE AGREEMENT.........................................55

   Purchase Price.............................................................55
   Closing Date...............................................................55

   Representations and Warranties.............................................56
   Conduct of Business Operations Prior to Closing Date.......................59
   Superior Offers............................................................60
   Break Up Fee...............................................................61
   Indemnification............................................................61
   Conditions to Closing......................................................62
   Transaction Costs..........................................................63
   Default by Purchaser or Metropolis.........................................64
   Apportionments.............................................................65
   Pre-Closing Loan, Payment of Purchase Price and Other Related
   Transactions...............................................................65
   Apollo Real Estate Investment Fund Note....................................66


DESCRIPTION OF THE VOTING AGREEMENTS..........................................67


DESCRIPTION OF THE AGREEMENT OF LIMITED PARTNERSHIP OF PURCHASER..............69

   Partners...................................................................69
   Purpose of Purchaser.......................................................69
   Management.................................................................70
   Major Matters..............................................................70
   Initial Capital Contributions..............................................71
   Additional Capital.........................................................71
   Shortfall Loans............................................................71
   Repayment of Non-Amortized Portion of The New Loan.........................71
   Distributions..............................................................72
   TI and Leasing Commissions Reserve.........................................73
   Transaction Fee to Affiliates..............................................74
   Removal of General Partner.................................................74
   Dissolution................................................................74


PROPOSAL 2 THE MERGER.........................................................74


   Introduction...............................................................74
   Merger Effective Date......................................................74
   The Merger Consideration...................................................75
   Ownership Following the Merger.............................................75
   Reasons for Merger.........................................................75
   Material U.S. Federal Income Tax Consequences..............................75
   Vote Required..............................................................77
   Parties to the Merger......................................................77
   Conditions to the Merger...................................................92
   Accounting Treatment of Merger.............................................92
   Appraisal Rights...........................................................93
   Market Price Information...................................................94
   Exchange of Certificates...................................................94
   Material Differences in the Rights of Holders of Shares of
   Common Stock and LLC Units.................................................95

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............101

INCORPORATION BY REFERENCE...................................................104

LEGAL MATTERS................................................................105

EXPERTS......................................................................105


COST OF INFORMATION STATEMENT--PROSPECTUS....................................106

SIGNATURES.....................................................................3

POWER OF ATTORNEY...............................................................

INDEX TO EXHIBITS..............................................................2


ANNEXES
-------

Annex A: Fairness Opinion of Houlihan, Lokey, Howard & Zukin Financial Advisors,
         Inc.

Annex B: Purchase Agreement

Annex C: Form of Voting Agreement

Annex D: Dissenters' Rights of Appraisal under the MGCL

Annex E: Operating Agreement of Metropolis Realty Holdings LLC


Annex F: Metropolis Realty Trust, Inc. Financial Statements

Annex G: Agreement and Plan of Merger

Annex H: Letter of Transmittal

Annex I: Apollo Real Estate Investment Fund, L.P. Promissory Note

Annex J: Agreement of Limited Partnership of Jamestown 1290, L.P.

                               SUMMARY TERM SHEET


      The following is a summary of certain information contained elsewhere in this information statement--prospectus. Reference is made to, and this summary term sheet is qualified in its entirety by, the more detailed information contained in this information statement--prospectus, the attached Annexes and the information included with or incorporated by reference herein. Accompanying this information statement - prospectus is Metropolis' annual report on Form 10-K/A for the year ended December 31, 2001 and quarterly report on Form 10-Q for the quarter ended March 31, 2002. The annual report on Form 10-K/A and quarterly report on Form 10-Q contain important information that you should read together with your review of this information statement--prospectus. Unless otherwise defined, capitalized terms used in this summary term sheet have the meanings set forth elsewhere in this information statement--prospectus. You are urged to read this information statement--prospectus, the documents annexed hereto and the Form 10-K/A and Form 10-Q in their entirety. References in this information statement--prospectus to "us", "our" and "Metropolis" are meant to refer to Metropolis Realty Trust, Inc. References in this information statement--prospectus to "Holdings" are meant to refer to Metropolis Realty Holdings LLC.

            Proposal 1 - Description Of The Proposed Sale Transaction


Parties to the Sale Transaction


      Metropolis. Our principal executive offices are located at c/o Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022, and the telephone number of Metropolis at this location is (212) 655-0220. See "PROPOSAL 1 - DESCRIPTION OF THE PROPOSED SALE TRANSACTION; Parties to the Sale Transaction."

      1290 Partners, L.P. 1290 Partners L.P., the owner of the 1290 property, is our indirect subsidiary. We are its sole limited partner. We also own 100% of the common stock of 1290 GP Corp., a Delaware corporation which is the sole general partner of 1290 Partners. The principal executive offices of 1290 Partners are located at c/o Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022, and the telephone number of 1290 Partners at this location is (212) 655-0220. 1290 Partners' principal business is to own the 1290 property. "PROPOSAL 1 - DESCRIPTION OF THE PROPOSED SALE TRANSACTION; Parties to the Sale Transaction."

      Purchaser. Jamestown 1290, L.P. ("Purchaser") is a newly-formed Delaware limited partnership without any operational history. Purchaser's limited partners are Jamestown 1290 Partners, a Georgia general partnership, and AP-1290 Partners LLC. Purchaser's general partner is JT 1290 Corp., a Georgia corporation. The principal executive offices of Purchaser are located at Two Paces West, Suite 1600, 2727 Paces Ferry Road, Atlanta, Georgia 30339, and the telephone number of Purchaser at this location is (770) 805-1000. "PROPOSAL 1 - DESCRIPTION OF THE PROPOSED SALE TRANSACTION; Parties to the Sale Transaction."

            JT 1290 Corp. and Jamestown 1290 Partners. Jamestown 1290 Partners owns an approximately 77.21% limited partnership interest in Purchaser, and JT 1290 Corp. owns a .00001% general partnership interest in Purchaser. Jamestown 1290 Partners is a Georgia general partnership whose general partners are Jamestown 23 kompakt L.P., Jamestown 23 classic L.P. and Jamestown 23 Netherlands L.P., all of which are Georgia limited partnerships, and Jamestown 23 U.S., LLC, a Delaware limited liability company, each of which will be owned, directly or indirectly, 97% initially by Stephen J. Zoukis as the initial limited partner or member, and ultimately by unaffiliated outside investors, and 3% by Christoph A. Kahl and Stephen J. Zoukis, both of whom are partners in Jamestown. Jamestown is a real estate investment and management company with offices in Atlanta and Cologne, Germany. JT 1290 Corp. is a Georgia corporation whose stockholders are Christoph A. Kahl and Stephen J. Zoukis, both of whom are partners in Jamestown, a Georgia general partnership. Jamestown's and its affiliates' holdings in New York City exceed $1 billion dollars in property value. JT 1290 Corp. and Jamestown 1290 Partners have been formed by Jamestown for the purpose of consummating the sale transaction, do not have any operational history, and have not conducted any business other than in connection with the sale transaction and the transactions contemplated thereby. Each of JT 1290 Corp.'s and Jamestown 1290 Partners' principal executive offices are located at Two Paces West, Suite 1600, 2727 Paces Ferry Road, Atlanta, Georgia 30339, and their telephone number at this location is (770) 805-1000.

            AP-1290 Partners LLC. AP-1290 was formed for the purpose of consummating the sale transaction. AP-1290 owns a 22.79% limited partnership interest in Purchaser. Apollo Real Estate Investment Fund currently owns 100% of the limited liability company interests of AP-1290, but after the closing of the private placement offering by AP-1290 described below, Apollo Real Estate Investment Fund may own less than 100% of the limited liability company interests of AP-1290. See "PROPOSAL 1 - THE SALE TRANSACTION; PRIVATE PLACEMENT BY AP-1290." Apollo Real Estate Investment Fund is also a stockholder of Metropolis, holding approximately 38% of Metropolis' common stock. In addition, four of Metropolis' directors are affiliated with Apollo Real Estate Investment Fund. For a detailed discussion of certain of Apollo Real Estate Investment Fund's and its affiliates' interests in the sale transaction, see "PROPOSAL 1 - THE SALE TRANSACTION; Interests of Certain Persons in the Sale Transaction." The principal executive offices of AP-1290 are located at Two Manhattanville Road, Purchase, New York, 10577, and the telephone number of AP-1290 at this location is (914) 698-8000. AP-1290 does not have any operational history and has not conducted any business other than in connection with the sale transaction.

Set forth below is an organizational chart showing the relationship between Metropolis and its affiliates and Purchaser and its affiliates, including the relationships between each group of affiliated companies:


Apollo Real Estate Advisors, L.P.
("AREA")                  General Partner

              Apollo Real Estate Investment Fund, L.P.

                                                   Metropolis Realty Trust, Inc.

                                          38%
                                          stockholder

                        100% sole member
                        (prior to AP
                        offering)

        Affiliates of AREA

99.8%
LP interest

        100%

                      AP-1290 Partners, LLC

AP-1290 GP MANAGER LLC                      77.21% LP    Jamestown 1290 Partners

0.2% GP interest        100% sole member

                                     22.79% LP

                                                                    JT1290 Corp.

AP-1290 Manager LP      AP Leasing, LLC

                                leasing fees    Jamestown 1290 L.P.
                                                    ("Purchaser")

                                  property management      99.99999% LP interest
                                         fee

                                                 Jamestown 1290
                                                Management, L.P.

                        portion of management fees

                                                      portion of management fees

Purchase Agreement


      On May 7, 2002, we entered into an amended and restated purchase agreement with Purchaser, whereby Purchaser agreed to purchase the 1290 property. See "PROPOSAL 1 - THE SALE TRANSACTION; Description of The Purchase Agreement; Assets to be Sold and Liabilities to be Assumed."


      The sale transaction constitutes a sale of substantially all of our assets. Following the sale transaction, we will liquidate and distribute all of our assets, including all of the net proceeds received in the sale transaction.

Purchase Price


      Purchaser has agreed to pay us $745.5 million to purchase our interest in the 1290 property.

      We expect to distribute to our stockholders (through your interest in Holdings) approximately $22.50 per share, which amount may be reduced by increased expenses related to the sale transaction and the merger.

      The 1290 property is our last and only significant asset and upon consummation of the sale transaction, you will no longer participate in future results of operations of the 1290 property and you will no longer receive any distributions from either Metropolis or Holdings, other than a distribution of the net sale proceeds by Holdings in the sale transaction by Holdings of any remaining reserve amounts described herein. See "PROPOSAL 1 - THE SALE TRANSACTION; Description of the Purchase Agreement; Purchase Price." Actual amounts distributed to you, however, may differ. See "Risk Factors."


Right to Demand an Appraisal of Your Shares

      Under Maryland law, you are not entitled to appraisal rights in connection with the approval of the sale transaction. Under Maryland law, however, you are entitled to appraisal rights in connection with the approval of the merger. See "PROPOSAL 1 - THE SALE TRANSACTION -- Dissenters' Appraisal Rights;" and "PROPOSAL 2 - THE MERGER; Dissenters' Appraisal Rights."

Fairness Opinion


      Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc. was retained by the special committee to deliver a fairness opinion in connection with the sale transaction. On May 7, 2002, Houlihan Lokey rendered an opinion to the special committee of our board of directors stating that the consideration to be received by us in connection with the sale transaction is fair from a financial point of view and the sale transaction is fair, from a financial point of view, to our stockholders who are not affiliated with Apollo Real Estate Investment Fund, our largest stockholder. A copy of this opinion is attached hereto as Annex A. See "PROPOSAL 1 - THE SALE TRANSACTION; Opinion of Houlihan Lokey."


Appointment of Special Committee


      Because several members of our board of directors are affiliated with Apollo Real Estate Investment Fund, which has interests in the sale transaction that are in addition to its interests as a stockholder, our board of directors formed a special committee of the board of directors comprised of non-Apollo Real Estate Investment Fund affiliated directors.


      The special committee was formed for the following purposes:

            o     to explore the proposed transaction with Purchaser;


            o if the special committee deemed it appropriate, to authorize and to recommend to the board of directors, subject to stockholder approval, that the board approve the sale transaction, which approval would be based upon, among other things, the special committee's consideration and evaluation of the terms and fairness of the sale transaction; and


            o to consider the terms and conditions of any alternatives to the sale transaction. See "PROPOSAL 1 - THE SALE TRANSACTION; Background of the Sale Transaction."


Recommendation of the Special Committee and Board of Directors

      The special committee and the board of directors have unanimously approved the sale transaction, and have determined that the sale transaction and the terms of the purchase agreement are fair to and in the best interests of Metropolis' stockholders and recommend that you vote for the sale transaction at the special meeting. See "Recommendation of the Special Committee; Reasons for the Proposed Sale Transaction."


Interests of Certain Persons in the Sale Transaction


      Apollo Real Estate Advisors, L.P. Several members of our management and board of directors are affiliated with Apollo Real Estate Advisors, L.P., and as a result have interests in the sale transaction that are in addition to their interests as stockholders of Metropolis. Apollo Real Estate Advisors is the general partner of Apollo Real Estate Investment Fund, which beneficially owns approximately 38% of the outstanding shares of Metropolis common stock. These additional interests of Apollo Real Estate Advisors and its affiliates in the sale transaction include:

      Officers and directors of Metropolis. William L. Mack, Lee S. Neibart, Bruce H. Spector and John R.S. Jacobsson are partners of Apollo Real Estate Advisors and officers of the general partner of Apollo Real Estate Advisors. These persons serve as directors of Metropolis and Mr. Mack serves as Chairman of the board of directors, Mr. Neibart serves as President of Metropolis, and Mr. Jacobsson serves as a Vice President and Secretary of Metropolis. None of these persons serve on the special committee that has approved the sale transaction.

            o Several of the members of our board of directors that are affiliated with Apollo Real Estate Investment Fund indirectly control AP-1290, an approximate 23% Limited Partner of Purchaser. Apollo Real Estate Investment Fund currently owns 100% of the limited liability company interests of AP-1290. Through AP-1290, Apollo Real Estate Investment Fund has agreed to invest up to approximately $79 million of the amount that it is entitled to receive as a stockholder of Metropolis from the distribution of the net proceeds of the sale transaction in consideration for a 22.79% limited partnership interest in the Purchaser. This interest will entitle AP-1290 to a subordinated preferred return on its invested capital and 43.75% of any remaining net cash flow from the operations of Purchaser. This preferred return is subordinated to the prior payment of a preferred return to Purchaser's other partners. In connection with any capital transaction by Purchaser, AP-1290 would be entitled to a subordinated return of its invested capital and 50% of any net proceeds from such capital transaction. The return of its invested capital is subordinated to the prior return of capital to Purchaser's other partners and the achievement of certain specified distribution thresholds. As a result of this investment, directors of Metropolis who are also partners of the general partner of Apollo Real Estate Advisors will benefit as indirect owners of AP-1290 because they will be entitled to share in the economic benefit of their investment while stockholders that elect not to participate in the AP-1290 offering will not be entitled to these benefits.

            o In addition, several of our directors will continue to have an interest in the 1290 property after the sale through interests in the Purchaser and interests in affiliates of Apollo Real Estate Advisors that will receive fees for managing, leasing and subsequently disposing of the 1290 property on behalf of
                  Purchaser:

                  o Manager of 1290 property. Purchaser appointed Jamestown 1290 Management L.P. as the manager of the 1290 property following the closing of the sale transaction. Jamestown 1290 Management is owned 99.9% by the Purchaser and 0.00001% by JT 1290 Corp. Jamestown 1290 Management has, in turn, appointed AP-1290 Manager, L.P., an affiliate of Apollo Real Estate Advisors, and Jamestown 1290 Management to manage the 1290 property. AP-1290 Manager and Jamestown 1290 Management have agreed to share equally a management fee of 1.75% of the effective gross rents received from the 1290 property in consideration for providing management services to the 1290 property. Jamestown 1290 Management, however, expects to subcontract some of its management duties to a third party property management firm and, as a result, the compensation that it is entitled to receive as manager of the 1290 property will be reduced by the amount that it pays to such property management firm. This subcontracted property management fee is currently expected to be approximately 1.0% of effective gross rents per year. The members of the board of directors that are affiliated with Apollo Real Estate Advisors will benefit as indirect owners of AP-1290 Manager because they will be entitled to share in the AP-1290 Manager's net income, if any, while our other stockholders will not be entitled to this benefit.

                  o Post-Closing Transaction Fee. If the 1290 property is sold by Purchaser, AP-1290 Manager will be entitled to a sales fee equal to 1.2% of the gross sale price. A subsequent sale of the 1290 property is not expected to occur prior to 2009. The purpose of this fee is to provide AP-1290 Manager additional compensation for its management services and to compensate it as a co-sponsor, with Jamestown, for finding a subsequent purchaser of the 1290 property. The members of the board of directors that are affiliated with Apollo Real Estate Advisors will benefit as indirect owners of AP-1290 Manager because they will be entitled to share in the AP-1290 Manager's net income, if any, while our other stockholders will not be entitled to this benefit.

                  o Leasing Agent of 1290 property. Purchaser has agreed to appoint AP Leasing to serve as the leasing agent for the 1290 property following the closing of the sale transaction. AP Leasing is an affiliate of Apollo Real Estate Advisors. In consideration for providing leasing services, AP Leasing will be entitled to receive a leasing commission if and when a lease relating to the 1290 property is entered into. Leasing commissions will be computed by multiplying the fixed rent for such lease by a scheduled percentage (ranging from 1% to 5%) relating to a specified period of time during the term of the lease. The members of the Metropolis board of directors that are affiliated with Apollo Real Estate Advisors will benefit as owners of AP Leasing because they will share in the AP Leasing's net income, if any, while their pro rata portion of the fees described above, and the stockholders will not be entitled to this benefit.


            o     Apollo Real Estate Investment Fund Note.


                  o We have agreed to accept a promissory note of Apollo Real Estate Investment Fund in the amount of approximately $79.725 million as a portion of the purchase price to be paid by Purchaser in the sale transaction. The promissory note is secured by the shares of Metropolis common stock owned by Apollo Real Estate Investment Fund.

                  o The promissory note may be delivered by Purchaser to Metropolis if AP-1290 fails to make its required capital contribution under the Purchaser limited partnership agreement. The principal amount of the promissory note will be paid by Apollo Real Estate Investment Fund on the date we make distributions to Apollo Real Estate Investment Fund from the net proceeds of the sale transaction. Overdue principal bears interest for each day from the due date thereof until paid in full at a rate per annum equal to 7%. The amount of the net proceeds from the sale transaction to be distributed to Apollo Real Estate Investment Fund as our stockholder is expected to exceed the principal amount of the promissory note. A copy of the Apollo Real Estate Investment Fund promissory note is attached hereto as Annex I and included as an exhibit to the registration statement.


            o Voting Agreement. Apollo Real Estate Investment Fund has executed a voting agreement with Purchaser pursuant to which it has agreed to vote in favor of the sale transaction and the merger. See "PROPOSAL 1 - THE SALE TRANSACTION; Interests of Certain Persons In The Sale Transaction - Description of Voting Agreement"; and "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."


            o Compensation to Certain Metropolis Officers. On July 9, 2002, the Metropolis board of directors authorized the payment of $50,000 to each of Messrs. John Jacobsson, Vice President and Secretary of Metropolis; Andrew Cohen, Vice President of Metropolis; and Stuart Koenig, Treasurer of Metropolis, upon the consummation of the sale transaction. This payment was authorized in recognition of the contribution made by each of these officers to the negotiation, structuring and consummation of the sale transaction. These officers are also officers of Apollo Real Estate Advisors.

            o Purchaser will provide a pre-closing loan to Holdings following the merger and prior to the closing of the sale transaction. Immediately following the merger and prior to the closing of the sale transaction, Holdings will borrow approximately $150 million from Purchaser or a designee of Purchaser. The amount borrowed will be repaid in full at the closing of the sale transaction and will bear interest at the rate of ____ percent (__%) per annum for so long as the pre-closing loan is outstanding. Immediately upon receipt of the proceeds of the loan, Holdings will contribute such proceeds to Metropolis as capital. Metropolis will use this capital contribution to repay a portion of its existing indebtedness prior to the consummation of the sale transaction. The loan will be secured by a pledge of Holdings' 99.9% equity interest in Metropolis. See "PROPOSAL 2 - THE MERGER; Pre-Closing Loan, Payment of Purchase Price and Other Related Transactions."

      Capital Trust. Two members of our management and board of directors are affiliated with Capital Trust, Inc., and as a result may have interests in the sale transaction that are in addition to their interests as Metropolis stockholders. Capital Trust owns 0.2% of the outstanding shares of Metropolis common stock, is the asset manager of the 1290 property, and its Chief Executive Officer, John R. Klopp serves on our board of directors. In addition, Mr. Klopp serves as a Vice President of Metropolis and Jeremy FitzGerald, a Managing Director of Capital Trust, serves as a Vice President and Assistant Secretary of Metropolis. Mr. Klopp is also a stockholder of Metropolis. In addition, Craig M. Hatkoff, a Director of Capital Trust, is also a stockholder of Metropolis. Capital Trust is not affiliated with Purchaser, Apollo Real Estate Investment Fund or any of their affiliated entities. Mr. Klopp initially served on the special committee that approved the sale transaction and the merger, but later resigned as a member when the special committee received and considered an alternative bid from an entity that may have been considered to be an affiliate of Capital Trust. See "PROPOSAL 1 - THE SALE TRANSACTION; Background to the Sale Transaction." Upon the closing of the sale transaction, Capital Trust will be paid a fee in the amount of $2 million in consideration for the termination of the asset management agreement and for services rendered to Metropolis in connection with the sale transaction. "PROPOSAL 1 - THE SALE TRANSACTION; Interests of Certain Persons in the Sale Transaction." As a result of receiving this fee, Capital Trust will receive a benefit in the sale transaction that the other stockholders of Metropolis will not be entitled to receive. In addition, on July 9, 2002, the Metropolis board of directors resolved to award $50,000 to Ms. FitzGerald upon the consummation of the sale transaction for services rendered by her in her capacity as an officer of Metropolis in connection with the sale transaction.

      Tishman Speyer. Tishman Speyer Properties, L.P. currently serves as property manager/leasing agent of the 1290 property whereby it manages the day-to-day operations of the 1290 property. NYPROP, L.L.C., an affiliate of Tishman Speyer, owns 545,707 shares of Metropolis common stock (or approximately 4.2% of the outstanding shares). Upon the consummation of the sale transaction, the leasing agreement with Tishman Speyer will be terminated and Tishman Speyer will be entitled to receive, on an accelerated basis, approximately $800,000 of leasing commissions due to Tishman Speyer under its leasing agreement. This amount relates to leasing commissions due to Tishman Speyer with respect to five tenants. Such leasing commissions were originally scheduled to be paid no sooner than December 2002 and as late as April 2004. The payment of this amount is an obligation of Purchaser under the purchase agreement. As a result of receiving this fee on an accelerated basis, Tishman Speyer will receive a benefit in the sale transaction that the other stockholders of Metropolis will not be entitled to receive.


Private Placement by AP-1290


      AP-1290 has notified us that it intends to offer to all of our stockholders that are "accredited investors" (as such term is defined under the rules promulgated under the Securities Act of 1933, as amended) and who own more than twenty or more shares of Metropolis common stock, the right to purchase membership interests in AP-1290 at a price and on the terms set forth in a private placement memorandum that is expected to be delivered to such investors contemporaneously with the delivery of this information statement--prospectus. AP-1290 owns a 22.79% limited partnership interest in Purchaser, which following the closing of the sale transaction, will own the 1290 property. AP-1290 intends to close its private placement offering simultaneously with the closing of the sale transaction. The terms and conditions of AP-1290's offering are subject to the AP-1290 private placement memorandum. The consummation of this offering is not a condition to the sale transaction or the merger. This information statement -- prospectus is not an offering or solicitation of the securities to be offered in the AP-1290 offering. See "PROPOSAL 1 - THE SALE TRANSACTION; PRIVATE PLACEMENT BY AP-1290."

Our Principal Reasons for the Sale Transaction

      In reaching its decision to approve the sale transaction, the special committee and the board of directors of Metropolis considered a variety of reasons for consummating the sale transaction, including the following:

      o The current economic and real estate market conditions relating to the 1290 property;

      o     The financial attributes of the 1290 property;

      o The proposed terms and structure of the sale transaction, including the terms of the purchase agreement;

      o The special committee's consideration of alternatives to the proposed sale transaction, including that, given the size of the 1290 property, the universe of qualified buyers was limited;

      o The opinion of Houlihan Lokey that the consideration to be received by Metropolis in connection with the sale transaction is fair from a financial point of view; and the sale transaction is fair, from a financial point of view, to Metropolis' stockholders who are not affiliated with Apollo Real Estate Investment Fund;

      o Both Equity Office Properties Trust and Purchaser had an opportunity to submit several bids to the special committee and Purchaser's final offer was the product of an active bidding procedure between two qualified purchasers;

      o     Purchaser had made an earnest money deposit of $25 million; and

      o Purchaser had delivered to us a debt commitment letter and evidence of its bridge financing, and that the terms of such debt commitment letter and bridge financing were satisfactory to the special committee. See "PROPOSAL 1 - THE SALE TRANSACTION - Recommendation of the Special Committee, Reasons for the Proposed Sale Transaction."

Purchaser's Principal Reasons for the Sale Transaction

o Purchaser is engaging in the sale transaction primarily as a means of expanding Jamestown's operations of investing in "Class A" commercial office buildings located in central business districts. The acquisition of the 1290 property geographically complements Jamestown's existing operations.

Principal Risks Relating to the Sale Transaction

There are certain risks associated with the sale transaction. These include:

      If our estimated adjustments to the sale transaction proceeds are inaccurate, there may be less than $292.5 million or $22.50 per LLC unit to distribute to stockholders.

      As a result of the sale transaction and merger, you will no longer participate in the future results of the 1290 property.

      As a result of the sale transaction, you will no longer receive any dividends from Metropolis (other than a distribution of the net sale proceeds from Holdings and any distribution of any remaining reserve amounts). Pursuant to the terms of the purchase agreement, Holdings is required to retain $10 million in order to satisfy any indemnification claims made by Purchaser prior to December 31, 2002 under the purchase agreement. In addition, management has determined to establish a $2 million reserve to cover expenses associated with the sale transaction and liquidation. There is no assurance that any amounts will be available at the end of the indemnification period for distribution to you.

      Some of our directors and officers may have interests and arrangements that could have affected their decision to support the sale transaction.

      Management did not obtain any third-party appraisal or valuation of the 1290 property nor did management estimate or obtain a third-party estimate of the liquidation value of the 1290 property.

      Depending on the amount of cash received and your tax basis in our common stock (and Holdings' LLC units), you may recognize a taxable gain upon receipt of cash proceeds from our liquidation. See "Risk Factors."

Closing of the Sale Transaction and Distribution of Sale Proceeds

      We expect the sale transaction to close on or about [September __, 2002]. We expect to distribute the net sale proceeds to Holdings and for Holdings to distribute your pro rata share of such proceeds to you at the time of closing or as soon as practicable thereafter, but in no event later than thirty days following the closing.

      Holdings intends to distribute your pro rata share of the $10 million indemnification reserve and $2 million expense reserve (plus interest) held by Holdings on or prior to January 31, 2003, less any amounts that may have been paid or set aside to satisfy indemnification claims made by Purchaser by December 31, 2002. Upon the settlement or satisfaction of such claim, Holdings will distribute the remaining amount, if any, within thirty days following such satisfaction and/or settlement.

Voting Agreements

      Seven of our largest stockholders, representing approximately 10.3 million shares of our common stock (approximately 79% of the outstanding shares of our common stock), have entered into separate agreements with Purchaser to vote their shares in favor of the sale transaction and the merger. These stockholders have also agreed to vote against any matter that could reasonably be expected to prevent or delay the consummation of the sale transaction. A form of these voting agreements is attached hereto as Annex C to this information statement--prospectus. Accordingly, approval of the sale transaction and the merger are assured without the vote of any other stockholder.

      The voting agreements are terminable upon the earlier of the closing of the sale transaction and the date that the purchase agreement is terminated in accordance with its terms. The voting agreements may also be terminated by a stockholder if changes are made to the purchase agreement that would have a material adverse effect on the economic benefits to be realized by such stockholder pursuant to the purchase agreement. See "DESCRIPTION OF THE VOTING AGREEMENTS."

      Limited Partnership Agreement of Purchaser

      Purchaser's governing documents consist of a certificate of limited partnership filed with the Secretary of State of the State of Delaware on April 12, 2002, and its agreement of limited partnership between JT 1290
Corp., Jamestown 1290 Partners and AP-1290. This agreement provides that Purchaser's general partner is JT 1290 Corp., an affiliate of Jamestown, and the limited partners are AP-1290 and Jamestown 1290 Partners. Purchaser was formed to acquire the 1290 property in the sale transaction. Jamestown 1290 Partners owns a 77.21% limited partnership interest in Purchaser, and JT 1290 Corp. owns a .00001% general partnership interest in Purchaser. AP-1290 owns a 22.79% limited partnership interest in Purchaser.

      The limited partnership agreement also provides that the business, affairs and assets of Purchaser will be managed, arranged and caused to be coordinated by the general partner, who will have, except with respect to specified major matters, full, exclusive and complete discretion with respect thereto. Except for specified major matters and specified actions, none of the partners other than the general partner has any right or will have any right to approve, vote on or otherwise consent to any matter relating to the business, affairs or assets of Purchaser. For a description of the specified actions and major matters, as well as the distributions of net cash flow and proceeds from capital transactions and liquidation events, and other material terms of this agreement, see "DESCRIPTION OF THE AGREEMENT OF LIMITED PARTNERSHIP OF PURCHASER." A copy of this agreement is attached hereto as Annex J to this information statement--prospectus.

Material Income Tax Consequences of the Sale Transaction and Liquidation of Metropolis

      We will recognize a gain for federal income tax purposes generally equal to the amount received for the 1290 property over our adjusted tax basis in the 1290 property, less any selling expenses. As a real estate investment trust, we are allowed a "dividends paid deduction" for the amount we distribute in liquidation. As a result of the merger and related capital restructuring transactions that generally are not taxable to stockholders, we should have funds following the sale transaction at least equal to the amount of gain recognized by us in the sale transaction. As a result, we should receive a "dividends paid deduction" sufficient to offset any gain recognized in the sale transaction when we distribute the net proceeds of the sale transaction to Holdings upon our liquidation.

o Upon the receipt of net cash proceeds from our liquidation, Holdings will report a gain equal to the excess of the cash received over its adjusted tax basis in our common stock. As a partnership for federal income tax purposes, Holdings will have no federal income tax liability with respect to such gain. Instead, each member of Holdings (each formerly our stockholder) will recognize its distributive share of such gain, allocated based on its percentage interest in Holdings to the extent consistent with the principles of section 704(c) of the Internal Revenue Code.

      Upon receipt of cash distributions from Holdings, each member of Holdings should recognize gain or loss equal to the excess of the cash received over its adjusted basis in the Holdings LLC units (which includes such member's former adjusted tax basis in our common stock prior to the merger and its distributive share of Holdings' gain from the sale transaction). In general, such gain or loss will be capital in nature and will be long-term if the member's holding period (which includes the holding period in our common stock surrendered in the merger) is more than one year at the time of the liquidating distribution by Holdings.

      Depending on the amount of cash received and your tax basis in our common stock (and Holdings' LLC units), you may recognize a taxable gain upon receipt of cash proceeds from our liquidation. See "PROPOSAL 1 - THE SALE TRANSACTION; Material U.S. Income Tax Consequences of the Sale Transaction and Liquidation of Metropolis" and "PROPOSAL 2 - THE MERGER; Material U.S. Federal Income Tax Consequences."


Termination of Registration under the Securities Act of 1934


      Following the closing of the sale transaction and the merger, we will terminate our registration under the Exchange Act. As a result, we will no longer be under any obligation to deliver to you annual or quarterly reports. The issuance of the LLC units you receive from Holdings in the merger, however, will be registered under the Securities Act, and Holdings will be required to comply with the reporting obligations under the Exchange Act. See "PROPOSAL 1 - THE SALE TRANSACTION; Termination of Registration" and "PROPOSAL 2 - THE MERGER; Parties to Merger; Holdings."

                             Proposal 2 - The Merger


Parties to the Merger


      Metropolis. We are a party to the merger. For information about us, see "PROPOSAL 1 - DESCRIPTION OF THE PROPOSED SALE TRANSACTION; Parties to the Sale Transaction; Metropolis."

      Metropolis Realty Lower Tier LLC. Lower Tier is a newly-formed Delaware limited liability company and wholly-owned subsidiary of Holdings without any operational history. It has not conducted any business other than in connection with the merger. Upon the effective time of the merger, we will merge with Metropolis Lower Tier and Metropolis Lower Tier will cease to exist. Metropolis Lower Tier's principal executive offices are located at c/o Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022, and its telephone number at this location is (212) 655-0220. See "PROPOSAL 2--THE MERGER; Parties to the Merger; Lower Tier."

      Holdings. Holdings is a newly-formed Delaware limited liability company which is a wholly-owned subsidiary of Metropolis without any operational history. It has not conducted any business other than in connection with the merger, the pre-closing loan and the other matters described under the section "PROPOSAL 1 - SALE TRANSACTION; Material U.S. Federal Income Tax Consequences of the Sale Transaction and Liquidation of Metropolis." Holdings' principal executive offices are located at c/o Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022, and the telephone number of Holdings at this location is (212) 655-0220. See "PROPOSAL 2--THE MERGER; Parties to the Merger; Holdings."

            o Governance of Holdings. Holdings will be managed by a board of managers, which will be comprised of our entire existing eight member board of directors. In addition, Holdings' initial officers will be our existing officers.


            o Voting. From and after the merger, holders of Holdings' LLC units will have voting rights equal to one vote per unit and will be entitled to vote on all matters in respect of which members of a limited liability company would be entitled to vote under Delaware law. Action by the members of Holdings will generally require the affirmative vote of holders of a majority of the outstanding LLC units.

            o Assignability and Transferability of Holdings' LLC Units. Subject to compliance with federal and state securities law restrictions on transfer, there will be no restriction on the assignability or transferability of the LLC units, other than restrictions in Holdings' operating agreement to ensure that Holdings is not treated as a publicly traded partnership for federal income tax purposes. Until such time as we are liquidated, the holders of Holdings' LLC units will continue to be subject to certain restrictions on the number of LLC units which may be owned by a holder, which restrictions will mirror the transfer restrictions included in our charter.

            o No Public Market for the Holdings LLC Units. The LLC units will not be traded on any established trading market and no market of this type is expected to develop. Thus, there will be limited liquidity and information available regarding the prevailing market prices for the LLC units.

            o Registered with the Commission. The issuance of the LLC units are being registered under this information statement-prospectus with the Commission under the Securities Act. As a result, Holdings will be required under the federal securities laws to file quarterly and annual reports with the Commission and otherwise comply with the reporting obligations under the Exchange Act.


            o     Assumption of Indemnification Obligations to Purchaser.


                  o We have agreed to indemnify Purchaser for the breach of our representations and warranties in the purchase agreement up to a maximum amount of $10 million, less any amounts paid or payable by us in connection with post-closing adjustments related to the sale transaction. The deadline for Purchaser asserting indemnification obligations is December 30, 2002.

                  o Since we are disposing of our final asset in the sale transaction, we will not have any operating income from which to settle and/or satisfy any indemnification claims. Accordingly, in order to ensure that there will be sufficient funds to satisfy or settle any indemnification claims made during the indemnification period, Holdings, as our successor entity, will retain $10 million of the net proceeds from the sale transaction, less any amounts paid or payable by us in connection with post-closing adjustments related to the sale transaction. In addition, Holdings will also retain a cash reserve amount equal to $2 million in order to pay any professional expenses or other costs that may arise. Any remaining portion of the $12 million reserves, including any interest earned thereon, after the final settlement of any indemnification claims that may have arisen during the indemnification period and payment of all expenses and costs, will be distributed pro rata to the holders of Holdings LLC units as soon as practicable following expiration of the indemnification period and the settlement of all such claims. See "PROPOSAL 2 - THE

                        MERGER; Parties to the Merger; Holdings; Assumption of Indemnification Obligations to Purchaser."

            o Assets of Holdings following the merger and sale transaction. Holdings' assets following the merger and sale transaction will consist of the $10 million of cash reserved to satisfy Purchaser indemnification claims, plus a cash reserve of $2 million in order to pay any professional expenses or other costs that may arise. Other than these reserve amounts, Holdings will not own any other assets.

            o Operations of Holdings following the merger and sale transaction. Following the merger and sale transaction, Holdings will not conduct any operations other than to settle and/or satisfy indemnification claims in accordance with the terms of the purchase agreement.

            o Dividend Rights. Other than the distribution of the net sale proceeds to the holders of Holdings LLC units upon the closing of the sale transaction (less the $10 million indemnification reserve and the $2 million expense reserve), Holdings does not intend to distribute any of its assets until the expiration of its indemnification obligations and the settlement of all such claims at which time it intends to distribute the remaining portion of the $10 million indemnification reserve, plus interest, if any.


The Merger and Related Transactions


      Holdings is our wholly-owned subsidiary. Holdings has, in turn, formed Metropolis Lower Tier, a Delaware limited liability company, a wholly-owned subsidiary of Holdings and our indirect wholly-owned subsidiary.

      Prior to the consummation of the sale transaction, we will merge with Metropolis Lower Tier and we will be the surviving entity of the merger. Following the merger, Holdings will own 13,004,946 shares of Metropolis common stock (or approximately 99.9% of its outstanding shares); the remaining 1,100 shares of common stock (or approximately 0.1% of all outstanding shares) will be given to 110 persons comprised of affiliates of existing stockholders and their professionals (i.e., accountants and legal counsel). See "PROPOSAL 2 - THE MERGER; Introduction."

      A copy of the merger agreement between us, Holdings and Lower Tier is attached hereto as Annex G. You are urged to read the merger agreement carefully and in its entirety.

      Immediately following the merger and prior to the closing of the sale transaction, Holdings will borrow approximately $150 million from Purchaser or a designee of Purchaser. Immediately thereafter, Holdings will contribute the proceeds of that pre-closing loan to our capital. We intend to use this capital contribution to repay a portion of our existing indebtedness before the consummation of the sale transaction.

      The pre-closing loan will be secured by the 13,004946 shares of Metropolis common stock owned by Holdings following the merger and is expected to be repaid upon the closing of the sale transaction at which time we will liquidate and the net proceeds of the sale transaction will be distributed to Holdings. Following the payment of our remaining existing indebtedness, the costs associated with the termination of our swap agreement, prorations, transfer taxes, cash reserves, and other costs, fees and expenses described in the section "PRO FORMA SOURCES AND USES OF PROCEEDS", Holdings will distribute the net proceeds of the purchase price to its holders of LLC units in proportion to their respective ownership interests in Holdings. The contribution of the pre-closing loan proceeds to our capital should permit us to minimize any federal income tax liabilities associated with the sale transaction and liquidation. See "PROPOSAL 2 - THE MERGER; Reasons for the Merger" and "PROPOSAL 2 - THE MERGER; Pre-Closing Loan, Payment of Purchase Price and Other Related Transactions."


Reasons for the Merger and Related Transactions


      The merger is being consummated as part of a restructuring of our capital stock which includes the formation of Holdings, the merger, and the pre-closing loan. The merger, together with the formation of Holdings and the pre-closing loan will enable us to facilitate the consummation of the sale transaction, our subsequent cash liquidation and to allow us to claim the amount of "dividends paid deduction" which will permit us to eliminate our U.S. federal income tax with respect to the gain on the sale of the 1290 property.


Merger Consideration


      In the merger, each of our stockholders will receive a certificate representing a number of LLC units in Holdings equal to the number of shares of common stock held by such stockholder immediately prior to the merger. See "PROPOSAL 2 - MERGER; The Merger Consideration."


Ownership of Holdings Following the Merger


      Immediately following the merger, each of our stockholders will own the same number of LLC units in Holdings as shares of common stock they own in us, and accordingly will own the same percentage interest in Holdings as they held in us immediately prior to the merger, subject to adjustment as a result of any exercise by stockholders of appraisal rights. See "PROPOSAL 2 - MERGER; Ownership Following the Merger;" and "PROPOSAL 2 - THE MERGER; Appraisal Rights."


Risks of the Merger


There are risks associated with our merger with Metropolis Lower Tier. These risks include:

      That Holdings may be required to settle or satisfy indemnification claims made by Purchaser following the closing of the sale transaction and to pay post-closing costs associated with the sale transaction, and as a result, holders of LLC units may not receive the full $10 million indemnification reserve and the $2 million expense reserve. See "PROPOSAL 2 - THE MERGER; Parties to the Merger; Holdings; Assumption of Metropolis Indemnification Obligations to Purchaser."

      That there is a lack of a market for the LLC units to be issued by Holdings in the merger and the LLC units will not be traded on any established trading market, and we do not expect that an active trading market for the LLC units will develop or be sustained.

      That Holdings has a lack of operating history.

      That although Holdings expects to distribute approximately $292.5 million or $22.50 per LLC unit to its members, the termination of our swap agreement, the prorations and certain fees and expenses associated with the sale transaction may be higher than we estimated, and as a result, Holdings may have less than $292.5 million to distribute to its members.

      As a result of the merger, you will no longer receive any dividends from Metropolis (other than a distribution of the net sale proceeds from Holdings and any remaining portion of the indemnification reserve and expense reserve).

      You may continue to hold LLC units in Holdings after the time in which it ceases to be a reporting company under the Securities Exchange Act of 1934.

      That Holdings will have no assets other than the $10 million indemnification reserve and the $2 million expense reserve following distribution of the net sale transaction proceeds to its holders of LLC units. See "RISK FACTORS".


Special Committee and Board of Directors Approval

o The special committee and our board members who did not recuse themselves have unanimously approved and recommended the merger, and have determined that the merger is in the best interests of our stockholders. See "PROPOSAL 2 - THE MERGER; Introduction"

Material U.S. Federal Income Tax Consequences of the Merger


      For U.S. federal income tax purposes, Metropolis Lower Tier will be disregarded, and the merger will be treated as a contribution by our stockholders of their shares of common stock to Holdings in exchange for Holdings LLC units. After the merger, aside from shares of common stock that we will need to issue in order to comply with the 100 shareholder requirement for qualification as a real estate investment trust, all of the outstanding shares of common stock will be held by Holdings. Accordingly, we (as the surviving entity of the merger) will become an approximately 99.9% owned subsidiary of Holdings.

      No gain or loss will be recognized by stockholders upon receipt of Holdings' LLC units in exchange for their shares of common stock. Each of our stockholder's adjusted tax basis in its respective Holdings' LLC units received in the merger will be equal to its adjusted tax basis in the shares of common stock surrendered. The holding period for the LLC units received in the merger will include the holding period of the common stock surrendered in the merger.


      If a stockholder receives cash pursuant to an exercise of appraisal rights, such holder will be required to recognize gain or loss, measured by the difference between the amount of cash received and its adjusted tax basis in the common stock surrendered. This gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the common stock surrendered was held for more than one year at the effective time of the merger.


      Holdings will be considered a partnership and each stockholder receiving Holdings LLC units will be considered a partner of Holdings for federal income tax purposes. Each holder of LLC units will be deemed to be a member of Holdings and will receive an Internal Revenue Service Form K-1 annually from Holdings showing the amount of Holdings' income, gains, losses, deductions or credits allocable to each such member of Holdings. Because Holdings is not expected to conduct any operations after the sale transaction and our liquidation, but will remain in existence merely to administer the orderly distributions of the $10 million indemnification reserve and the $2 million expense reserve, it is not expected that members that are not otherwise required to file New York state and city income tax returns would be required to do so as a result of their ownership of membership interests in Holdings. See "PROPOSAL 2 - THE MERGER; Certain U.S. Federal Income Tax Consequences."

Material Differences in the Rights of Owning Stock and Limited Liability Company Interests

      The rights of our stockholders are governed by the Maryland General Corporation Law, our charter and by-laws. Following the merger, our stockholders will be members of Holdings and hold LLC units instead of common stock. The rights of members of Holdings will be governed by the Delaware Limited Liability Company Act and the operating agreement of Holdings. See "PROPOSAL 2 - THE MERGER; Material Differences in the Rights of Holders of Shares of Common Stock and LLC Units." A copy of the form of operating agreement of Holdings is attached hereto as Annex E.

Right to Demand an Appraisal of Your Shares of Common Stock

o Under Maryland law, you are entitled to appraisal rights in connection with the approval of the Merger. See "PROPOSAL 2 - THE MERGER; Appraisal Rights."


Exchange of Stock Certificates for Certificates representing LLC units

      We have appointed Continental Stock Transfer & Trust Company to act as exchange agent in the merger. See "PROPOSAL 2 - THE MERGER; Exchange of Certificates."

                       SELECTED METROPOLIS FINANCIAL DATA

      The following table sets forth our selected historical financial data, as of and for each of the five years in the period ended December 31, 2001 and the three months ended March 31, 2002 and March 31, 2001, and has been derived from our historical consolidated financial statements. Our selected financial data presented below should be read in conjunction with the consolidated financial statements and the notes thereto which are attached hereto as Annex F. This financial data includes information relating not only to the 1290 property, but also the 237 Park Avenue property that was owned by us during this period and sold in November 1999. Our annual financial statements have been audited by Deloitte & Touche LLP.

                                   Three Months
                                  Ended March 31,                          Years Ended December 31,
                                 2002         2001         2001         2000        1999(1)      1998(1)      1997(1)
                               ---------    ---------    ---------    ---------    ---------    ---------    ---------
                                                  (in thousands, except share amounts)
                                    (unaudited)
REVENUES
   Rental income ...........   $  20,749    $  21,182    $  91,030    $  90,073    $ 126,434    $ 134,754    $ 129,617
   Lease termination
     income ................       1,309          913           --           --       26,455           --           --
   Miscellaneous
     income ................       1,071          692        2,936        5,245        4,669        4,889        1,190
                               ---------    ---------    ---------    ---------    ---------    ---------    ---------
   Total revenues ..........      23,129       22,787       93,966       95,318      157,558      139,643      130,807
                               ---------    ---------    ---------    ---------    ---------    ---------    ---------

OPERATING EXPENSES
   Real estate taxes .......       4,495        4,363       17,821       18,266       27,414       27,733       26,813
   Operating and ...........       1,363        1,175        5,518        5,173        6,756        7,119        7,224
     maintenance
   Utilities ...............       1,611        2,384        9,450        8,186        6,991        6,674        6,870
   Payroll .................         925          848        3,480        3,091        4,323        4,430        4,332
   Management fees .........         481          470        1,820        1,770        2,198        2,298        2,121
   Professional fees .......         119          109          524          932        1,960        3,451        2,055
   General and
     administrative ........          38           55          328          430          980          562        1,032
   Bad debt expense ........          --           --        1,301           --          585           --          329
   Depreciation and
     amortization ..........       2,950        3,060       11,981       11,680       16,245       14,466       13,347
                               ---------    ---------    ---------    ---------    ---------    ---------    ---------
   Total operating .........      11,982                    52,223       49,528       67,452       66,733       64,123
                               ---------                 ---------    ---------    ---------    ---------    ---------
      expenses .............                   12,464
                                            ---------

OTHER ITEMS
   Interest income .........          90          326          973        2,917        3,759        3,293        3,676
   Interest expense ........     (10,046)     (10,054)     (41,400)     (41,464)     (33,582)     (35,800)     (36,233)
   Write-off of note
      receivable ...........                                    --           --       (1,088)          --           --


(continued)

                                 Three Months
                                Ended March 31,                                   Years Ended December 31,
                             2002            2001            2001            2000           1999(1)         1998(1)       1997(1)
                         ------------    ------------    ------------    ------------    ------------   ------------   ------------
                                    (unaudited)
Write-off of                       --              --              --              --          (2,307)            --             --
   deferred
   financing
   costs .............
Total other items ....         (9,956)         (9,728)        (40,427)        (38,547)        (33,218)       (32,507)       (32,557)
                         ------------    ------------    ------------    ------------    ------------   ------------   ------------


GAIN ON SALE
OF PROPERTY                        --              --              --              --          50,445             --             --
                         ------------    ------------    ------------    ------------    ------------   ------------   ------------

GAIN ON
REPURCHASE
OF MINORITY
INTEREST                           --          13,009          13,009              --              --             --             --
                         ------------    ------------    ------------    ------------    ------------   ------------   ------------

NET INCOME               $      1,191    $     13,604    $     14,325    $      7,243    $    107,333   $     40,403   $     34,127
                         ============    ============    ============    ============    ============   ============   ============

Net Income Per
   Common
   Share:

Net income ...........   $        .09    $       1.05    $       1.10    $        .56    $       8.27   $       3.12   $       2.63
                         ------------    ------------    ------------    ------------    ------------   ------------   ------------
Weighted average
   common shares
   outstanding .......     13,004,443      13,001,246      13,001,307      12,997,699      12,971,262     12,967,153     12,963,963
                         ------------    ------------    ------------    ------------    ------------   ------------   ------------

Net Income Per
   Common Share
   (assuming
   dilution):

Net income ...........   $        .09    $       1.05    $       1.10    $        .56    $       8.26   $       3.11   $       2.63
                         ------------    ------------    ------------    ------------    ------------   ------------   ------------
Weighted average
   common shares
   outstanding
   (assuming
   dilution) .........     13,007,443      13,004,246      13,004,307      13,000,699      12,998,646     12,993,666     12,988,963
                         ------------    ------------    ------------    ------------    ------------   ------------   ------------

Consolidated
   Balance Sheet
   Data:

Total assets as of
   year end ..........                                   $    460,346    $    477,076    $    475,276   $    767,771    $    757,932
                                                         ------------    ------------    ------------   ------------   ------------

Long-term debt as of
   year end ..........                                   $    425,000    $    425,000    $    425,000   $    410,625   $    418,125
                                                         ------------    ------------    ------------   ------------   ------------

Cash dividends
   declared per
   common share ......                                   $       1.00    $        .70    $      31.50   $       1.50   $       2.75
                                                         ------------    ------------    ------------   ------------   ------------

-----------------------
(1) On November 22, 1999, we sold the real property and office building located at 237 Park Avenue, New York, New York 10022. The selected financial data presented above for years ended December 31, 1997 and December 31, 1998 and for the period for January 1, 1999 through November 21, 1999 include the results of operations for 237 Park Avenue. The total revenues, total operating expenses and net income for 237 Park Avenue for the period for January 1, 1999 through November 21, 1999 were $69,968, $20,794 and $38,473, respectively.

                     PRO FORMA SOURCES AND USES OF PROCEEDS
                                 (in thousands)

      Set forth below is a description of the pro forma sources and uses of the proceeds in connection with the consummation of the sale transaction and merger.


Sources - Metropolis
--------------------

Purchase price                             $745,500
Holdings capital contribution               150,000
Cash on hand                                 23,750
                                           --------
Total Sources                              $919,250
                                           ========

Uses - Metropolis
-----------------

Existing indebtedness - principal          $425,000
Existing indebtedness - accrued interest      3,020
Swap agreement termination costs(a)          10,000
Indemnification reserve                      10,000
Transaction fees and expenses(b)              4,000
Transfer taxes(c)                            22,551
Cash reserves for Metropolis                  2,000
Distribution to Holdings(d)                 442,679
                                           --------
Total Uses                                 $919,250
                                           ========

Sources - Holdings
------------------

Distribution from Metropolis               $442,579
Pre-Closing Loan $150 million               150,000
                                           --------
Total Sources                              $592,579
                                           ========

Uses - Holdings
---------------

Capital contribution to Metropolis         $150,000
Repayment of Pre-Closing Loan               150,000
Distributions to Members (pro rata)         292,679
                                           --------
Total Uses                                 $592,679
                                           ========


--------------------------------------------
(a) Swap agreement breakage fee is a current estimate based on a breakage as of June 30, 2002.


(b) Transaction costs represent an estimate of certain fees and expenses to be paid in connection in the transaction, including, without limitation, attorneys' and accountants fees, as well as Commission filing fees, printing and other miscellaneous expenses. Also includes a $2 million fee payable to Capital Trust and $200,000, in the aggregate, representing amounts to be paid to certain officers of Metropolis upon the consummation of the sale transaction for services rendered in connection with the sale transaction.


(c)   Transfer taxes are 3.025% of the purchase price.


(d) Calculated as the difference between the Total Metropolis Sources ($919,250) and Total Metropolis Uses other than distribution to Holdings ($476,571).

                     Comparative Per Share Data (Unaudited)


      The following table presents historical and pro forma per share data for Metropolis and its subsidiaries and Holdings. The following tables should be read in conjunction with the historical consolidated financial statements of Metropolis and the unaudited pro forma financial data included under the caption "Pro Forma Balance Sheet of Holdings," all of which are included elsewhere in this information statement--prospectus or in the accompanying annual report on Form 10-K/A.



                                                                   As of         As of
                                                                 March 31,    December 31,
                                                                   2002           2001
                                                               ------------   ------------
Book Value Per Common Share/LLC Unit
Historical:
    Metropolis (1) .........................................     $0.82          $0.56
    Holdings(2) ............................................       n/a            n/a
Pro forma:
    Pro forma per share of common stock(3) .................       n/a            n/a
    Equivalent pro forma per share of Holdings LLC Units(4)      $0.92          $0.92

                                                               For the Three   For the Year
                                                               Months Ended   Ended December
                                                              March 31, 2002     31, 2001
                                                              --------------  --------------
Income from Continuing Operations Per Common
Share/LLC Unit:
Basic and Diluted Earnings per Share:
Historical:
    Metropolis .............................................     $0.09          $1.10
    Holdings(2) ............................................       n/a            n/a
Pro forma:
    Pro forma per share of common stock ....................       n/a            n/a
    Equivalent pro forma per share of
         Holdings LLC Units(5) .............................       n/a            n/a
Common stock/LLC Units:
    Common stock ...........................................     13,004,946     13,001,346
    LLC Units ..............................................              0              0
    Pro forma common stock .................................              0              0
    Pro forma LLC Units ....................................     13,004,946     13,001,346


------------------------------

(1) This historical book value per common share is computed by dividing total stockholders' equity by the number of shares of common stock outstanding at the end of the period. The pro forma book value per share is computed by dividing pro forma stockholders' equity related to common stock by the pro forma number of shares of common stock at the end of the period.


(2) Holdings is a newly-formed subsidiary of Metropolis without any historical operational history.


(3) Following the closing of the sale transaction and the merger, we will liquidate and as a result, we will not have any stockholders' equity.


(4) Holdings' pro forma book value is computed by dividing Holdings' members' equity ($12.0 million) by the number of LLC units outstanding immediately following the merger and sale transaction (13,004,946). The number of LLC units outstanding immediately following the merger will be the same number of shares of common stock outstanding immediately prior to the merger, subject to the exercise of appraisal rights. See "PRO FORMA BALANCE SHEET OF HOLDINGS."

(5) Following the merger and sale transaction, Holdings will not conduct any operations other than to settle and/or satisfy indemnification claims in accordance with the terms of the purchase agreement, and to pay costs and expenses related to the sale transaction. Although it is expected that Holdings will earn interest on the $10 million indemnification reserve and the $2 million expense reserve, it is uncertain how much, if any of the $10 million will be subject to indemnification claims during the indemnification period or post-closing costs, and how much of the reserve amount will be used to pay professional fees and other costs and expenses. Additionally, even if the entire $12 million were to remain as an asset of Holdings during the entire indemnification period, any interest earned on a per LLC unit basis would not be meaningful.

INDEPENDENT AUDITORS' REPORT

To the Members of
Metropolis Realty Holdings LLC

We have audited the accompanying balance sheet of Metropolis Realty Holdings LLC as of May 6, 2002. The balance sheet is the responsibility of the Holdings' management. Our responsibility is to express an opinion on the balance sheet based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation of the balance sheet. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of Holdings at May 6, 2002 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

May 23, 2002

                         METROPOLIS REALTY HOLDINGS LLC
                                  BALANCE SHEET
                                As of May 6, 2002


TOTAL ASSETS                             $  --

TOTAL LIABILITIES                        $  --

MEMBERS' CAPITAL
Member's Capital                           100
Receivable from Founding Member           (100)
                                         -----
Total Members' Capital                   $  --
                                         =====

TOTAL LIABILITIES AND MEMBERS' CAPITAL   $  --

Notes to Balance Sheet
MAY 6, 2002
--------------------------------------------------------------------------------

1.    Organization

Metropolis Realty Holdings LLC ("Holdings") was formed on May 6, 2002 pursuant to a limited liability company agreement. The balance sheet of Holdings was prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America, and reflects the financial position of Holdings at that date.

                         METROPOLIS REALTY HOLDINGS LLC
                             PRO FORMA BALANCE SHEET
                              AS OF MARCH 31, 2002


The following unaudited pro forma balance sheet for Holdings has been presented as if the merger and sale transaction were consummated as of March 31, 2002. The merger has been presented as a reverse acquisition for accounting purposes with Metropolis as the acquiror and Holdings as the acquiree. The historical financial statements are those of Metropolis. This balance sheet has assumed that the pre-closing loan will be in an amount equal to $150 million.

                                                               Pro Forma
                                                  Historical  Adjustments            Pro Forma
                                                  ----------  -----------            ---------
                                                                (in thousands)
Rental property                                    $ 356,142   $(356,142)    (B)    $      --
Cash and cash equivalents                             15,859     150,000     (A)       12,000
                                                                 299,845     (B)
                                                                (150,000)    (C)
                                                                (303,704)    (D)
Escrow deposits and restricted cash                   13,883     (13,883)    (B)           --
Prepaid real estate taxes                              4,493      (4,493)    (B)           --
Tenants' security deposits                               204        (204)    (B)           --
Due from tenants                                       1,239      (1,239)    (B)           --
Deferred financing costs                               3,018      (3,018)    (B)           --
Deferred leasing costs                                16,657     (16,657)    (B)           --
Deferred rent receivable                              50,084     (50,084)    (B)           --
Note receivable                                          271        (271)    (B)           --
Other assets                                             268        (268)    (B)           --
                                                   ---------   ---------            ---------
Total assets                                       $ 462,118   $(450,118)           $  12,000
                                                   =========   =========            =========

Liabilities and member's equity
Liabilities:
  Secured notes                                      425,000    (425,000)    (B)           --
                                                                 150,000     (A)
                                                                (150,000)    (C)
  Accounts payable and accrued expenses                7,843      (5,843)    (B)        2,000
  Unrealized loss on derivatives                      12,433     (12,433)    (B)
  Tenants security deposit, unearned revenue and       2,887      (2,887)    (B)           --
      credit due to tenants
  Dividends payable                                    3,251      (3,251)    (B)
                                                   ---------   ---------
  Total liabilities                                $ 451,414   $(449,414)           $   2,000
                                                   =========   =========            =========
Members' equity
20,000,000 authorized, 13,004,946 outstanding         10,704    (303,704)    (D)       10,000
                                                                 303,000     (B)
Total liabilities and members' equity              $ 462,118   $(450,118)           $  12,000
                                                   =========   =========            =========

(A) To record receipt of cash in exchange for the $150 million pre-closing loan.


(B)   To record the sale transaction.

(C)   To record repayment of pre-closing loan.

(D)   To record distribution to stockholders.

                         METROPOLIS REALTY HOLDINGS LLC
                           PRO FORMA INCOME STATEMENT
                   FOR THE THREE MONTHS ENDING JANUARY 1, 2001

The following unaudited pro forma income statement has been presented as if the merger and sale transaction were consummated as of January 1, 2001. The merger has been presented as a reverse acquisition for accounting purposes with Metropolis as the acquiror and Holdings as the acquiree. The historical financial statements are those of Metropolis.

                                            Pro Forma
                               Historical  Adjustments           Pro Forma
                               ----------  -----------           ---------
                                               (in thousands)
                                                 (unaudited)
REVENUES
                                            $(20,749)     (E)            --
Rental Income                   $ 20,749      (1,309)     (E)            --
Lease termination income           1,309      (1,071)     (E)            --
                                            --------               --------
Miscellaneous income               1,071     (23,129)                    --
                                --------    ========               ========
   Total Revenues                 23,129
                                ========

OPERATING EXPENSES
                                              (4,495)     (E)            --
Real estate taxes                  4,495      (1,363)     (E)            --
Operating and maintenance          1,363      (1,611)     (E)            --
Utilities                          1,611        (925)     (E)            --
Payroll                              925        (481)     (E)            --
Management fees                      481        (119)     (E)            --
Professional fees                    119         (38)     (E)            --
G&A                                   38      (2,950)     (E)            --
                                            --------               --------
Depreciation and Amortization      2,950     (11,982)                    --
                                --------
Total operating expenses          11,982

OTHER ITEMS                                      (51)    (E)(F)          39
Interest income                       90      10,046      (E)            --
                                            --------               --------
Interest expense                 (10,046)      9,995                     39
                                --------
Total other items                 (9,956)
                                              (1,152)                    39
NET INCOME                         1,191
                                              (5,463)     (E)            --
OTHER COMPREHENSIVE INCOME         5,463
                                            --------               --------
                                            $ (6,615)              $     39
                                --------    ========               ========
COMPREHENSIVE INCOME            $ (6,654)
                                ========

(E)   To record removal of operations of the 1290 property.

(F) To record interest income on cash held for the quarter based on a 1.5% average interest rate during the quarter.

                         METROPOLIS REALTY HOLDINGS LLC
                           PRO FORMA INCOME STATEMENT
                                 JANUARY 1, 2001

The following unaudited pro forma income statement has been presented as if the merger and sale transaction were consummated as of December 31, 2001. The merger has been presented as a reverse acquisition for accounting purposes. The historical financial statements are those of Metropolis.

                                            Pro Forma
                               Historical  Adjustments           Pro Forma
                               ----------  -----------           ---------
                                             (in thousands)
REVENUES

Rental Income                   $ 86,165     (86,165)   (E)            --
Operating escalation income        4,865      (4,865)   (E)            --
Miscellaneous income               2,936      (2,936)   (E)            --
                                --------    --------             --------
   Total Revenues                 93,966     (93,966)                  --
                                ========    ========             ========

OPERATING EXPENSES

Real Estate Taxes                 17,821     (17,821)   (E)            --
Operating and maintenance          5,518      (5,518)   (E)            --
Utilities                          9,450      (9,450)   (E)            --
Payroll                            3,480      (3,480)   (E)            --
Management fees                    1,820      (1,820)   (E)            --
Professional Fees                    524        (524)   (E)            --
G&A                                  328        (328)   (E)            --
Bad debt expense                   1,301      (1,301)   (E)            --
Depreciation and Amortization     11,981     (11,981)   (E)            --
                                            --------             --------
Total Operating Expenses          52,223     (52,223)                  --

OTHER ITEMS
Interest Income                      973        (723)   (E)(F)        250
Interest Expense                 (41,400)     41,400    (E)            --
                                --------    --------             --------
Total Other Items                (40,427)     40,677                  250

GAIN ON REPURCHASE OF             13,009     (13,009)   (E)            --
                                --------    --------             --------
   MINORITY INTEREST

NET INCOME                        14,325     (14,075)                 250

OTHER COMPREHENSIVE LOSS         (17,897)     17,897    (E)            --
                                --------    --------             --------

COMPREHENSIVE LOSS                (3,572)      3,822                  250
                                ========    ========             ========

(E)   To record removal of operations of 1290 property.

(F) To record interest income on cash held for the year based on a 2.5% average interest rate.

                                  RISK FACTORS


In addition to other information in this information statement--prospectus, the following risks should be considered by you in deciding whether to vote for the approval and adoption of the sale transaction and merger.

If Holdings settles or satisfies any indemnification claims made by Purchaser, pays post-closing costs associated with the sale transaction, or pays professional fees and other expenses, there may be less than $12 million to distribute to the holders of LLC units after the end of the indemnification period.


      Under the terms of our purchase agreement with Purchaser, we have agreed to indemnify Purchaser for the breach of certain of our representations and warranties that are contained in the purchase agreement up to a maximum amount of $10 million, less any post-closing costs that we may be required to pay under the purchase agreement as a result of the sale transaction. The date upon which these indemnification obligations must be asserted is December 30, 2002. Since we are liquidating following the sale transaction, we will not have any operating income from which to settle and/or satisfy any such indemnification claims.


      Accordingly, in order to ensure that there will be sufficient funds to satisfy or settle any indemnification claims made during the indemnification period, Holdings, as our successor, will retain $10 million of the net sale proceeds that is distributed to it by us on the closing date of the sale transaction. Other than its ownership of approximately 99.9% of the shares of common stock in Metropolis, this $10 million indemnification reserve, the $2 million expense reserve described below, plus the interest earned thereon, will be Holdings' sole asset following the closing of the sale transaction.

      This $10 million indemnification reserve will be used to settle and/or satisfy any indemnification claims asserted by Purchaser on or prior to December 30, 2002, and to pay any post-closing costs under the purchase agreement that we may be required to pay as a result of the sale transaction. The amount, if any, of these post-closing costs is uncertain, but generally relates to allocations of rent and other apportionments described under the section "PROPOSAL 1 - THE SALE TRANSACTION; Description of the Purchase Agreement; Apportionments." We will not know the amount of these costs, if any, until following the closing of the sale transaction. We have also determined to have Holdings retain a $2 million cash reserve in order to satisfy any additional costs and expenses that may arise that are unrelated to the sale transaction, such as professional fees, including legal and accounting fees.

      Following the expiration of the indemnification period, Holdings will distribute the remaining portion of the $10 million indemnification reserve and the $2 million expense reserve amount pro rata to the holders of Holdings LLC units. Because we do not know if Purchaser will make any valid indemnification claims, and if such claims are made, what the magnitude of these claims will be, there can be no assurance that the $10 million indemnification reserve, or any portion thereof, will be remaining after the satisfaction or settlement of any claims to distribute to the members of holders of Holdings LLC units. Additionally, we do know that Holdings will incur some fees and expenses, but we are uncertain as to the amount of fees and expenses that Holdings will incur during the indemnification period. Accordingly, there can be no assurance that that $2 million expense reserve, or any portion thereof, will be remaining at the end of the indemnification period.

There will not be a market for the LLC units to be issued by Holdings in the merger.

      The LLC units that you will receive in the merger will not be traded on any established trading market or national exchange and no market of this type is expected to develop. As a result, there will be limited information available regarding the prevailing market prices and limited liquidity for the LLC units. See "PROPOSAL 2 - THE MERGER; Parties to the Merger; Holdings."

Holdings has a lack of operating history and, following the merger and sale transaction, will not conduct any operations. Holdings will have no assets other than the $10 million indemnification reserve and $2 million expense reserve following distribution of the net sale proceeds to holders of LLC units.

      Holdings is a newly formed company without any operating history. The LLC units are being issued to enable us to facilitate the consummation of the sale transaction, our subsequent cash liquidation and to allow us to claim the amount of "dividends paid deduction" which will permit us to eliminate our U.S. federal income tax with respect to the gain on the sale of the 1290 property. Following the closing of the merger and sale transaction, Holdings will not generate any income other than interest earned on the $10 million indemnification reserve and $2 million expense reserve, and will not conduct and does not intend to conduct any operations, other than to settle and/or satisfy indemnification claims in accordance with the terms of the purchase agreement, to pay any post-closing costs that we may be required to pay under the purchase agreement, and our compliance with federal and state securities laws.





If our estimated adjustments to the sale transaction proceeds are inaccurate, there may be less than $292.5 million or $22.50 per LLC unit to distribute.

      Based on our good faith estimates, we believe that approximately $292.5 million or $22.50 per LLC unit will be distributed by Holdings to its members following the closing of the sale transaction. However, our estimates may be inaccurate, particularly with respect to our swap agreement termination costs, which are difficult to estimate because any amount that we will have to pay is tied to the specific date the swap agreement is terminated and the interest rate on the date of its termination.

      Since we will only terminate the swap agreement several days in advance of the closing of the sale transaction, it is possible that the closing date will be delayed for unforseen reasons or that interest rates may be different on the termination date of the swap agreement. In addition, the "Cash on Hand" amount that we have estimated as set forth in the section "PRO FORMA SOURCES AND USES OF PROCEEDS", may also be inaccurate because such amount is dependent upon the timing of the closing of the sale transaction. If the closing date is delayed for unforseen reasons, then this amount may increase because the amount of undistributed earnings are expected to increase over time. For every $3.2 million that swap termination costs are increased, you will receive approximately $0.25 less than our estimated $22.50 per share amount. For every $3.2 million that the "Cash on Hand" amount is increased, you will receive approximately $0.25 more than our estimated $22.50 per share amount. Accordingly, because of these uncertainties, there is no assurance that you will receive exactly $22.50 for each LLC unit that you receive in the merger, and you may receive more or less than that amount.

You may continue to hold LLC units in Holdings after the time in which it ceases to be a reporting company under the Exchange Act.

      Although Holdings will initially be a reporting company under the Exchange Act, beginning in _______, 2003, Holdings may no longer be required to comply with such reporting requirements if it does not meet the asset and stockholder requirements of the Exchange Act. Although the indemnification period expires on December 30, 2002, Holdings will retain cash after such date in an amount sufficient to satisfy outstanding indemnification claims, if any, asserted by Purchaser prior to such time. Until resolution of all such claims, Holdings cannot distribute all of its assets or liquidate. Accordingly, you may continue to hold LLC units in Holdings after the time in which it ceases to be a reporting company under the Exchange Act.

Management did not obtain a third-party appraisal or valuation of the property, nor did management estimate or obtain a third-party estimate of the liquidation value of the property.

      Because management did not obtain a third-party appraisal or valuation of the property, or estimate of its liquidation value of the property, there is no assurance that the purchase price to be paid by Purchaser in the sale transaction would not have been equal to or in excess of such appraisal or valuations or estimates, if one had been obtained.

As a result of the sale transaction and merger, you will no longer receive any dividends from us.

      The 1290 property is our last and only significant asset. Following the sale transaction, we will no longer own the 1290 property nor any other income producing assets. Following the merger, you will cease to be a stockholder of us, and following the distribution of the net sale proceeds that we receive in the sale transaction, we will liquidate. As a result, you will no longer receive any dividends from us, nor will you participate in the future results of the 1290 property.

Several of Metropolis' directors and officers may have interests and arrangements that could have affected their decision to support the sale transaction.

      Apollo Real Estate Advisors. Apollo Real Estate Advisors is the general partner of Apollo Real Estate Investment Fund, which beneficially owns approximately 38% of the outstanding shares of our common stock. The interests of Apollo Real Estate Advisors and its affiliates in the sale transaction which are described below may have affected their decision to support the sale transaction:

      o Certain of Metropolis' existing directors and officers are also partners of Apollo Real Estate Advisors and officers of the general partner of Apollo Real Estate Advisors. Four of Apollo Real Estate Advisors' partners serve on our board of directors. None of these directors or officers, however, serve on the special committee that has approved the sale transaction.

      o Four of Metropolis' eight directors indirectly control, through AP-1290, an approximate 23% limited partnership interest in Purchaser.

      o In addition, several of Metropolis' directors will continue to have an interest in the 1290 property after the sale through interests in the Purchaser and interests in affiliates that will receive fees for managing or selling the 1290 property.

            o AP-1290 Manager, an affiliate of Apollo Real Estate Advisors, will be entitled to receive a portion of the property management fees that will be paid with respect to the 1290 property following the closing of the sale transaction.

            o If, after the closing of the sale transaction, the 1290 property is sold by Purchaser, AP-1290 Manager, will be entitled to a sales fee equal to 1.2% of the gross sale price, which is not expected to occur until on or after 2009.

            o AP Leasing LLC, an affiliate of Apollo Real Estate Advisors, will serve as the leasing agent for the property following the closing of the sale transaction and will be entitled to receive a leasing commission if and when a lease relating to the 1290 property is executed.

            o On July 9, 2002, the Metropolis board of directors authorized the payment of $50,000 to each of Messrs. John Jacobsson, Vice President and Secretary of Metropolis; Andrew Cohen, Vice President of Metropolis; and Stuart Koenig, Treasurer of Metropolis, upon the consummation of the sale transaction. This payment was authorized in recognition of the contribution made by each of these officers to the negotiation, structuring and consummation of the sale transaction. These officers are also officers of the Apollo Real Estate Advisors.

      o Metropolis has agreed to accept a promissory note from Apollo Real Estate Investment Fund in the amount of approximately $79.725 million in satisfaction of a portion of the purchase price to be paid by Purchaser in the sale transaction. This promissory note will be secured by shares of common stock owned by Apollo Real Estate Investment Fund and will be repaid from the distributions we pay to Apollo Real Estate Investment Fund from the net proceeds of the sale transaction. The amount of the net proceeds from the sale transaction to be distributed to Apollo Real Estate Investment Fund as our stockholder is expected to exceed the amount of the promissory note.

      o Apollo Real Estate Investment Fund executed a voting agreement with Purchaser pursuant to which it has agreed to vote in favor of the sale transaction and the merger.

      Capital Trust. Capital Trust is the asset manager of the 1290 property, and its Chief Executive Officer, John R. Klopp serves on Metropolis' board of directors. Upon the closing of the sale transaction, Capital Trust will be paid a fee in the amount of $2 million in consideration for the termination of the asset management agreement and for services rendered to Metropolis in connection with the sale transaction. "PROPOSAL 1 - THE SALE TRANSACTION; Interests of Certain Persons in the Sale Transaction." In addition, on July 9, 2002, the Metropolis board of directors resolved to award $50,000 to Ms. Jeremy FitzGerald, Vice President and Assistant Secretary of Metropolis, upon the consummation of the sale transaction for services rendered by her in her capacity as an officer of Metropolis in connection with the sale transaction.

      Tishman Speyer. Tishman Speyer Properties, L.P. currently serves as property manager/leasing agent of the 1290 property. Its affiliate, NYPROP, L.L.C., owns 545,707 shares of Metropolis common stock (or approximately 4.2% of the outstanding shares). Upon the consummation of the sale transaction, the leasing agreement with Tishman Speyer will be terminated, and Tishman Speyer will be entitled to receive, on an accelerated basis, approximately $800,000 of leasing commissions due to Tishman Speyer under its leasing agreement. This amount relates to leasing commissions due to Tishman Speyer with respect to five tenants. Such leasing commissions were originally scheduled to be paid no sooner than December 2002 and as late as April 2004. The payment of this amount is an obligation of Purchaser under the purchase agreement. This payment is an obligation of Purchaser under the purchase agreement, and as such, on the closing date, the purchase price will be adjusted accordingly. For a more complete description of these interests and arrangements, See "PROPOSAL 1 - THE SALE TRANSACTION; Interests of Certain Persons In The Sale Transaction - Description of Voting Agreement." Our stockholders may recognize gain or loss upon our liquidation subsequent to the sale transaction.

      Upon our complete liquidation after the sale transaction, we will distribute the net purchase price proceeds to Holdings, which will in turn distribute to you your pro rata share of such proceeds less the $10 million indemnification reserve and $2 million expense reserve. Upon our liquidation, Holdings will report gain equal to the excess of the cash distribution received over its adjusted tax basis in our common stock. As a partnership for federal income tax purposes, Holdings will have no federal income tax liability with respect to such gain. Instead, each member of Holdings (each formerly our stockholder) will recognize its distributive share of such gain, allocated based on its percentage interest in Holdings to the extent consistent with the principles of section 704(c) of the Internal Revenue Code.

      Upon distribution of the net proceeds by Holdings to its members, each member should recognize gain or loss equal to the excess of the cash received in such distribution over its adjusted basis in the Holdings LLC units (which includes such member's former adjusted tax basis in our common stock prior to the merger and its distributive share of Holdings' gain from the sale transaction).

                                 SPECIAL MEETING

Matters to be Considered

      At the Metropolis special meeting, Metropolis stockholders will be asked:

      1. To consider and approve the sale transaction pursuant to which Metropolis will sell the 1290 property to Purchaser for a purchase price of $745.5 million, subject to certain adjustments and customary prorations.

      2. To consider and authorize Metropolis, prior to the consummation of the sale transaction, to merge into Metropolis Lower Tier, a Delaware limited liability company and a wholly-owned subsidiary of Holdings, with Metropolis as the surviving entity of such merger.

      Metropolis stockholders may also be asked to vote upon a proposal to adjourn or postpone the special meeting. Management of Metropolis knows of no other matter to be brought before the Metropolis special meeting other than as referred to in this document.

No Solicitation of Proxies

      Approval of the sale transaction and merger are assured because stockholders representing approximately 10.3 million shares of Metropolis common stock (approximately 79% of the outstanding shares of common stock) have agreed to vote their shares of Metropolis common stock in favor of the sale transaction and merger. Accordingly, Metropolis is not soliciting proxies in connection with the special meeting

Record Date and Voting Rights

      The Metropolis board of directors has fixed the close of business on [____________ __,] 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting. Only holders of record of Metropolis common stock at the close of business on the record date will be entitled to notice of and to vote at the special meeting. As of the record date, there were 13,004,946 shares of common stock outstanding and entitled to vote at the special meeting. Holders of Metropolis common stock outstanding as of the close of business on the record date will be entitled to one vote for each share held by them.

      The presence at the special meeting, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Metropolis common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the special meeting.

      The sale transaction constitutes a sale of substantially all of Metropolis' assets. Following the sale transaction, Metropolis will no longer own any assets, other than the net proceeds from the sale transaction which will be distributed to Holdings in connection with the liquidation of Metropolis. The affirmative vote of 66 2/3% of the issued and outstanding shares of Metropolis common stock is required to approve the sale transaction. The affirmative vote of holders of at least 66 2/3% of the issued and outstanding shares of Metropolis common stock is also required in order to approve the merger.

      Abstentions and broker non-votes will count as shares present at the special meeting for quorum purposes but will have the effect of votes against the sale transaction and the merger. However, as approval of the sale transaction and merger are assured because stockholders representing approximately 10.3 million shares of Metropolis common stock (approximately 79% of the outstanding shares of common stock) have agreed to vote their shares of common stock in favor of the sale transaction and merger, any abstentions and broker non-votes by other stockholders of Metropolis will not have any effect on the result of the stockholder vote at the special meeting.

                                   PROPOSAL 1

                              THE SALE TRANSACTION

Background to the Sale Transaction


      The chronology of events and actions of the board of directors and the special committee leading to the proposed sale transaction are outlined below. Each meeting of the board of directors or the special committee, as the case may be, was attended by at least a majority of the Directors who are members of the respective body. Certain of the board of directors or special committee meetings, as the case may be, were also attended by key executive officers of Metropolis and Metropolis' and special committee's outside advisors, including its financial advisor and their respective legal counsel.

      During the period from approximately early 1998 to the end of 2001, Mr. Fred Van Wagenen, director of acquisitions of the Jamestown companies, periodically telephoned or visited the offices of Apollo Real Estate Advisors in New York City to meet with Mr. Lee Neibart, President of Metropolis and a partner of the general partner of Apollo Real Estate Investment Fund, to determine whether Apollo had interest in selling any of its portfolio assets to Jamestown, including the 1290 property. Mr. Van Wagenen, in his capacity as director of acquisitions, frequently corresponds with his contacts in New York City and other major cities to determine whether they or any of their partners are interested in selling or otherwise repositioning their assets.

      In June 1998, the Metropolis board of directors approved the retention of Victor Capital Group and Eastdil Realty Company to explore strategic alternatives for Metropolis, including a possible sale of Metropolis' interests in the 1290 property and another property that Metropolis then owned at 237 Park Avenue, New York, New York. During its marketing process, Victor Capital and Eastdil Realty contacted Jamestown as a potential purchaser of the 1290 property and/or 237 Park Avenue property. Jamestown executed a confidentiality agreement with Metropolis on or about July 16, 1998 and following its execution, Metropolis subsequently delivered information regarding both of the properties to Jamestown. Jamestown, however, did not submit a bid for either the 1290 property or 237 Park Avenue property at such time. Metropolis did receive approximately eight bids from other bidders, certain of which were offers to purchase both properties and certain of which related to only one of the properties. In November 1998, the board of directors determined that it was not in the best interests of Metropolis or its stockholders to pursue any of the offers received up to that time, but that Metropolis would continue to explore strategic alternatives as appropriate.

      In July 1999, the board of directors again approved the retention of Victor Capital and Eastdil Realty to explore strategic alternatives for Metropolis, including a possible sale of Metropolis' interests in the 237 Park Avenue property. Victor Capital and Eastdil Realty commenced formal marketing of the 237 Park Avenue property on or about July 20, 1999. During September and early October of 1999, Metropolis and 237 Park Investors, L.L.C. negotiated a definitive purchase agreement, which was approved by Metropolis' board of directors in October 1999 and by Metropolis' stockholders on November 19, 1999. The sale of the 237 Park Avenue property was consummated on November 22, 1999.

      In the summer of 1999, Christoph A. Kahl, one of two partners in Jamestown, met with Mr. Neibart in New York City to discuss whether any Apollo Real Estate Advisors' properties, including the 1290 property, were available for acquisition by Purchaser. Mr. Neibart informed Mr. Kahl that no property other than the 237 property was currently available.

      On November 4, 1999, the board of directors approved the refinancing of the then existing mortgage indebtedness encumbering the 1290 property. In connection with this refinancing, the board of directors authorized, and Metropolis declared, a special dividend of $15.00 per share, which was paid on December 27, 1999 to Metropolis stockholders of record as of December 23, 1999.

      Since December 1999, the board of directors has periodically reviewed various strategic alternatives with respect to Metropolis' remaining asset, the 1290 property. Since 2000 and through 2001, Metropolis entered into confidentiality agreements and preliminary discussions with four parties that expressed an interest in acquiring the 1290 property. None of these preliminary discussions resulted in Metropolis receiving any definitive proposals with respect to the sale of the 1290 property.

      In early December 2001, Mr. Van Wagenen contacted Mr. Neibart by telephone to determine whether Metropolis might be interested in selling the 1290 property. Mr. Neibart replied that there may be some interest in selling the 1290 property at that time.

      On December 10, 2001, Metropolis executed a confidentiality agreement with Jamestown.

      On December 13, 2001, Metropolis received an unsolicited letter from Mr. Stephen Zoukis, one of two partners of Jamestown, notifying Metropolis that Jamestown was prepared to purchase the entire 1290 property for $700 million, or alternatively, a 49.9% interest in the 1290 property (based upon its $700 million valuation). The letter also stated that Jamestown would deliver a $5 million earnest money deposit if an agreement were executed prior to December 25, 2001 (the "Initial Offer").

      On December 14, 2001, Mr. Neibart telephoned Messrs. Zoukis, Van Wagenen and Bronfman, general counsel and Vice President of Jamestown, to notify them that a $700 million valuation of the property was insufficient, that Apollo Real Estate Investment Fund and other Metropolis stockholders may be interested in pursuing a potential partnership arrangement to jointly acquire the 1290 property, but that a 49.9% interest in the 1290 property was too low. Later that same day, Metropolis' board of directors held its annual meeting, and at such meeting the Initial Offer was discussed. At that meeting, although the board of directors considered the existing proposal inadequate, the board of directors authorized the officers of Metropolis to pursue discussions with Jamestown regarding their interest in purchasing the 1290 property. Following the Board meeting, Mr. Neibart received a revised written offer via facsimile from Mr. Van Wagenen, pursuant to which Jamestown offered a cash purchase price of $725 million for the 1290 property, less approximately $8.7 million for leasing commissions, tenant improvements and "free rent." The offer specified that Jamestown would fund 75% of the purchase price and obtain a senior interest, and that Apollo and other Metropolis stockholders electing to participate would fund 25% of the purchase price and obtain a subordinated interest.

      On or about December 15, 2001, Metropolis delivered information concerning the 1290 property to Jamestown subject to the confidentiality agreement.

      On December 17, 2001, Messrs. Zoukis, Bronfman, and Van Wagenen met with Messrs. William Mack and John Jacobsson, both partners of the general partner of Apollo Real Estate Investment Fund and executive officers of Metropolis. At this meeting, the parties discussed, but did not agree upon, an increased purchase price for the 1290 property. In addition, the parties discussed the timing to close the transaction, as well as the ownership structure of Metropolis, and based upon such discussion, the parties concluded that the transaction could not be closed by the end of 2001. The parties also discussed the terms of a partnership arrangement under which Apollo Real Estate Investment Fund, through certain of its affiliates, would provide property management and leasing agent services for the 1290 property. Following this meeting, the parties toured the 1290 property.

      On December 18, 2001, Jamestown delivered to Metropolis a term sheet outlining the material terms of the offer that Jamestown delivered to Mr. Neibart on December 14, 2001. The term sheet provided for a $725 million cash purchase price (less $8.7 million for leasing commissions, tenant improvements and "free rent"), a 75% senior interest to be owned by Jamestown and a 25% subordinated interest owned by Apollo Real Estate Investment Fund and other stockholders of Metropolis, Jamestown's proposed due diligence timetable, its conditions to closing (such as obtaining the necessary financing), and a 3% disposition fee to be paid to Jamestown upon the subsequent re-sale of the 1290 property.

      On December 19, 2001, Messrs. Zoukis, Bronfman and Van Wagenen met with Messrs. Neibart, Jacobsson and Andrew Cohen, an officer of the general partner of Apollo Real Estate Investment Fund, to discuss the term sheet and the timing and process necessary to consummate the transaction. At this meeting, based upon Jamestown's ongoing due diligence, Jamestown proposed increasing the deductions for leasing commissions, tenant improvements and "free rent" to $14 million. Jamestown also indicated that it would only pay $685 million for the entire 1290 property, but that if a joint venturer would be willing to subordinate its 25% interest to Jamestown's 75% interest, then Jamestown would increase its purchase price to $725 million. Apollo stated it would purchase the entire 25% portion and offer the other existing stockholders of Metropolis the opportunity to participate as investors in the transaction. Apollo also proposed that it serve as a co-general partner of the purchaser with Jamestown, or in the alternative, that Apollo be entitled to a share of the 3% disposition fee and to serve as the asset manager of the 1290 property following the closing.

      Throughout January and February 2002, Jamestown continued its due diligence investigation of the 1290 property.

      On January 22, 2002, Messrs. Zoukis, Bronfman, Van Wagenen and Kahl, met with Messrs. William Mack, Chairman of the board of directors of Metropolis and a partner of Apollo, Neibart, Jacobsson and Cohen to discuss a timetable pursuant to which a term sheet would be executed and the likelihood of Metropolis board of directors approval. At this meeting, Mr. Zoukis stated he did not want to engage in discussions with prospective lenders until there was approval from the Metropolis Board as to the sale transaction. Mr. Zoukis discussed the timetable to arrange its financing and expressed the difficulty of obtaining terrorist insurance coverage on major real estate properties.

      On February 4, 2002, Metropolis' board of directors held a special meeting to discuss the proposed terms of the revised Jamestown offer (the "Revised Offer"). The Revised Offer contemplated that entities affiliated with Apollo Real Estate Investment Fund would serve as the leasing agent and asset manager of the 1290 property, indirectly own an approximate 25% subordinated limited partnership interest in the Purchaser and be entitled to 1.2% of the gross sale price of the 1290 property upon its subsequent re-sale. The officers of Metropolis provided the members of the board of directors with a memorandum and term sheet outlining the proposed Revised Offer. The members of the Metropolis board of directors that are affiliated with Apollo Real Estate Investment Fund notified the board of directors at this meeting that Apollo Real Estate Investment Fund may have interests in the sale transaction relating to the Revised Offer that are in addition to Apollo Real Estate Investment Fund's interests as a stockholder of Metropolis. Mr. Jacobsson explained to the Board that stockholders of Metropolis would be provided an opportunity to invest all or a portion of the proceeds that they receive in the sale transaction in the 25% subordinated limited partnership interest. At this meeting, the payment of a fee to Capital Trust for services rendered and to be rendered in connection with the proposed sale transaction was also discussed, but the determination of the amount of such fees was postponed. Immediately, following this discussion, a special committee of the board of directors was formed and was initially composed of David Roberts, John R. Klopp, David A. Strumwasser and Russel S. Bernard. The special committee was formed for the following purposes: (a) to explore the proposed transaction with Purchaser; (b) if the special committee deemed it appropriate, to approve and recommend to the board of directors, subject to stockholder approval, the sale transaction, which approval would be based upon, among other things, the special committee's consideration and evaluation of the terms and fairness of the sale transaction; and (c) to consider the terms and conditions of any alternatives to the sale transaction. At such meeting, the special committee was also authorized to retain a financial advisor to, among other things, provide an opinion as to the fairness from a financial point of view of the terms of the sale transaction to Metropolis and its stockholders.

      On February 8, 2002, Jamestown delivered a preliminary draft of the purchase agreement to Metropolis.

      On February 18, 2002, February 20, 2002, February 28, 2002, and March 8, 2002, the special committee met to review the status of negotiations with Jamestown with respect to the 1290 property and to consider several candidates for retention by the special committee as a financial advisor in connection with the sale transaction or any other proposal. At several of these meetings, the special committee also reviewed the condition of the New York City real estate market generally, and the impact that market conditions, in light of the events of September 11, 2001, would have on financing a proposed acquisition of the 1290 property.

      On March 5, 2002, Messrs. Jacobsson and Neibart and Messrs. Zoukis, Kahl and Bronfman held a telephonic conference call to discuss a potential schedule for negotiation of the proposed purchase agreement and the sequence of events required to consummate the sale transaction.

      On March 10, 2002, Metropolis' counsel delivered a list of open business and legal issues raised by Jamestown's February 8th draft purchase agreement. The open issues included: Jamestown's timing with respect to completion of due diligence, the necessity for a "fiduciary-out" in the event of a superior third party offer, and a break-up fee, indemnification obligations, closing conditions, timing and process.

      On March 19 and March 20, 2002, Messrs. Zoukis and Bronfman of Jamestown and its counsel met with Messrs. Klopp, Jacobsson, Cohen, and Ms. Jeremy FitzGerald, Vice President of Metropolis and Managing Director of Capital Trust, and its counsel. At this meeting, Mr. Klopp stated that it was necessary for Jamestown to minimize any financing contingencies before Metropolis would engage a financial advisor to render a fairness opinion. In response, Jamestown explained that it would attempt to obtain a debt commitment letter, needed some protection against Metropolis entering into an agreement to sell the 1290 property to any third party bidder. At this meeting, the March 10th issues list was discussed and Metropolis (subject to special committee approval) and Jamestown agreed that:

      o Metropolis would enter into an exclusivity agreement with Jamestown for a limited two week period;

      o Metropolis would be able to terminate the purchase agreement and pursue an unsolicited third party offer if its board of directors in the exercise of its fiduciary duties determined that such offer was superior to the Jamestown offer;

      o If Metropolis terminated the purchase agreement to pursue an unsolicited superior third party offer, Metropolis would pay a $20 million break-up fee to Jamestown;

      o Metropolis' indemnification obligations set forth in the purchase agreement would survive until December 30, 2002; and

      o Metropolis' maximum indemnification obligations to Jamestown under the purchase agreement would be $10 million.

      On March 21, 2002, the special committee met to review the status of negotiations with Purchaser and the anticipated time frame for Purchaser's delivery of satisfactory evidence of its financing commitment. The special committee noted in its discussions that the real estate trade press in New York City was reporting that Metropolis was in negotiations with Purchaser regarding the possible sale of the 1290 property and speculated as to the amount of the purchase price. The special committee approved and authorized Metropolis to enter into an exclusivity agreement with Purchaser, pursuant to which Metropolis agreed not to solicit offers or negotiate with any third party relating to the acquisition of the 1290 property, or of the assets or stock of Metropolis, until April 5, 2002, the date on which the Exclusivity Agreement expired.

      Also on March 21, 2002, Jamestown delivered a revised draft of the purchase agreement to Metropolis.

      On April 3, 2002 and April 4, 2002, Messrs. Zoukis and Bronfman of Jamestown and their counsel met with Messrs. Jacobsson and Cohen, and their counsel to discuss the revised draft of the purchase agreement. At this meeting, Mr. Zoukis explained that the difficulty in obtaining terrorism insurance was impeding the financing process and that Jamestown would be able to obtain its financing more readily if it could deliver an executed purchase agreement to its lenders. Mr. Jacobsson stated Metropolis could not execute a purchase agreement until it received a fairness opinion from Houlihan Lokey and that Houlihan Lokey would not be able to complete its analysis for at least three weeks. It was agreed that the purchase agreement would be revised to provide for an interim period during which (x) Metropolis could terminate the agreement without having to pay any break-up fee or other expenses if it could not obtain the fairness opinion or if Jamestown did not deliver its debt commitment letter; and (y) Jamestown could terminate the agreement, recover its deposit and not be required to pay any expenses if it could not obtain its debt commitment letter or it was not satisfied with its remaining limited due diligence.

      On April 8, 2002, Jamestown delivered a revised draft of the purchase agreement.

      On or about April 10th, 2002, Jamestown received draft commitment letters of intent from several potential lenders regarding financing the purchase of the 1290 property. Mr. Zoukis telephoned Mr. Jacobsson on such date to notify him of the receipt of such draft commitment letters of intent.

      On April 11, 2002, Metropolis received separate expressions of interest from two real estate investment companies (the "Preliminary Bidders") in acquiring the 1290 property. On the same date, Metropolis entered into separate confidentiality letters with these two companies and delivered information concerning Metropolis and the 1290 property to each Preliminary Bidder.

      On April 12, 2002, Mr. Zoukis met with Mr. Jacobsson to finalize the draft purchase agreement between Purchaser and Metropolis and to propose revising the purchase agreement to allow Metropolis to continue to provide confidential information and to negotiate separate transactions with the two Preliminary Bidders while under agreement with Purchaser. It was agreed that Metropolis would be expressly permitted to negotiate with the Preliminary Bidders and that if Metropolis terminated the purchase agreement with Purchaser in order to pursue a transaction with one of the Preliminary Bidders, Metropolis would not be required to pay any break-up fee or other expenses to Jamestown.

      On April 12, 2002, the special committee met to consider approval of the proposed purchase agreement between Purchaser and 1290 Partners, a wholly-owned subsidiary of Metropolis (the "Original Purchase Agreement"), which provided for, among other things, a purchase price of $725 million, an earnest money deposit of $5 million (which was to increase to $20 million as provided below), and which was subject to several conditions, as discussed more fully below. At this meeting, the special committee also reviewed the expressions of interest from the Preliminary Bidders in acquiring the 1290 property and considered various alternatives in responding to them, while continuing to move forward in reaching a definitive agreement with Purchaser. The special committee also considered, among other things, the status of the New York City real estate market, and the likelihood of receiving additional competitive proposals to acquire the 1290 property. At this meeting, the special committee authorized and approved the retention of Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc. as a financial advisor in connection with the sale transaction or any other proposal relating to the 1290 property, including any proposal from a Preliminary Bidder.

      Between April 11, 2002 and April 16, 2002, each of the Preliminary Bidders conducted due diligence but neither bidder submitted any offer or proposal during that time period beyond the initial expression of interest received on April 11, 2002.

      On April 16, 2002, the special committee met again to consider authorizing Metropolis to enter into the Original Purchase Agreement. The special committee was informed of Purchaser's desire to enter into an agreement for the purchase of the 1290 property. Purchaser had indicated to Metropolis that it intended to pursue the purchase of other properties unless an agreement was finalized with Metropolis. The special committee believed that maintaining Purchaser's involvement in the transaction was necessary to ensure the success of the bidding process. The special committee also recognized that any press release issued upon entering into an agreement with Purchaser would correct inaccuracies with respect to the price of the 1290 property reported in the trade press as well as alert any other potential bidders about the contemplated sale of the 1290 property. Additionally, the terms of the Original Purchase Agreement did not preclude Metropolis from pursuing negotiations with or accepting, without the payment of any break-up fee, a Superior Offer (as hereinafter defined) from either of the Preliminary Bidders prior to May 8, 2002. After careful consideration of the foregoing and other factors, (a) the proposed sale transaction; (b) all of the conditions which would be required to be met before the Original Purchase Agreement became binding on Metropolis, which are discussed more fully below; (c) the expressions of interest from the Preliminary Bidders; and (d) past efforts to market the 1290 property and the current information in the marketplace with respect to the sale transaction, the special committee authorized Metropolis to cause 1290 Partners to enter into the Original Purchase Agreement.

      Following the special committee's meeting on April 16, 2002, Purchaser and 1290 Partners entered into the Original Purchase Agreement later the same day. The Original Purchase Agreement provided for a $10 million reduction of the purchase price in exchange for the assumption by Purchaser of certain identified tenant improvements and leasing commissions totaling approximately $10 million. The Original Purchase Agreement also provided for a three week period (until May 8, 2002) during which Metropolis was permitted to negotiate with, and deliver nonpublic information to, any prospective purchasers of the 1290 property submitting unsolicited offers, including the Preliminary Bidders until such time as certain conditions were satisfied or waived. The Original Purchase Agreement was subject to several conditions before such time as it would be binding and effective as against either Metropolis and Purchaser. These conditions included, among others:


      o     Purchaser's satisfactory completion of its due diligence;


      o receipt by Metropolis of a debt commitment letter from Purchaser's lenders satisfactory to Metropolis;

      o receipt by Metropolis of an opinion from Houlihan Lokey, its financial advisor, that the consideration paid by Purchaser in the sale transaction is fair from a financial point of view (at the time of the execution of the Original Purchase Agreement, Houlihan Lokey had not yet issued a fairness opinion); and

      o the additional earnest money deposit of $15 million by Purchaser. The Original Purchase Agreement also provided that Metropolis could enter into negotiations with and provide information to the two Preliminary Bidders and any other unsolicited bidder. The Original Purchase Agreement further provided that, if Metropolis determined to terminate the Agreement on or prior to May 8, 2002 and instead pursue a transaction with another purchaser, including either of the Preliminary Bidders, Metropolis would not be required to pay the $20 million break up fee contemplated in the purchase agreement.

      Under the terms of the Original Purchase Agreement, Metropolis was permitted to participate in discussions and negotiations and furnish information concerning Metropolis in connection with an unsolicited written inquiry, proposal or offer by an unaffiliated third party that the special committee reasonably believed (after having received sufficient preliminary information upon which to make such determination) would result in Metropolis stockholders realizing more value for their shares than they would in the sale transaction (a "Superior Offer"); provided that it was in the good faith opinion of the special committee that failure to participate in discussions and negotiations and furnish information would likely be inconsistent with the special committee's duties to Metropolis stockholders under applicable law. Notwithstanding the foregoing, under the terms of the Original Purchase Agreement, from April 16, 2002 until prior to May 8, 2002, Metropolis was expressly permitted to participate in discussions and negotiations with Equity Office Properties Trust, or "EOP," and the other Preliminary Bidder and to furnish information to each of them concerning Metropolis and the 1290 property.

      The Original Purchase Agreement also provided that Metropolis was required to promptly notify Purchaser and keep Purchaser informed on a current basis of the status and material terms of the discussions and negotiations with EOP and the other Preliminary Bidder, as well any other unsolicited offer that Metropolis may receive after April 16, 2002. If Metropolis received a Superior Offer from either EOP or the other Preliminary Bidder before May 8, 2002, Metropolis was not required to provide Purchaser an opportunity to submit an equal or higher offer before it could accept such Superior Offer. However, if Metropolis received a Superior Offer from any other unsolicited bidder after April 16, 2002, Metropolis could not accept such Superior Offer before first providing Purchaser a period of five business days to submit an equal or higher offer. Prior to May 8, 2002, Metropolis was entitled to pursue a Superior Offer (including a transaction with EOP and the other Preliminary Bidder) and terminate the Original Purchase Agreement by providing written notice to Purchaser without having to pay any break-up fee to Purchaser. In addition, Metropolis was also entitled to terminate the Original Purchase Agreement prior to May 8, 2002, and not pay any break-up fee if Metropolis did not receive the fairness opinion from Houlihan Lokey or the special committee was unable to recommend the sale transaction contemplated by the Original Purchase Agreement in discharging its duties under applicable law. Under the terms of the Original Purchase Agreement, the amount of the break-up fee payable to purchaser was $20 million.

      On April 17, 2002, Metropolis issued a press release announcing the execution of the Original Purchase Agreement. Later that same day, Metropolis requested that the two Preliminary Bidders submit preliminary proposals to Metropolis on April 19, 2002, and final proposals on April 24, 2002.

      On April 19, 2002, Metropolis received a preliminary written proposal from one of the Preliminary Bidders, EOP, to purchase the 1290 property for a purchase price of $740 million (the "Initial Unsolicited Proposal"). EOP also agreed to assume certain identified tenant improvements and leasing commissions in an amount equal to approximately $11 million. On the same date, the other Preliminary Bidder notified Metropolis in writing that it would not submit any preliminary proposal to Metropolis, but that it expected to submit a final bid on April 24, 2002. Later that day, Metropolis, in accordance with the terms of the Original Purchase Agreement, notified Purchaser orally and in writing of the Initial Unsolicited Proposal.

      On April 24, 2002, Metropolis received a letter from EOP confirming its offer to purchase the 1290 property consistent with the terms of the Initial Unsolicited Proposal, and increasing the amount of the earnest money deposit from $10 million to $25 million. On the same date, Metropolis received notice from the other Preliminary Bidder that it would not proceed with a proposal. Later that day, Metropolis, in accordance with the terms of the Original Purchase Agreement notified Purchaser orally and in writing of the terms of the letter that it had received earlier that day from EOP.

      On April 25, 2002, the special committee met to consider the Initial Unsolicited Proposal. At this meeting Mr. Klopp resigned from the special committee in order to avoid any appearance of a conflict of interest that may have arisen because an affiliate of EOP may also have been considered an affiliate of Capital Trust, of which Mr. Klopp is the Chief Executive Officer. Samuel Zell, who is chairman of the board of directors of Capital Trust, also serves as chairman of the board of trustees of EOP. Thomas E. Dobrowski and Sheli Z. Rosenberg, who are members of Capital Trust's board of directors, also serve on the board of trustees of Equity Office Properties. EOP Operating Limited Partnership, through which EOP operates, holds $29,914,000 of Capital Trust's convertible trust preferred securities which are convertible into 4,273,428 shares of Capital Trust's class A common stock and which would represent upon conversion approximately 18.5% of such outstanding shares of class A common stock. EOP Operating Limited Partnership also owns $20,086,000 of Capital Trust's non-convertible trust preferred securities. Mr. Klopp is also a stockholder of Metropolis. Craig M. Hatkoff, a Director of Capital Trust, is also a stockholder of Metropolis. Capital Trust is not affiliated with Purchaser, Apollo Real Estate Investment Fund or any of their affiliated entities. After consideration of various factors, including (a) the superior price of the Initial Unsolicited Proposal; (b) EOP's indication that its proposal was not subject to any financing contingency; and (c) other potential benefits associated with an alternative transaction structure, the special committee determined that Metropolis should pursue a definitive agreement with EOP, while at the same time encouraging further discussions with Purchaser.

      During the period from April 24, 2002 until May 2, 2002, Metropolis negotiated the terms of a purchase and sale agreement with EOP.

      On May 3, 2002, Metropolis received a letter from EOP with an attached purchase and sale agreement executed by EOP (the "EOP Purchase Agreement") stating that EOP was prepared to execute the attached draft and confirming its commitment to purchase the 1290 property for $740 million. Later that day, Metropolis, in accordance with the terms of the Original Purchase Agreement notified Purchaser orally and in writing of the terms of the letter and the material terms of the EOP Purchase Agreement that it had received earlier that day from EOP.

      On May 6, 2002, Metropolis received a written offer from Purchaser to purchase the 1290 property at a purchase price of $741 million and notification that Purchaser was prepared to enter into a purchase and sale agreement on the same terms as the EOP Purchase Agreement ("Purchaser's Revised Offer"). Also on May 6, 2002, Metropolis received (A) written notice from the escrow agent that Purchaser had delivered additional funds to the escrow account in the amount of $20 million, increasing Purchaser's earnest money deposit to $25 million in the aggregate, and (B) from Purchaser a copy of an executed debt commitment letter by Morgan Stanley Dean Witter Mortgage Capital Inc. Later that day, the special committee met to review the recent developments in the negotiations and discussions with both Purchaser and EOP. Following the special committee's meeting, Metropolis received a revised written proposal from EOP increasing its proposal to purchase the 1290 property to $745 million and stating that such proposal was EOP's "best and final offer" (the "Final Unsolicited Offer"). Later that day, Metropolis, in accordance with the terms of the Original Purchase Agreement, notified Purchaser orally and in writing of the Final Unsolicited Offer.

      On May 7, 2002, Metropolis received a revised written proposal from Purchaser increasing its offer to purchase the 1290 property to $745.5 million (the "Final Purchaser Offer") and a draft of the Purchase Agreement reflecting substantially the same terms and conditions as EOP Purchase Agreement. The only material difference between the final Purchase Agreement with Purchaser and the EOP Purchase Agreement was that Purchaser's final agreement reflected a purchase price that was $500,000 greater than that set forth in the EOP Purchase Agreement. The special committee met later that day to discuss and consider the Final Unsolicited Offer and the Final Purchaser Offer. At this meeting, members of Houlihan Lokey delivered their opinion to the special committee that the consideration to be received by Metropolis in connection with the Final Purchaser Offer is fair from a financial point of view; and that the sale transaction is fair, from a financial point of view, to Metropolis' stockholders who are not affiliated with Apollo Real Estate Investment Fund. A copy of such fairness opinion is attached hereto as Annex A. At this meeting, after discussion and further analysis, the special committee unanimously decided to accept the Final Purchaser Offer and approve the amended and restated Purchase Agreement and the transactions contemplated thereby, and unanimously recommended to the board of directors that the sale transaction pursuant to the amended and restated Purchase Agreement be approved and submitted to Metropolis' stockholders. The members of Metropolis' board of directors who did not recuse themselves unanimously approved the sale transaction pursuant to the terms and conditions set forth in the restated Purchase Agreement and recommended that the sale transaction be submitted to Metropolis' stockholders for their consideration. Following the special committee's meeting and Board of Director action, Metropolis and Purchaser entered into the amended and restated Purchase Agreement. A copy of the amended and restated Purchase Agreement is attached hereto as Annex B. Later that day, Metropolis issued a press release announcing the execution of the amended and restated purchase agreement and the revised purchase price.

      On July 9, 2002, the Metropolis board of directors resolved by unanimous written consent to authorize the payment upon the consummation of the sale transaction to Capital Trust of $2 million in consideration for the termination of the asset management agreement and for services rendered to Metropolis in connection with the sale transaction, and $50,000 to each of Messrs. John Jacobsson, Vice President and Secretary; Andrew Cohen, Vice President; Stuart Koenig, Treasurer; and Ms. Jeremy FitzGerald, Vice President and Assistant Secretary, in recognition of the contribution made by each of these officers to the negotiation, structuring and consummation of the sale transaction.


Recommendation of the Special Committee, Reasons for the Proposed Sale
Transaction


      The special committee believes that the sale transaction is in the stockholders' and Metropolis' best interests. Accordingly, the special committee and the board of directors have approved the sale transaction. In reaching its decision, the special committee consulted with Metropolis' management and Houlihan Lokey, as well as its legal and accounting advisors and considered a variety of reasons, including the following:

      o Current economic and real estate market conditions relating to the 1290 property;

      o     The financial attributes of the 1290 property;

      o The proposed terms and structure of the sale transaction, including the terms of the amended and restated purchase agreement;

      o The special committee's consideration of alternatives to the proposed sale transaction, including that, given the size of the 1290 property, the universe of qualified buyers was limited;

      o The presentation of Houlihan Lokey at the May 7, 2002 special committee meeting and the opinion of Houlihan Lokey to the effect that, as of the date of its opinion and based upon and subject to certain matters stated therein, the consideration to be received by Metropolis in connection with the sale transaction is fair from a financial point of view; and the sale transaction is fair, from a financial point of view, to Metropolis' stockholders who are not affiliated with Apollo Real Estate Investment Fund. The full text of Houlihan Lokey's written opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Houlihan Lokey, is attached hereto as Annex
            A. See "- Opinion of Houlihan Lokey";

      o Both EOP and Purchaser had an opportunity to submit several bids to the special committee and the Purchaser's final offer was the product of an active bidding procedure between two qualified purchasers;

      o On May 6, 2002, Purchaser had made an earnest money deposit of $25 million; and

      o On May 6, 2002, Purchaser had delivered to Metropolis a copy of the debt commitment letter and evidence of its bridge financing, and that the terms of such debt commitment letter and bridge financing were satisfactory to the special committee.

      In reaching its decision to approve the sale transaction and recommend that Metropolis' stockholders vote for the sale transaction, the special committee also considered the following potentially negative reasons:

      o A more favorable transaction might be available from a third-party purchaser of the 1290 property in the future;

      o Following the sale transaction, Metropolis stockholders will no longer participate in the future results of operations of 1290 property and will no longer receive any dividends (other than a final distribution from Holdings of the net sale proceeds received by Holdings in the sale transaction and any distribution by Holdings of any remaining portion of the $12 million reserves);

      o That although Metropolis stockholders are expected to receive $22.50 per share in cash upon the closing of the sale transaction, this amount may be reduced by increased expenses;

      o That the LLC units to be exchanged for Metropolis common stock are being issued to facilitate the consummation of the sale transaction, and to allow Metropolis to claim the amount of "dividends paid deduction" necessary to eliminate its U.S. federal income tax with respect to the gain on the sale of the 1290 property, and that following the merger and sale transaction, Holdings will not conduct any operations;

      o Depending on the amount of cash received and a stockholder's respective tax basis in Metropolis common stock (and Holdings' LLC units), a Metropolis stockholder may recognize a taxable gain upon receipt of cash proceeds from Metropolis' liquidation;

      o Management did not obtain any third-party appraisal or valuation of the 1290 property nor did management estimate or obtain a third-party estimate of the liquidation value of the 1290 property;

      o That four of Metropolis' eight directors indirectly control an approximate 23% limited partnership interest of Purchaser; and

      o That these same four Metropolis directors will continue to have an interest in the 1290 property after the sale transaction through interests in the Purchaser and interests in affiliates that will receive fees for managing, leasing and selling the 1290 property. See "PROPOSAL

            1 - THE SALE TRANSACTION; Interest of Certain Persons in the Sale Transaction" and "Security Ownership of Certain Beneficial Owners and Management."

      In view of the wide array of factors considered in connection with its evaluation of the proposed sale transaction, the special committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

Purchaser Reasons for the Proposed Sale Transaction

      Purchaser is engaging in the sale transaction as a means of expanding Jamestown's operations of investing in "Class A" commercial office buildings located in central business districts. The acquisition of the 1290 property geographically complements Jamestown's existing operations.


Vote Required


      In order to effect the sale transaction, Metropolis is required to obtain the affirmative vote of the holders of at least 66 2/3% of the issued and outstanding shares of common stock. Seven of Metropolis' largest stockholders, representing approximately 10.3 million shares of common stock (approximately 79% of the outstanding shares of common stock), have entered into voting agreements with Purchaser to vote their shares in favor of the sale transaction at the special meeting. Accordingly, the approval of the sale transaction is assured without the vote of any other stockholder. See "-- Description of Voting Agreement."

      Of Metropolis' 13,004,946 shares of common stock issued and outstanding, approximately 8,658,193 shares are held by affiliates of Metropolis and approximately 4,346,753 shares are held by non-affiliates.


Opinion of Houlihan Lokey


      The special committee retained Houlihan Lokey to render an opinion that the consideration to be received by Metropolis in connection with the sale transaction is fair from a financial point of view to Metropolis and the sale transaction is fair, from a financial point of view, to our stockholders who are not affiliated with Apollo Real Estate Investment Fund.

      The special committee retained Houlihan Lokey based upon Houlihan Lokey's experience in the valuation of businesses and their securities in connection with recapitalizations and similar transactions, especially with respect to real estate holding and real estate services companies. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities.

      As compensation to Houlihan Lokey for its services in connection with the sale transaction, Metropolis agreed to pay Houlihan Lokey an aggregate fee that will be between $300,000 and $450,000 in addition to Houlihan Lokey's expenses (not to exceed $20,000) and legal fees (not to exceed $10,000) in connection therewith. Metropolis also agreed to indemnify Houlihan Lokey and related persons against certain liabilities, including liabilities under federal securities laws that arise out of the engagement of Houlihan Lokey. Following the sale of the 1290 property and the satisfaction its outstanding liabilities, Metropolis intends to liquidate and distribute the net purchase price proceeds to Holdings. As a result, there will be no entity continuing in existence to satisfy any claims for indemnification by Houlihan Lokey arising out of its engagement by Metropolis. Metropolis therefore agreed to establish an escrow in the amount of $150,000 which could be used by Houlihan Lokey to satisfy any indemnification claims against Metropolis. The actual fee earned by Houlihan Lokey will vary, in part, depending on the length of time during which the escrow remains in full force and effect. If the escrow remains funded for a period of at least 24 months, the actual fee paid to Houlihan Lokey will be between $300,000 and $350,000. If the escrow is funded for a period of at least five months but less than 24 months, the actual fee will range between $350,000 and $400,000. If the escrow is funded for a period of less than five months, the actual fee will be in the range of $400,000 to $450,000. In each case, the exact amount of the fee within any range will be agreed upon by Metropolis and Houlihan Lokey. The fees payable to Houlihan Lokey were agreed upon on this basis to take into account the increased exposure of Houlihan Lokey if the escrow is terminated within a shorter period of time than is customary to cover indemnification obligations similar to those of Metropolis to Houlihan Lokey. The Houlihan Lokey fee is otherwise fixed except with respect to any adjustments relating to the escrow. No portion of Houlihan Lokey's fee is contingent upon the conclusions reached by Houlihan Lokey.


      In arriving at its fairness opinion, among other things, Houlihan Lokey did the following:


1. reviewed Metropolis' audited financial data for the years ended December 31, 1999, 2000 and 2001;

2. reviewed Metropolis' Annual Report on Form 10-K for the fiscal year ended December 31, 2001 as filed with the Commission;

3. reviewed the 1290 property's 2002 Operating Budget, including (i) monthly and year ended detailed projected revenues and expenses for the period ended December 31, 2002, (ii) the rent roll for the 1290 property, and
      (iii) the Marketing Plan for the 1290 property;

4. met with representatives of the 1290 property's asset manager and officers of Metropolis;

5. conducted a site-visit of the 1290 property, meeting with representatives of Metropolis' property manager, Tishman Speyer Properties, L.P.;

6. reviewed the cash flow projections, prepared by the asset manager for the 1290 property through December 31, 2013;


7. reviewed the Agreement of Limited Partnership of Purchaser, dated as of April 16, 2002;


8. reviewed the purchase agreement, dated April 16, 2002, between 1290 Partners, L.P. and Purchaser;

9.    reviewed the acquisition proposal from EOP, dated April 19, 2002;

10. reviewed a draft dated April 29, 2002 of a purchase agreement between Metropolis and EOP (which Houlihan Lokey understood is substantially the same agreement that would constitute the purchase agreement for the sale transaction);

11.   reviewed correspondence from EOP to Metropolis dated May 6, 2002;

12. reviewed correspondence from Purchaser to Metropolis dated May 6, 2002 and May 7, 2002;

13. reviewed a Marketing Status Report, dated August 10, 1998, prepared by Eastdil which summarizes the history of contact and interest by potential acquirors of the 1290 property during the 1998 marketing process by Eastdil and Victor Capital; and

14. conducted other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

   Analyses


      Houlihan Lokey used several methodologies to assess the fairness of the consideration to be received by Metropolis in connection with the sale of the 1290 property. The following is a summary of the material financial analyses used by Houlihan Lokey in connection with providing its opinion. This summary is qualified in its entirety by reference to the full text of such opinion, which is attached as Annex A to this information statement--prospectus. You are urged to read the full text of the Houlihan Lokey opinion carefully and in its entirety.

      Houlihan Lokey's analyses of the 1290 property and the sale transaction included:

      o     a review of the process preceding the sale transaction,

      o an analysis to determine the estimated fair market value of the 1290 property,

      o a comparison of (a) the estimated fair market value of the 1290 property and (b) the consideration to be received by Metropolis in connection with the sale transaction; and

      o an evaluation of the opportunity for certain stockholders of Metropolis to reinvest a portion of the stockholder's consideration to be received in the sale transaction in Purchaser, which we refer to as the "reinvestment opportunity."


   Process Review


      Houlihan Lokey noted that though the 1290 property was not formally listed for sale, the 1290 property was listed in 1998 and many potential buyers were familiar with the 1290 property and the desire for Metropolis to sell the 1290 property. Further, Houlihan Lokey noted that informal discussions were conducted with several potential buyers during 2001. Furthermore, Houlihan Lokey noted that in April 2002 several real estate industry articles and the financial press suggested that Metropolis was seeking to sell and was in the process of selling the 1290 property. An April 17, 2002 press release regarding the sale of the 1290 property to Purchaser also provided any potential buyers with information regarding Metropolis' intention to sell the 1290 property.

      With respect to the 1290 property and the marketability thereof, Houlihan Lokey noted that the 1290 property is very large, which limits the number of qualified potential buyers. The property also has a key tenant whose lease provides for rental rates that are at less than prevailing market rates. Houlihan Lokey noted that the 1290 property's primary tenant, who would be a qualified buyer of the 1290 property, was also contacted at various times regarding an acquisition of the 1290 property.

      Houlihan Lokey noted that the sale transaction was the result of Metropolis' negotiations with Purchaser, EOP and a third qualified potential buyer who declined to provide an offer after indicating some interest in the 1290 property. As a result of its review, Houlihan Lokey determined that, although a formal auction for the 1290 property had not been conducted, the process preceding the sale transaction involved active, third party, competitive bidding that was similar to a more formal auction process.


   Estimation of Fair Market Value


      Houlihan Lokey performed the following analyses in order to determine the estimated fair market value of the 1290 property:

   Direct Capitalization Approach: In conducting the direct capitalization rate approach, Houlihan Lokey applied capitalization rates of 7.0% to 8.0% to the 1290 property's net operating income for the calendar year 2001 of $55.3 million and applied capitalization rates of 7.5% to 8.5% to the 1290 property's forecasted net operating income for calendar year 2002 of $55.7 million. Houlihan Lokey arrived at the property level historical net operating income from analyzing the public filings of the Company and was provided by the Company with the projected financial information to determine the forecasted net operating income. To determine appropriate capitalization rates to apply to the 1290 property's net operating income, Houlihan Lokey reviewed the capitalization rates exhibited in recent comparable transactions (including transactions involving office buildings in the mid-town New York market), Market Monitor, Fourth Quarter 2001 and statistics published in PriceWaterhouseCoopers Korpacz Real Estate Investors Survey, First Quarter 2002. In its consideration of the appropriate capitalization rate, Houlihan Lokey also noted that the 1290 property is larger than many of the assets in recent comparable transactions and that the 1290 property has less retail space than many other similar assets. The results of this analysis provided estimates of the fair market value of the 1290 property of $655 million to $791 million.

   Discounted Cash Flow Approach: In conducting the discounted cash flow approach, Houlihan Lokey applied a discount rate to the projections provided by the asset manager to arrive at present value of the 1290 property. Capital Trust provided Houlihan Lokey with the property level projected financial information used to determine the cash flow and net operating income of the 1290 property. Such financial information projected net operating income to be:

   $59.6 million in 2003;

   $61.8 million in 2004;

   $68.0 million in 2005;

   $67.8 million in 2006;

   $73.4 million in 2007;

   $76.0 million in 2008;

   $78.8 million in 2009;

   $82.2 million in 2010;

   $84.9 million in 2011;

   $101.0 million in 2012; and

   $137.4 million in 2013.

      The projected financial information also reflected expected leasing and capital costs for the 1290 property which are deducted from the projected operating income to arrive at projected cash flow of approximately $56.4 million in 2003 growing to $135.6 million in 2013. To determine appropriate discount rates to apply, Houlihan Lokey reviewed statistics published in PriceWaterhouseCoopers Korpacz Real Estate Investors Survey, First Quarter 2002. The discount rates used were intended to reflect risks of ownership of the 1290 property and the associated risks of realizing the stream of projected future cash flows. The discount rates utilized by Houlihan Lokey in its analysis ranged from 11.0% to 15.0%. The results of this analysis provided estimates of the fair market value of the 1290 property of $639 million to $751 million, with a midpoint of $723 million. Furthermore, sensitivities to the projections were performed to provide supplemental projections on which to perform discounted cash flow analyses. Such sensitivities involved changes to the assumed rental rates and changes to the assumed tenant lease renewal that are inherent in the projections. The discounted cash flow analyses performed on the alternative, sensitized projections resulted in estimates of the fair market value of the 1290 property of $648 million to $837 million, with a midpoint of $695 million.

o Price Per Square Foot Approach: In conducting the price per square foot approach, Houlihan Lokey applied a price per square foot to the 1290 property's net rentable square feet of 1,972,818 to arrive at an indicated value. To determine an appropriate price per square foot to assign to the 1290 property, Houlihan Lokey reviewed the price per square foot indications exhibited in recent comparable transactions (including transactions involving office buildings in the mid-town New York market), current comparable property offerings and Cushman & Wakefield's summary of Class A Midtown Manhattan Office Sales activity for 2001, and decided upon price per square foot multipliers of $350 to $375. In its consideration of the appropriate price per square foot, Houlihan Lokey also noted that the 1290 property is larger than many of the assets in recent comparable transactions and that the 1290 property has less retail space than many other similar assets. This analysis resulted in estimates of the fair market value of the 1290 property of $690 million to $740 million, with a midpoint of $715 million. In performing its direct capitalization approach and its price per square foot approach, Houlihan Lokey considered that the sale and transaction environment varies over time because of, among other things, interest rate and equity market fluctuations and industry results and growth expectations. No company, asset, or transaction used in the analysis described above was directly comparable to the 1290 property. Accordingly, Houlihan Lokey reviewed the foregoing transactions to understand the range of capitalization rates and price per square foot paid for other office properties.

   Comparison of the Estimated Fair Market Value of the 1290 Property with Sale Transaction Consideration: Houlihan Lokey understands that the purchase price for 1290 property is $745.5 million, payable in cash to Metropolis. Houlihan Lokey noted that the consideration of $745.5 million in cash is above the midpoint of all of the estimates of fair market value resulting from the valuation methodologies described above.

   Evaluation of the Reinvestment Opportunity: Houlihan Lokey evaluated the reinvestment opportunity, pursuant to which AP-1290 intends to offer to all of Metropolis' stockholders that are "accredited investors" the right to purchase membership interests in AP-1290 in a private placement. In evaluating the reinvestment opportunity, Houlihan Lokey noted that, based on the analyses described above, the consideration to be paid to Metropolis ($745.5 million) in exchange for the 1290 property is above the midpoint of all the estimates of the fair market value of the 1290 property and therefore Purchaser of the 1290 property is not buying the asset at less than fair market value. As such, any of Metropolis' stockholders that participate in the reinvestment opportunity will be buying the 1290 property at approximately fair market value, and not at a bargain purchase. In addition, Houlihan Lokey understands that the reinvestment opportunity is being provided, on a pro-rata basis, to all stockholders who are accredited investors under the federal securities laws. Houlihan Lokey was not asked to evaluate and did not evaluate any tax consequences of the reinvestment opportunity.


   Conclusion


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


      Houlihan Lokey delivered its written opinion dated May 7, 2002 to the special committee stating that, as of that date, based upon the assumptions made, matters considered and limitations on the review described in the written opinion, the consideration to be received by Metropolis in connection with the sale transaction is fair to Metropolis from a financial point of view; and the sale transaction is fair, from a financial point of view, to Metropolis' stockholders who are not affiliated with Apollo Real Estate Investment Fund.

      As a matter of course, Metropolis does not publicly disclose forward-looking financial information. Nevertheless, in connection with its review, Houlihan Lokey considered financial projections. These financial projections were prepared by the asset manager of the 1290 property on behalf of Metropolis. The financial projections were prepared under market conditions as they existed as of approximately December 2001 and Metropolis does not intend to provide Houlihan Lokey with any updated or revised financial projections in connection with the sale transaction. The financial projections do not take into account any circumstances or events occurring after the date they were prepared. In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operation of the 1290 property and Metropolis, may cause the financial projections or the underlying assumptions to be inaccurate. As a result, the financial projections should not be relied upon as necessarily indicative of future results, and readers of this information statement--prospectus are cautioned not to place undue reliance on such financial projections.

      In arriving at its fairness opinion, Houlihan Lokey reviewed key economic and market indicators, including, but not limited to, growth in the U.S. Gross Domestic Product, inflation rates, interest rates, consumer spending levels, manufacturing productivity levels, unemployment rates and general stock market performance. Houlihan Lokey's opinion is based on the business, economic, market and other conditions as they existed as of May 7, 2002. In rendering its opinion, Houlihan Lokey relied upon and assumed, without independent verification that the accuracy and completeness of the financial and other information provided to Houlihan Lokey, including the financial projections, was reasonably prepared and reflects the best currently available estimates of the financial results and condition of the 1290 property and therefore Metropolis; and that no material changes have occurred in the information reviewed between the date the information was provided and the date of the Houlihan Lokey opinion. Houlihan Lokey did not independently verify the accuracy or completeness of the information supplied to it with respect to Metropolis or the 1290 property and does not assume responsibility for it. Houlihan Lokey did not make any independent appraisal of the specific properties or assets of Metropolis other than the 1290 property.

      Houlihan Lokey was not asked to opine and does not express any opinion as to: (i) the tax or legal consequences of the sale transaction or the merger;
(ii) the realizable value of the common stock or the prices at which the common stock or LLC units may trade in the future following the sale transaction; (iii) whether any stockholder of Metropolis should choose to reinvest in Purchaser through the reinvestment opportunity; and (iv) the fairness of any aspect of the transactions not expressly addressed in its fairness opinion.

      The Houlihan Lokey opinion does not address the underlying business decision to effect the transactions, nor does it constitute a recommendation to any stockholder as to how they should vote at the special meeting. Houlihan Lokey has no obligation to update the Houlihan Lokey opinion. Houlihan Lokey did not, and was not requested by Metropolis or any other person to, solicit third party indications of interest in acquiring all or any part of Metropolis or the 1290 property or to make any recommendations as to the form or amount of consideration in connection with the sale transaction or any other matters not specifically set forth in its fairness opinion. Furthermore, at the request of the special committee, Houlihan Lokey has not negotiated any portion of the sale transaction or advised the special committee with respect to alternatives to it.

      The summary set forth above describes the material points of a more detailed analyses performed by Houlihan Lokey in arriving at its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in Houlihan Lokey's fairness opinion. In its analysis, Houlihan Lokey made numerous assumptions with respect to Metropolis, the 1290 property, the sale transaction, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses or securities of Metropolis are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

      The full text of Houlihan Lokey's opinion, which describes, among other things, the assumptions made, general procedures followed, matters considered and limitations on the review undertaken by Houlihan Lokey in rendering its opinion is attached to this information statement--prospectus as Annex A and is incorporated herein by reference. The summary of the Houlihan Lokey opinion in this information statement--prospectus is qualified in its entirety by reference to the full text of the Houlihan Lokey opinion. You are urged to read Houlihan Lokey's opinion in its entirety.


Parties to the Sale Transaction


      Metropolis. Metropolis' principal executive offices are located at 410 Park Avenue, 14th Floor, New York, New York 10022, and the telephone number of Metropolis at this location is (212) 655-0220. Metropolis' principal asset consists of its general and limited partnership interests in 1290 Partners, through which Metropolis owns the 1290 property. Metropolis' principal business objective is to operate the 1290 property in a manner that will maximize the revenues and value of the 1290 property and in turn maximize funds from operations and stockholder value. For more information about Metropolis, see "PROPOSAL 2 - THE MERGER; Parties to the Merger; Metropolis."

      1290 Partners, L.P. 1290 Partners is an indirect subsidiary of Metropolis. Metropolis is its sole limited partner. Metropolis also indirectly holds the sole general partnership interest in 1290 Partners through 1290 GP Corp., a Delaware corporation. The principal executive offices of 1290 Partners are located at 410 Park Avenue, 14th Floor, New York, New York 10022, and the telephone number of 1290 Partners at this location is (212) 655-0220. 1290 Partners' principal business is to hold title to the 1290 property.

      Purchaser. Purchaser is a newly-formed Delaware limited partnership without any operational history. Purchaser's limited partners are Jamestown 1290 Partners, a Georgia general partnership, and AP-1290 Partners LLC. Purchaser's general partner is JT 1290 Corp., a Georgia corporation. The principal executive offices of Purchaser are located at Two Paces West, Suite 1600, 2727 Paces Ferry Road, Atlanta, Georgia 30339, and the telephone number of Purchaser at this location is (770) 805-1000. Purchaser was formed for the purpose of effecting the transactions contemplated by the proposed sale transaction. As of the date hereof, Purchaser has not conducted any business other than in connection with the sale transaction and the transactions contemplated thereby. For more information about Purchaser, see "Summary Term Sheet--Parties to the Sale Transaction."

Material U.S. Federal Income Tax Consequences of the Sale Transaction and Liquidation of Metropolis

      The following summary of the anticipated material U.S. federal income tax consequences to Metropolis and its stockholders of the proposed merger and sale transaction is not intended as tax advice and is not intended to be a complete description of the federal income tax consequences of the proposed merger and sale transaction and subsequent liquidation of Metropolis. This summary is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the "Code", as presently in effect, the rules and regulations promulgated thereunder, current administrative interpretations and court decisions and should be read in conjunction with "PROPOSAL 2 - THE MERGER; Material Federal Income Tax Consequences." No assurance can be given that future legislation, regulations, administrative interpretations or court decisions will not significantly change these authorities, possibly with retroactive effect. No rulings have been requested or received from the Internal Revenue Service, which we refer to as the "IRS" as to the matters discussed and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of certain matters discussed or, if it does challenge the tax treatment, that it will not be successful. This summary also does not discuss all of the tax consequences that may be relevant to a particular stockholders or to certain stockholders subject to special treatment under the United States federal income tax laws, such as insurance companies, financial institutions, or tax-exempt or foreign stockholders.

      Metropolis will recognize a gain on the sale of the 1290 property equal to the excess of the amount realized over its adjusted tax basis in the property. However, because Metropolis has elected to be taxed as a real estate investment trust, or a "REIT", for U.S. federal income tax purposes, Metropolis is generally entitled to a "dividends paid deduction" in an amount equal to the dividends paid during the taxable year. Distributions made in liquidation of a REIT generally will, to the extent of the REIT's accumulated earnings and profits and current earnings and profits (computed without regard to capital losses), be treated as dividends in determining the amount of the "dividends paid deduction" available. Under a special rule, Metropolis' earnings and profits for purposes of the "dividends paid deduction" will be increased by the total amount of gain on the sale or exchange of real property during the taxable year. To the extent the amount of "dividends paid deduction" available to Metropolis equals or exceeds the gain recognized by Metropolis from the sale transaction, Metropolis will not be subject to federal income tax.

      As described under the caption "PROPOSAL 2- THE MERGER; Reasons for Merger and Related Transactions", Metropolis will consummate the merger and become a subsidiary of Holdings. Holdings will borrow the pre-closing loan from Purchaser or its designee and contribute the pre-closing loan proceeds to Metropolis to repay a portion of Metropolis' existing debt held by GE Capital. See "PROPOSAL 2
- THE MERGER; Material U.S. Federal Income Tax Consequences" for discussion of the U.S. federal income tax consequences of the merger and the federal income tax classification of the Holdings as a partnership.

      After repayment of the balance of the existing debt with the net proceeds of the sale transaction, Metropolis will liquidate and distribute all remaining net sale transaction proceeds to Holdings. As a result of the liquidating distribution, Metropolis should be entitled to a "dividends paid deduction" in an amount at least equal to the gain recognized from the sale transaction and should, therefore, not be subject to federal income tax.

      Because Holdings is a partnership for U.S. federal income tax purposes, it is itself not subject to federal income taxation with respect to the gain realized upon receipt of a liquidating distribution from

Metropolis. Instead, each member of Holdings will be required to include its distributive share of gain from the liquidation of Metropolis based on the principles of Section 704(c) of the Code. In general, under Section 704(c) of the Code, each member of Holdings will recognize taxable gain or loss up to the amount of the built-in gain or loss in the Metropolis common stock deemed to have been contributed to Holdings by such member. The amount of gain reported by Holdings from the liquidation of Metropolis will be equal to the excess of the liquidating distribution received over its adjusted tax basis in the common stock (which includes the pre-closing loan proceeds contributed to the capital of Metropolis).

      Immediately after the liquidation of Metropolis, Holdings will repay the pre-closing loan and distribute to holders of its LLC units all remaining cash proceeds less the $10 million indemnification reserve and $2 million expense reserve to pay any additional expenses Holdings may incur, whether as successor to Metropolis or otherwise. Gain or loss will be recognized by each member of Holdings in an amount equal to the excess of the amount of cash distribution received (including a deemed cash distribution attributable to the repayment of the pre-closing loan) over such member's tax basis in its LLC units. Each member's adjusted tax basis in its LLC units generally will be its adjusted tax basis in the common stock immediately prior to the merger, increased by its allocable share of the pre-closing loan and distributive share of gain or loss from the liquidation of Metropolis. This gain or loss will be capital in nature and will be long-term capital gain or loss if the member's holding period in the LLC units (which includes its holding period in the common stock surrendered in the merger) was more than one year. Distributions to members of Holdings attributable to the release of all or any portion of the $10 million indemnification reserve and the $2 million expense reserve amount after the indemnification period has expired generally will be taxable as capital gains to such members to the extent such distributions exceed such members' adjusted tax basis in their LLC units.

      The discussion above is not a complete analysis or description of all potential federal income tax consequences of the proposed sale transaction, merger and liquidation. You are advised to consult your own tax advisor to determine the U.S. federal, state or local or foreign income tax consequences that are applicable to you in light of your own personal circumstances.


Use of Purchase Price Proceeds


      Purchase Price. The purchase price to be paid by Purchaser in the sale transaction is $745.5 million, subject to customary prorations. In addition, effective as of the date of the closing of the sale transaction, Purchaser has also agreed to assume and become responsible for certain of Metropolis' tenant improvement obligations and leasing commissions in an aggregate amount of approximately $11.1 million. See "PRO FORMA SOURCES AND USES OF PROCEEDS." See also "--Interests of Certain Persons in the Sale Transaction; Apollo Real Estate Investment Fund Note."

      Distribution to Stockholders. Metropolis expects that its net proceeds from the purchase price will be approximately $275 million (which amount includes approximately $23 million of cash on hand) after payment for the following amounts:

      o prepayment of Metropolis' existing debt, consisting of $425 million in principal, plus approximately $3 million in accrued interest;

      o the retention of the $10 million indemnification reserve to satisfy indemnification claims and certain post-closing costs (such as Metropolis' pro rata portion of the building's operating expenses and prepaid real estate expenses);

      o     the $2 million expense reserve amount;

      o     the payment of approximately $22.5 million in transfer taxes;

      o the payment of an estimated $10 million in swap termination costs, based on a breakage as of June 30, 2002; and

      o $4 million in transaction costs representing an estimate of fees and expenses to be paid in the sale transaction and merger, including, without limitation, attorneys' and accountants' fees, as well as Commission filing fees, printing and other miscellaneous expenses.

As soon as practicable following the closing date of the sale transaction, this amount will be distributed by Metropolis to Holdings which in turn will repay the pre-closing loan and distribute the net proceeds of approximately $292.5 million or $22.50 per LLC unit to all of the holders of LLC units on a pro rata basis. Actual distributed amounts, however, may differ, if Metropolis' estimates of its costs and expenses and swap breakage fees are incorrect. See "Risk Factors."

      Prepayment of Existing Indebtedness and Swap Agreement Termination Costs. Metropolis intends to use the proceeds from the sale transaction and the pre-closing loan to repay its existing debt and to pay the expenses associated with the termination of that certain ISDA Master Agreement, dated as of December 13, 1999, by and between 1290 Partners and Morgan Stanley Derivative Products, Inc., which we refer to as the "swap agreement." The current amount of Metropolis' existing debt is $425 million. The current estimated costs of terminating the swap agreement as of June 30, 2002 would be approximately $10 million.

      Indemnification Obligations. Under the purchase agreement, Metropolis has agreed to indemnify Purchaser for all claims asserted during the indemnification period which expires on December 30, 2002 for the breach of certain of its representations and warranties made in the Purchase Agreement. Metropolis' maximum indemnification obligation to Purchaser under the purchase agreement is $10 million, less any amounts paid in connection with certain post-closing costs related to the sale transaction. See "--Description of the Purchase Agreement; Indemnification."

      Following the closing date of the sale transaction, Metropolis will no longer have any operating income from which to pay the indemnification obligations because it will liquidate following the distribution of the net proceeds that it receives in the sale transaction to Holdings. In order to satisfy or settle indemnification claims made during the indemnification period, if any, Holdings will retain $10 million of the net purchase price proceeds, less any amounts paid in connection with certain post-closing costs related to the sale transaction, until the expiration of the indemnification period, or if any claims are made by Purchaser on or prior to December 30, 2002, then Holdings will retain, after such date, an amount sufficient to satisfy such claim, until such time as such claim is settled or satisfied. After all indemnification claims are settled and/or satisfied, if any amount remains or is not subject to indemnification claims, then Holdings will distribute such remaining amount pro rata to holders of its LLC units.

      Expense Reserve Amount. Because Holdings will not have any operating income, and because it will be required to employ legal counsel and independent accountants in order to comply with its obligations under the federal securities laws, Metropolis has determined that Holdings retain the $2 million expense reserve in order to ensure that Holdings will have sufficient capital to pay professional fees and any other fees and expenses it may incur during the indemnification period. Upon the distribution of the $10 million indemnification reserve to the members of Holdings, Holdings will also distribute pro rata to holders of its LLC units, the remaining portion of the $2 million expense reserve.


Regulatory Approvals


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


      Other than obtaining the requisite vote of Metropolis' stockholders at the special meeting, the filing of this information statement--prospectus with the Commission, its distribution in accordance with federal securities laws and Maryland General Corporation Law, and having the registration statement under which this information statement--prospectus has been filed with the Commission declared effective, none of the parties is obligated under the purchase agreement to comply with any federal or state regulatory requirements in connection with the sale transaction.


Interests of Certain Persons in the Sale Transaction


      Apollo Real Estate Advisors, L.P. Several members of Metropolis' management and board of directors are affiliated with Apollo Real Estate Advisors, L.P., and as a result have interests in the sale transaction that are in addition to their interests as stockholders of Metropolis. Apollo Real Estate Advisors is the general partner of Apollo Real Estate Investment Fund, which beneficially owns approximately 38% of the outstanding shares of Metropolis common stock. The following is a description of the additional interests of certain of Metropolis' stockholders in the sale transaction:

   Officers and Directors of Metropolis. William L. Mack, Lee S. Neibart, Bruce
H. Spector and John R.S. Jacobsson are partners of Apollo Real Estate Advisors and officers of the general partner of Apollo Real Estate Advisors. These persons serve as directors of Metropolis and Mr. Mack serves as Chairman of the board of directors, Mr. Neibart serves as President of Metropolis, and Mr. Jacobsson serves as a Vice President and Secretary of Metropolis. None of these persons serve on the special committee that has approved the sale transaction.

   Several of the member of Metropolis' Board of Directors that are affiliated with Apollo Real Estate Investment Fund indirectly control AP-1290, an approximate 23% Limited Partner of Purchaser. Apollo Real Estate Investment Fund currently owns 100% of the limited liability company interests of AP-1290. Through AP-1290, Apollo Real Estate Investment Fund has agreed to invest up to approximately $79 million of the amount that it is entitled to receive as a stockholder of Metropolis from the distribution of the net proceeds of the sale transaction in consideration for a 22.79% limited partnership interest in the Purchaser. This interest will entitle AP-1290 to a subordinated preferred return on its invested capital and 43.75% of any remaining net cash flow from the operations of Purchaser. This preferred return is subordinated to the prior payment of a preferred return to Purchaser's other partners. In connection with any capital transaction by Purchaser, AP-1290 would be entitled to a subordinated return of its invested capital and 50% of any net proceeds from such capital transaction. The return of its invested capital is subordinated to the prior return of capital to Purchaser's other partners and the achievement of certain specified distribution thresholds. As a result of this investment, directors of Metropolis who are also partners of the general partner of Apollo Real Estate Advisors will benefit as indirect owners of AP-1290 because they will be entitled to share in the economic benefit of their investment while stockholders that elect not to participate in the AP-1290 offering will not be entitled to these benefits.

   Manager of 1290 Property. Purchaser appointed Jamestown 1290 Management L.P. as the manager of the 1290 property following the closing of the sale transaction. Jamestown 1290 Management is owned 99.9% by the Purchaser and 0.00001% by JT 1290 Corp. Jamestown 1290 Management has, in turn, appointed AP-1290 Manager, L.P., an affiliate of Apollo Real Estate Advisors, and Jamestown 1290 Management to manage the 1290 property. AP-1290 Manager and Jamestown 1290 Management have agreed to share equally a management fee of 1.75% of the effective gross rents received from the 1290 property in consideration for providing management services to the 1290 property. Jamestown 1290 Management, however, expects to subcontract some of its management duties to a third party property management firm and, as a result, the compensation that it is entitled to receive as manager of the 1290 property will be reduced by the amount that it pays to such property management firm. This subcontracted property management fee is currently expected to be approximately 1.0% of effective gross rents per year. The members of the board of directors that are affiliated with Apollo Real Estate Advisors will benefit as indirect owners of AP-1290 Manager because they will be entitled to share in the AP-1290 Manager's net income, if any, while our other stockholders will not be entitled to this benefit.

   Post-Closing Transaction Fee. If the 1290 property is sold by Purchaser, AP-1290 Manager will be entitled to a sales fee equal to 1.2% of the gross sale price. A subsequent sale of the 1290 property is not expected to occur prior to 2009. The purpose of this fee is to provide AP-1290 Manager additional compensation for its management services and to compensate it as a co-sponsor, with Jamestown, for finding a subsequent purchaser of the 1290 property. The members of the board of directors that are affiliated with Apollo Real Estate Advisors will benefit as indirect owners of AP-1290 Manager because they will be entitled to share in the AP-1290 Manager's net income, if any, while our other stockholders will not be entitled to this benefit.

   Leasing Agent of 1290 Property. Purchaser has agreed to appoint AP Leasing LLC to serve as the leasing agent for the 1290 property following the closing of the sale transaction. AP Leasing is an affiliate of Apollo Real Estate Advisors. In consideration for providing leasing services, AP Leasing will be entitled to receive a leasing commission if and when a lease relating to the 1290 property is entered into. Leasing commissions will be computed by multiplying the fixed rent for such lease by a scheduled percentage (ranging from 1% to 5%) relating to a specified period of time during the term of the lease. The members of the Metropolis board of directors that are affiliated with Apollo Real Estate Advisors will benefit as owners of AP Leasing because they will share in the AP Leasing's net income, if any, while their pro rata portion of the fees described above, and the stockholders will not be entitled to this benefit.

   Compensation to Certain Metropolis Officers. On July 9, 2002, the Metropolis board of directors resolved to award $50,000 to each of Messrs. John Jacobsson, Vice President and Secretary of Metropolis; Andrew Cohen, Vice President of Metropolis; and Stuart Koenig, Treasurer of Metropolis, upon the consummation of the sale transaction for services rendered by such officers in connection with the sale transaction. These officers are also officers of Apollo Real Estate Advisors.

   Apollo Real Estate Investment Fund Note.

   o Under the terms of the limited partnership agreement of Purchaser, dated as of April 16, 2002, among JT 1290 Corp., Jamestown 1290 Partners, and AP-1290, AP-1290 is obligated to (i) make a $78.625 million initial capital contribution to Purchaser and (ii) pay $1.1 million to Purchaser for its portion of the closing costs for a new loan for the 1290 property. Apollo Real Estate Investment Fund has executed a promissory note in favor of Metropolis, dated as of July ____, 2002, in the principal amount of $79.725 million and delivered such note to an escrow agent to be held by the escrow agent until the closing date of the sale transaction.

   o The promissory note provides that Apollo Real Estate Investment Fund will pay to Metropolis the principal amount of such note on the closing date of the sale transaction if AP-1290 fails to satisfy its payment obligations under the Purchaser's limited partnership agreement. Overdue principal bears interest for each day from the due date thereof until paid in full at a rate per annum equal to 7%, such interest to be payable upon demand.

   o The promissory note is secured by the 4,936,060 shares of common stock owned by Apollo Real Estate Investment Fund and will be repaid from distributions Apollo Real Estate Investment Fund receives as a holder of LLC units from the net proceeds of the sale transaction. The amount of the net proceeds from the sale transaction to be distributed to Apollo Real Estate Investment Fund as a stockholder of Metropolis is expected to exceed the amount of the promissory note.

   o If AP-1290 fails to satisfy all or any portion of its payment obligations under the Purchaser's limited partnership agreement on the closing date of the sale transaction, then the promissory note will be released to the Purchaser, and the Purchaser will have the right to deliver the promissory note to Metropolis as payment of a portion of the purchase price (equal to the amount of the note to be paid in the sale transaction). If AP-1290 satisfies all of its payment obligations under the Purchaser's limited partnership agreement, then the promissory note will be released by the escrow agent to Apollo Real Estate Investment Fund on the closing date of the sale transaction. A copy of the promissory note is attached as Annex I to this information statement--prospectus.

   Voting Agreement. Apollo Real Estate Investment Fund has executed a voting agreement with Purchaser pursuant to which it has agreed to vote in favor of the sale transaction and the merger. See "PROPOSAL 1 - THE SALE TRANSACTION; Interests of Certain Persons In The Sale Transaction - Description of Voting Agreement"; and "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

   Purchaser will provide a pre-closing loan to Holdings following the merger and prior to the closing of the sale transaction. Immediately following the merger and prior to the closing of the sale transaction, Holdings will borrow approximately $150 million from Purchaser or a designee of Purchaser. The amount borrowed will be repaid in full at the closing of the sale transaction and will bear interest at the rate of ____ percent (__%) per annum for so long as the pre-closing loan is outstanding. Immediately upon receipt of the proceeds of the pre-closing loan, Holdings will contribute such proceeds to Metropolis as capital. Metropolis will use this capital contribution to repay a portion of its existing indebtedness prior to the consummation of the sale transaction. The loan will be secured by a pledge of Holdings' 99.9% equity interest in Metropolis. See "PROPOSAL 2 - THE MERGER; Pre-Closing Loan, Payment of Purchase Price and Other Related Transactions."

      Capital Trust. Two members of our management and board of directors are affiliated with Capital Trust, Inc., and as a result may have interests in the sale transaction that are in addition to their interests as our stockholders. Capital Trust owns approximately 0.2% of the outstanding shares of Metropolis common stock, is the asset manager of the 1290 property, and its Chief Executive Officer, John R. Klopp serves on Metropolis' board of directors. In addition, Mr. Klopp serves as Metropolis' Vice President and Jeremy FitzGerald, a Managing Director of Capital Trust, serves as Metropolis' Vice President and Assistant Secretary. Mr. Klopp is also a stockholder of Metropolis. In addition, Craig M. Hatkoff, a Director of Capital Trust, is also a stockholder of Metropolis. Capital Trust is not affiliated with Purchaser, Apollo Real Estate Investment Fund or any of their affiliated entities. Mr. Klopp initially served on the special committee that approved the sale transaction and the merger, but later resigned as a member when the special committee received and considered an alternative bid from an entity that may have been considered to be an affiliate of Capital Trust. See "PROPOSAL 1 - THE SALE TRANSACTION; Background to the Sale Transaction." Upon the closing of the sale transaction, Capital Trust will be paid a fee in the amount of $2 million in consideration for the termination of the asset management agreement and for services rendered to Metropolis in connection with the sale transaction. As a result of receiving this fee, Capital Trust will receive a benefit in the sale transaction that the other stockholders of Metropolis will not be entitled to receive. In addition, on July 9, 2002, the Metropolis board of directors resolved to award $50,000 to Ms. Jeremy FitzGerald, Vice President and Assistant Secretary of Metropolis, upon the consummation of the sale transaction for services rendered by her in her capacity as an officer of Metropolis in connection with the sale transaction.

   Tishman Speyer. Tishman Speyer Properties, L.P. currently serves as property manager/leasing agent of the 1290 property whereby it manages the day-to-day operations of the 1290 property. NYPROP, L.L.C., an affiliate of Tishman Speyer, owns 545,707 shares of Metropolis common stock (or approximately 4.2% of the outstanding shares). Upon the consummation of the sale transaction, the leasing agreement with Tishman Speyer will be terminated, and Tishman Speyer will be entitled to receive, on an accelerated basis, approximately $800,000 of leasing commissions due to Tishman Speyer under its leasing agreement. This amount relates to leasing commissions due to Tishman Speyer with respect to five tenants. Such leasing commissions were originally scheduled to be paid no sooner than December 2002 and as late as April 2004. This payment is an obligation of Purchaser under the purchase agreement, and as such, on the closing date. As a result of receiving this fee on an accelerated basis, Tishman Speyer will receive a benefit in the sale transaction the other stockholders of Metropolis will not be entitled to receive.



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

Dissenters' Appraisal Rights


      Under Maryland law, you are not entitled to appraisal rights in connection with the approval of the sale transaction. Under Maryland law, however, you are entitled to appraisal rights in connection with the approval of the merger. See "PROPOSAL 2 - THE MERGER; Appraisal Rights."


Private Placement by AP-1290


AP-1290 has notified Metropolis that it intends to offer to all of the stockholders of Metropolis who are "accredited investors" (as such term is defined under the rules promulgated under the Securities Act of 1933, as amended) and who own more than twenty shares of Metropolis common stock, pursuant to a private placement memorandum, the right to purchase membership interests in AP-1290 at a price and on the terms to be set forth in a confidential AP-1290 offering memorandum. AP-1290 owns a 22.79% limited partnership interest in Purchaser. AP-1290 intends to close the AP-1290 offering simultaneously with the closing of the sale transaction. The terms and conditions of the AP-1290 offering are subject to the AP-1290 offering memorandum. The consummation of the AP-1290 offering is not a condition to the merger or sale transaction. This is not an offering or solicitation of the securities to be offered in the AP-1290 offering.

Termination of Metropolis' Registration under the Securities Exchange Act of
1934

      Following the closing of the sale transaction and the merger, Metropolis will terminate its registration under the Exchange Act, and accordingly Metropolis will no longer be required to file with the Commission and to deliver to stockholders annual or quarterly reports. However, the issuance of LLC units that stockholders receive from Holdings in the merger will be registered under the Securities Act, and Holdings will be required to comply with the reporting obligations under the Exchange Act. See "PROPOSAL 2 - THE MERGER; Parties to Merger; Holdings."


                      DESCRIPTION OF THE PURCHASE AGREEMENT


      Although Metropolis believes that the following summary describes the material terms and conditions of the purchase agreement, the summary is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is attached as Annex B to this information statement--prospectus and is incorporated herein by reference.


Purchase Price


      Purchaser has agreed to purchase the 1290 property for $745.5 million. In addition, Purchaser has agreed to assume and become responsible for certain of Metropolis' tenant improvement obligations and leasing commissions in an amount equal to approximately $11.1 million.

      Pursuant to the Purchase Agreement, Purchaser has made an earnest money deposit of $25 million with Fidelity National Title Insurance Company, Atlanta Office, as escrow agent.


Closing Date


      Scheduled Closing Date. The transactions contemplated by the Purchase Agreement shall occur on a date selected by Purchaser by giving no fewer than three business days notice to Metropolis, which date will be designated by Purchaser following the approval of the transaction contemplated by the Purchase Agreement by not less than 66 2/3% of the outstanding shares of the common stock, but not later than: (x) July 15, 2002 if the Commission has notified Metropolis that it will not review and comment upon the information statement--prospectus; or (y) August 28, 2002, if the Commission has notified

Metropolis that it will review and comment upon the information statement--prospectus. Each of Purchaser and Metropolis shall have the right to extend the scheduled closing date for up to five business days in addition to the extension rights described below through a date no later than October 7, 2002.

      Purchaser Right to Extend Closing. Purchaser shall have the right to extend the deadline for the closing date to August 31, 2002 if the Commission has notified Metropolis that it will not review and comment upon the information statement - prospectus, by giving written notice to Metropolis within three business days following delivery by Metropolis of written notice to Purchaser that the Commission has determined not to review and comment upon the information statement - prospectus, and, simultaneously with the delivery of such Purchaser extension notice, Purchaser shall deliver the sum of ($15,000,000) Fifteen Million Dollars to the escrow agent, as an addition to the deposit.

      Metropolis' Right to Extend Closing. Metropolis shall have the right to extend the deadline for the closing date:

      o to July 22, 2002, if the Commission shall have notified Metropolis that it will not review and comment upon the information statement - prospectus, by giving written notice to Purchaser on or before June 27, 2002; and

      o to a date not later than October 7, 2002, on a day-for-day corresponding basis to the extent it shall take the Commission more than fifty (50) days after it has notified Metropolis that it intends to review and comment upon the information statement - prospectus.


Representations and Warranties


      The material representations and warranties of Metropolis in the Purchase Agreement are customary for transactions similar to the sale transaction and relate to the following matters:

      o The due formation and organization of Metropolis and 1290 Partners, and that each has the full power and authority and all licenses, permits, and authorizations necessary to carry on their respective businesses in which it is engaged and to own and use the properties owned and used by it in all other jurisdictions in which Metropolis and 1290 Partners is transacting business except where the failure to have such licenses, permits and authorizations would not have a material adverse effect on the operation of the 1290 property.

      o Metropolis owns all of the outstanding shares of 1290 GP Corp., the general partner of 1290 Partners.

      o The Purchase Agreement and all documents executed by Metropolis, or its affiliates, which are to be delivered to Purchaser at the closing are, and at the time of the closing, will be, duly authorized, executed and delivered by Metropolis or its affiliates, as the case may be, and at the time of the closing, will be the legal, valid and binding obligations of Metropolis or its affiliates, as the case may be, enforceable against Metropolis or such affiliates in accordance with their terms subject to the approval of the stockholders of the Metropolis, and except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally, and do not and, at the time of the closing, will not, constitute a default under any written obligation of Metropolis or violate any judicial order to which Metropolis is subject or bound, except where such default or violation would not have a material adverse effect on Metropolis' ability to perform its obligations thereunder.

      o To Metropolis' knowledge (A) no tenant under a lease is in default under its lease beyond the applicable cure period except for defaults that, individually or in the aggregate, do not have a material adverse effect on the operation of the 1290 property; (B) no tenant under any lease has alleged, in writing or otherwise, and such allegation remains outstanding or remains uncured, that the landlord under its lease is in default thereunder beyond the applicable cure period, or that such tenant has an existing valid counterclaim or a right of offset against any base rent or additional rent payable under its lease, except for defaults that, individually or in the aggregate, do not have a material adverse effect on the operation of the 1290 property; and (C) no tenant under any lease has alleged, in writing or otherwise, and such allegation remains outstanding or remains uncured, that there is any dispute in the amount of base rent payable under its lease, except for such allegations that, individually or in the aggregate, do not have a material adverse effect on the operation of the 1290 property.

      o No consents are required under any leases in connection with the consummation of the transactions contemplated by the Purchase Agreement. To Metropolis' knowledge, there are no parties in possession of any portion or the 1290 property, whether as lessees, tenants at sufferance, trespassers or otherwise, except for the tenants under the leases or their assignees or subtenants under written assignments or subleases which have been delivered to Purchaser. For purposes of the Purchase Agreement, "Metropolis' knowledge" means the actual knowledge of the following individuals:
            John Jacobsson, Jeremy Fitzgerald, Andrew Cohen and Steven McGann, who are the individuals most likely to know of the matters to which such knowledge is referenced.

      o Metropolis delivered or made available to Purchaser true and complete copies of all service, maintenance, supply and other material agreements relating to the operation of the 1290 property.

      o Metropolis delivered to Purchaser is a true, correct and complete list of the security deposits, including cash, certificates of deposit, and letters of credit, currently held by Metropolis under the leases in effect as of the date of the Purchase Agreement.

      o Metropolis delivered to Purchaser a true, correct and complete tenant arrearage schedule and such schedule is in all material respects as of the date of the Purchase Agreement.

      o There are no actions, suits, litigations, hearings or administrative proceedings to which the 1290 property or Metropolis is a party pending before any court or other governmental authority or to Metropolis' knowledge, threatened with respect to all or any portion of the 1290 property or Metropolis, except for such actions pending or threatened that, individually or in the aggregate, do not have a material adverse effect on the operation of the 1290 property.

      o There are no condemnation or eminent domain proceedings pending, or to the best of Metropolis' knowledge, threatened against the 1290 property.

      o Except for the 2001 Engineer Agreement, Local 94-94A-94B, and 1999 Commercial Building Agreement, Local 32B-32J, there are no collective bargaining agreements or other employment agreements to which Metropolis is a party (or by which Metropolis is bound) and relating to the 1290 property.

      o Except as otherwise disclosed to Purchaser, neither Metropolis nor the managing agent of the 1290 property employs any union employees at the 1290 property.

      o To Metropolis' knowledge no zoning, building, or other law, ordinance, regulation, or restriction is, or as of the closing will be, violated by the continued maintenance, operation, or use of the 1290 property in its present manner, except where such violation would not have a material adverse effect on the operation of the 1290 property.

      o Metropolis delivered to Purchaser a true, correct and complete list of all brokerage agreements in effect as of the date of the Purchase Agreement and which will be effective after the closing of the sale transaction relating to the leases.

      o The copies of insurance certificates setting forth casualty and rent loss coverage maintained with respect to the 1290 property that were delivered to Purchaser by Metropolis evidenced by such certificates are in full force and effect and premiums on said policies have been paid through September 30, 2002.

      o The environmental report which Metropolis delivered to Purchaser is true, correct and complete, and to Metropolis' knowledge is the only such report relating to the environmental condition of the 1290 property that has been issued or published in the past two years. Metropolis has not received any written warning, notice, notice of violation, administrative complaint, judicial complaint or other formal or informal written notice alleging that conditions on the 1290 property are in violation of any environmental laws, regulations, ordinances or rules.

      o Except as disclosed to Purchaser in writing, each tenant under the leases on the 1290 property has commenced payment of the base rent payable under its lease.

      o The existing loan documents relating to the 1290 property have not been amended or modified except as disclosed to Purchaser in writing by Metropolis and true, correct and complete copies of the existing loan documents have been delivered or made available to Purchaser.

      o 1290 Partners has fee simple title to the 1290 property, free and clear of all encumbrances, except for the permitted encumbrances.

      o To Metropolis' knowledge, Metropolis holds, and there are presently in effect, all zoning, building, or other licenses, permits, authorizations and approvals required for the operation of the building by all governmental authorities having jurisdiction, except where the failure to have such licenses, permits, authorizations and approvals would not have a material adverse effect on the operation of the building.

      o Metropolis has not received any written notice of any special assessments contemplated being imposed against the 1290 property after the date of the Purchase Agreement, except for such special assessments that, individually or in the aggregate, do not have a material adverse effect on the operation of the 1290 property.

      o Metropolis has not received written notice that it is not in compliance in all material respects with all applicable laws, and to Metropolis' knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or written notice has been filed with or commenced before any governmental authority against it alleging any failure so to comply.

      o The special committee has been duly authorized by Metropolis to act with all authority of the board of directors of Metropolis with respect to the negotiation of the Purchase Agreement on behalf of such board of directors and to recommend the Purchase Agreement to the board of directors.

      o Except for the existing loan, the swap agreement, the contracts and the tenant improvements and leasing commissions, or as set forth on Metropolis' consolidated financial statements filed with the Commission, neither Metropolis nor 1290 Partners have any financial liabilities or obligations other than trade debt incurred in the ordinary course of operating the 1290 property, all of which obligations and liabilities shall be paid, liquidated and/or discharged promptly after the closing.

      o No capital improvements are currently being made at the 1290 property.

      o As of the date of the Purchase Agreement, there are no pending rent audits, and to Metropolis' knowledge no threatened rent audits.

      o To Metropolis' knowledge, none of the information delivered to Purchaser and prepared by third parties contains any material misstatements or omissions or is misleading in any material manner.


      The material representations and warranties of Purchaser in the Purchase Agreement relate to the following matters:


      o Purchaser has sufficient cash on hand or enforceable financial commitments from credible sources to allow it to pay the purchase price, consummate the transactions contemplated thereby, and pay all related fees and expenses as set forth therein.


Conduct of Business Operations Prior to Closing Date


      The Purchase Agreement contains certain covenants customary to transactions similar to the sale transaction. The Purchase Agreement also contains specific covenants relating to the conduct of Metropolis' business until the closing date including that it:

      o will maintain in full force and effect the insurance policies currently in effect with respect to the 1290 property (or replacements continuing similar coverage);

      o will operate and manage the 1290 property in a manner consistent with past practice;

      o will notify Purchaser promptly if Metropolis receives written notices of any claimed material default or material non-performance received or given by Metropolis with respect to certain major leases;

      o will not terminate any lease; amend or modify, or permit the cancellation (other than non-material amendments or modifications or pursuant to an express option granted to tenant thereunder or which tenant may have at law) or surrender of, or consent to the assignment or subletting under, any lease unless contractually bound; or enter into any new lease for space at the 1290 property except pursuant to a leasing schedule agreed to in writing by the parties thereto;

      o will not affirmatively subject the 1290 property to any additional liens, encumbrances, covenants or easements; and

      o will not, except as provided below under the Section "--Superior Offers," sell, transfer or otherwise dispose of the 1290 property, or solicit, initiate or encourage (including by way of furnishing information), any transaction involving the sale or other disposition of the 1290 property, except as contemplated in the Purchase Agreement.


Superior Offers


      Until such time as the pre-closing loan is funded, Metropolis and the special committee will be permitted to participate in discussions and negotiations, and to furnish information concerning Metropolis and/or the 1290 property in connection with an unsolicited written inquiry, proposal or offer by an unaffiliated third party that the special committee reasonably believes (after having obtained sufficient preliminary information upon which to make such determination) that after giving due regard to the likelihood of consummation of such unsolicited offer, such unsolicited offer would result in Metropolis' stockholders realizing more value for their shares than they would in connection with the transactions contemplated by the Purchase Agreement, which superior offer involves:

      o the purchase of all or substantially all of the equity interests in Metropolis;

      o     the purchase of all or substantially all of the 1290 property;
            and/or

      o entering into any of the following transactions: merger, consolidation, business combination, recapitalization, liquidation and dissolution involving Metropolis;

provided, however, that in any such case, it is the good faith opinion of the special committee, after consultation with outside counsel and after having obtained such preliminary information, that failure to participate in such discussion and negotiations or to furnish such information would likely be inconsistent with the special committee's duties to Metropolis' stockholders under applicable law.

      Metropolis agreed that it will promptly (and in no event later than 24 hours after receipt of an unsolicited offer) notify Purchaser (which notice will be provided orally and in writing and will identify the person or entity making the unsolicited offer and set forth its material terms) after receipt of an unsolicited offer, and thereafter shall keep Purchaser informed, on a current basis, of the status and material terms of any unsolicited offer.

      The special committee has agreed to recommend that the stockholders of Metropolis vote to approve the sale transaction. However, the special committee may withdraw or modify its recommendation that the stockholders of Metropolis vote to approve the sale transaction, or may recommend that Metropolis' stockholders vote in favor of or accept an unsolicited offer, if:

      o it is the opinion of the special committee, after consultation with outside counsel, that failure to take such action would likely be inconsistent with the special committee's duties to Metropolis' stockholders under applicable law;

      o the special committee shall have delivered written notice to Purchaser advising Purchaser that it intends to take such action unless the terms and conditions of the Purchase Agreement are amended, and three business days have elapsed following the special committee's delivery of such notice;

      o the Purchase Agreement was amended by Purchaser before the expiration of said three-business-day period, and the unsolicited offer would nonetheless still constitute a superior offer; and



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


      o Metropolis has complied with its obligations described in the section "PROPOSAL 1 - THE SALE TRANSACTION; Description of the Purchase Agreement; Superior Offers."

      Metropolis has agreed that it will not accept or enter into any agreement concerning a superior offer for a period of at least five business days after Purchaser's receipt of the initial notification of the unsolicited offer, during which period Metropolis will, and will cause its financial and legal advisors to, negotiate with Purchaser to amend the terms and conditions of the Purchase Agreement as would enable Purchaser to match the economic terms and other conditions contained in such superior offer in order to proceed with the transactions contemplated by the Purchase Agreement.


Break Up Fee


      If Metropolis elects not to consummate the transactions contemplated by the Purchase Agreement and instead elects to pursue its rights described above in the section "PROPOSAL 1 - THE SALE TRANSACTION; Description of the Purchase Agreement; Superior Offers," then Metropolis shall have the right to terminate the Purchase Agreement and will not be in default thereunder so as to allow Purchaser to avail itself of the default remedies set forth in "PROPOSAL 1 - THE SALE TRANSACTION; Description of the Purchase Agreement; Default by Purchaser or Metropolis;" provided, however, that (A) until 11:59 p.m. on the date that Metropolis files this information statement--prospectus with the Commission, but in no event later than June 1, 2002, if Metropolis shall terminate the Purchase Agreement pursuant to its rights set forth in Section 8(c) thereof, then Metropolis will pay to Purchaser a fee equal to $15 million; and (B) from and after 12:00 a.m. on the date immediately following the date upon which Metropolis files the information statement--prospectus with the Commission, but in no event later than June 2, 2002, if Metropolis terminates the Purchase Agreement pursuant to its rights set forth in Section 8(c) thereof, then Metropolis will pay to Purchaser a fee equal to $20 million, which amounts in both subclauses (A) and (B) shall also be deemed to include all of Purchaser's expenses incurred in connection with the transactions contemplated thereby.

      The break up fee shall be payable to Purchaser upon the earlier of: (i) five business days following the consummation of the superior offer; (ii) December 31, 2002; and (iii) ninety days following the termination of a superior offer transaction that 1290 Partners has elected to pursue; provided, however, that as to subclauses (ii) and (iii), on or prior to the date Metropolis is required to pay the break up fee, Metropolis may elect, in lieu of paying the break up fee on such date, to instead deliver to Purchaser a letter of credit in an amount equal to the break up fee issued by a New York City money center in favor of Purchaser. The terms of such letter of credit will provide that it may be drawn upon by Purchaser on or after June 30, 2003 if the payment of the break up fee is not made by Metropolis on or prior to June 30, 2003.


Indemnification


      The representations and warranties of Metropolis contained in the Purchase Agreement will survive the closing of the sale transaction until December 30, 2002. Metropolis' representations and warranties and its post closing obligations set forth therein will automatically be null and void and of no further force and effect on the last day of the indemnification period unless, prior to the last day of the indemnification period, Purchaser shall in good faith have provided Metropolis with a written notice alleging that Metropolis will be in breach of such representation, warranty or obligation, and specifying in reasonable detail the nature of such breach. Purchaser will allow Metropolis thirty days after its notice within which to cure such breach. If Metropolis fails to cure such breach after written notice thereof, Purchaser's sole remedy shall be to commence a legal proceeding for damages against Metropolis alleging that Metropolis will be in breach of such representation, warranty or obligation and that Purchaser shall have suffered actual damages as a result thereof, which proceeding must be commenced, if at all, within thirty days after the expiration of the indemnification period; provided, however, that Metropolis shall have no liability to Purchaser or any of its successors or assigns with respect to a breach or breaches of its representations, warranties, obligations or otherwise hereunder if any of Stephen J. Zoukis, Christoph A. Kahl or Matt M. Bronfman had actual knowledge prior to the closing date of the sale transaction of such breach, breaches or other liability relating to such damages regardless of the amount of such damages resulting from such breach, breaches or other liability. Moreover, Metropolis shall have no liability to Purchaser or any of its successors or assigns hereunder for damages in excess of $10 million (less any amounts paid or payable by Metropolis in accordance with the terms of the Purchase Agreement following the closing date).

      In consideration for such limitation on liability, Metropolis agreed that following the closing, Metropolis (or any successor entity) will maintain a tangible net worth of at least $10 million (less any amounts paid or payable by Metropolis in accordance with the terms of the Purchase Agreement following the closing date) until the later of (A) December 31, 2002, if no proceedings have been commenced by December 30, 2002; or (B) the final settlement of all proceedings, if any proceedings have been commenced and remain unresolved by December 30, 2002. Notwithstanding the foregoing, Metropolis is relieved of any liability under the purchase agreement with respect to representations made by Metropolis in the Purchase Agreement concerning any tenant's lease to the extent that such tenant independently confirms the content of such representation in a tenant estoppel certificate delivered to Purchaser on or prior to the closing.


Conditions to Closing


Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the closing shall be subject to the fulfillment or written waiver by Purchaser at or prior to the closing date of the following conditions:

      o Certain major leases will be in full force and effect in all material respects on the closing date.

      o The 1290 property shall be subject only to certain permitted encumbrances.

      o Metropolis shall have paid all of the transaction expenses (or made provision for the payment thereof) for which it is responsible pursuant to the Purchase Agreement.

      o Metropolis will have delivered to Purchaser an executed estoppel certificate and an executed subordination, nondisturbance and attornment agreement from certain of its major tenants.

      o The transactions contemplated by the Purchase Agreement shall have been duly approved by an affirmative vote of the holders of at least 66-2/3% of the outstanding shares of the common stock.

      o Metropolis will have delivered to Purchaser a customary payoff letter from GE Capital or other authorized lender under the Loan Agreement among 1290 Partners, Lenders Party thereto and General Electric Capital Corporation, dated December 13, 1999, in respect of the existing debt.

      o Metropolis' representations and warranties in the Purchase Agreement will be true and correct in all material respects (A) as of the execution date of the Purchase Agreement and (B) on and as of the closing date.

      o No provision of any applicable law or regulation and no judgment, injunctions then enforceable against Purchaser, order or decree will prohibit the transactions contemplated by the Purchase Agreement.

      Purchaser has the right at any time to waive in writing any of the contingencies or conditions set forth above. If the conditions and/or contingencies described above are not fully and completely satisfied on the closing date, unless Purchaser elects to waive the unsatisfied conditions and/or contingencies in writing, Purchaser has the right to terminate the Purchase Agreement by providing written notice of such termination to Metropolis at any time through and including the closing date of the sale transaction, in which event the deposit will be returned to Purchaser.

      Conditions to the Obligations of Metropolis. The obligation of Metropolis to effect the closing is subject to the fulfillment or written waiver by Metropolis at or prior to the closing date of the following conditions:

      o Purchaser will have paid the balance of the purchase price, after applying any credits against the purchase price thereunder, and authorized the release of the deposit with respect to the payment of the purchase price.

      o No provision of any applicable law or regulation and no judgment, injunctions currently enforceable against Metropolis, order or decree shall prohibit the transactions contemplated by the Purchase Agreement.

      o The transactions contemplated by the Purchase Agreement shall have been duly approved by an affirmative vote of the holders of at least 66-2/3 % of the outstanding shares of Metropolis' common stock.


      o Purchaser shall have paid all or substantially all of the transaction expenses for which it is responsible pursuant to the Purchase Agreement.


      o Purchaser's representations and warranties in the Purchase Agreement will be true and correct in all material respects (A) as of the execution date of the Purchase Agreement and (B) on and as of the closing date.

      o     The pre-closing loan will have been consummated.


Transaction Costs


   Metropolis is responsible for:

      o payment in full of all of Metropolis' existing debt and all amounts secured by the existing loan agreement, including without limitation all prepayment costs incurred in the prepayment of the existing debt and all costs of terminating the swap agreement;

      o the costs of Metropolis' legal counsel, advisors and other professionals employed by it in connection with the purchase and sale of the 1290 property and the other transactions contemplated by the Purchase Agreement;


      o any recording fees relating to its obligations to remove certain title objections; and

      o all conveyance closing costs, including state and local transfer, stamp or deed taxes.


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

Purchaser is responsible for:

      o     the costs and expenses associated with its due diligence;


      o the costs and expenses of its legal counsel, advisors and other professionals employed by it in connection with the sale of the 1290 property and the other transactions contemplated by the Purchase Agreement;


      o all mortgage recording taxes due in connection with Purchaser's financing and costs of the owner's and lender's policies of title insurance, and other endorsements; and


      o any additional attorneys' fees and other related costs incurred by Metropolis with respect to preparing and finalizing the information statement--prospectus, including, without limitation, revisions thereto required in order to respond to any review by, and comments of, the Commission but only to the extent such additional fees and costs relate to AP-1290 being a partner of Purchaser.

Default by Purchaser or Metropolis

      Default by Purchaser. If, other than as a result of Metropolis' default under the Purchase Agreement or the permitted termination of the Purchase Agreement by either party thereto, Purchaser defaults in any material respect in the performance of any of its other obligations to be performed on or prior to the closing date and such default continues for five business days after written notice to Purchaser, Metropolis' sole remedy by reason thereof shall be to terminate the Purchase Agreement and, upon such termination, Metropolis, with respect to such default, shall be entitled to retain the deposit as liquidated damages for Purchaser's default hereunder.


      In no event shall the failure of Purchaser to consummate the transactions contemplated by the Purchase Agreement as a result of the failure of one or more conditions to Purchaser's obligation to close described above in the section "PROPOSAL 1 -THE SALE TRANSACTION; Description of Purchase Agreement; Conditions to Closing" constitute a default by Purchaser under the Purchase Agreement.


      Default by Metropolis. If other than as a result of Purchaser's default under the Purchase Agreement or the permitted termination of the Purchase Agreement by either party thereto including, pursuant to a superior offer described above, Metropolis defaults in any material respect in any of its obligations to be performed on or prior to the closing date, and such default continues for five business days after written notice to Metropolis, Purchaser as its sole remedy by reason thereof (in lieu of prosecuting an action for damages or proceeding with any other legal course of conduct, the right to bring such actions or proceedings being expressly and voluntarily waived by Purchaser to the extent legally permissible) will have the right to seek to obtain specific performance of Metropolis' obligations thereunder. Any action for specific performance must be commenced within thirty days after such default, and if Purchaser prevails thereunder, Metropolis will reimburse Purchaser for all reasonable legal fees, court costs and other reasonable out-of-pocket costs arising from such default. If a court of competent jurisdiction determines in a non-appealable order that specific performance against Metropolis is not an available remedy to Purchaser, Purchaser shall be entitled to receive a return of the deposit, and, if a court of competent jurisdiction determines in a non-appealable order that specific performance against Metropolis is not an available remedy to Purchaser as a direct result of the willful misconduct or bad faith of Metropolis, to pursue a claim against Metropolis for actual damages incurred by Purchaser as a result of such default.

      In no event will the failure of Metropolis to consummate the transactions contemplated herein as a result of the failure of one or more conditions to Metropolis' obligation to close described above in the section "PROPOSAL 1 -THE SALE TRANSACTION; Description of Purchase Agreement; Conditions to Closing" constitute a default by Metropolis under the Purchase Agreement.


Apportionments


      The items listed below will be apportioned between Purchaser and Metropolis as of 11:59 p.m. on the day immediately preceding the closing date of the sale transaction on the basis of the actual number of days of the month which shall have elapsed as of the closing date and based upon the actual number of days in the month and a 365 day year, and reflected on a closing statement to be agreed upon by Purchaser and Metropolis and executed at closing.

      No later than December 1, 2002, Purchaser shall prepare and deliver to Metropolis a final reconciliation of the closing statement reasonably satisfactory to Metropolis in form and substance setting forth the final determination of the adjustments and prorations provided for below and in the Purchase Agreement and setting forth any items which are not capable of being determined at such time (and the manner in which such items shall be determined and paid). Metropolis and Purchaser shall use good faith efforts to agree upon such reconciliation statement by December 15, 2002 which includes the following:

   prepaid rents, fixed rents and additional rents payable pursuant to the 1290 property leases and all other revenue or income derived with respect to the 1290 property, all on an if, as and when collected basis;

   real estate taxes, sewer rents and taxes, water rates and charges, vault charges and taxes, business improvement district taxes and assessments and any other governmental taxes, charges or assessments levied or assessed against the 1290 property, on the basis of the respective periods for which each is assessed or imposed;

   fuel, if any, as reasonably estimated by Metropolis' supplier, at Metropolis' cost, together with any sales taxes payable in connection therewith, if any (a letter from Metropolis' fuel supplier shall be conclusive evidence as to the quantity of fuel on hand and Metropolis' cost therefor);

   prepaid fees, if any, for licenses and other permits which will be transferred by Metropolis to Purchaser on the closing date;

   any amounts prepaid or payable by Metropolis under Metropolis' contracts in effect as of the closing date;

   business improvement district dues, if any; and

   such other items as are customarily apportioned between sellers and purchasers of real property of a type similar to the 1290 property located in the City, County and State of New York.


   In addition, base rents, additional rents and overage rents will also be adjusted and prorated on an if, as and when collected basis in accordance with the terms of the Purchase Agreement.

Pre-Closing Loan, Payment of Purchase Price and Other Related Transactions


      The merger is being consummated as part of a restructuring of Metropolis' capital stock which includes the formation of Holdings, the merger of Metropolis with Lower Tier, and the pre-closing loan.

The merger, together with the formation of Holdings, and the pre-closing loan are expected to allow Metropolis to claim the amount of "dividends paid deduction" necessary to eliminate its U.S. federal income tax with respect to the gain on the sale of the 1290 property.

      Immediately following the merger and prior to the closing of the sale transaction, Holdings will borrow the pre-closing loan from Purchaser or a designee of Purchaser in an amount equal to approximately $150 million bearing interest at the rate of ____ percent (__%) per annum which will be due and payable in full at the closing of the sale transaction. The loan will be secured by a pledge of Holdings' 99.9% equity interest in Metropolis and 100% by Metropolis' equity interest in a wholly-owned subsidiary of Metropolis, newly-created in connection with the pre-closing loan. Immediately thereafter, Holdings will contribute the proceeds of the pre-closing loan to Metropolis' capital. Metropolis intends to use this capital contribution to repay a portion of the existing debt prior to the consummation of the sale transaction.

      The pre-closing loan will be secured by the Metropolis common stock owned by Holdings following the merger and is expected to be repaid upon the closing of the sale transaction at which time Metropolis will be liquidated and the net proceeds of the sale transaction will be distributed to Holdings. Following the payment of Metropolis' remaining existing debt, the costs associated with the termination of the swap agreement, prorations, transfer taxes, cash reserves, and other costs, fees and expenses described in the section "PRO FORMA SOURCES AND USES OF PROCEEDS", Holdings will distribute the net proceeds of the sale transaction to holders of LLC units in proportion to their respective ownership interests in Holdings. The contribution of the pre-closing loan proceeds to the capital of Metropolis should permit Metropolis to minimize any federal income tax liabilities associated with the sale transaction and liquidation. See "PROPOSAL 1 - THE SALE TRANSACTION - Material Federal Income Tax Consequences of the Sale Transaction and Liquidation of Metropolis."

Apollo Real Estate Investment Fund Note

      Under the terms of Purchaser's limited partnership agreement, AP-1290 is obligated to: (i) make a $78.625 million initial capital contribution and (ii) pay $1.1 million for its portion of the closing costs for a new loan for the 1290 property.

      Apollo Real Estate Investment Fund has executed a promissory note in favor of Metropolis, dated as of July ____, 2002, in the principal amount of $79.725 million. This note provides that Apollo Real Estate Investment Fund will pay to Metropolis the principal amount on the closing date of the sale transaction if AP-1290 fails to satisfy its payment obligations under the limited partnership agreement. Overdue principal bears interest for each day from the due date thereof until paid in full at a rate per annum equal to 7%, such interest to be payable upon demand.

      The promissory note is secured by the 4,936,060 shares of common stock owned by Apollo Real Estate Investment Fund and will be repaid from distributions Apollo Real Estate Investment Fund receives as a holder of LLC units from the net proceeds of the sale transaction. The amount of the net proceeds from the sale transaction to be distributed to Apollo Real Estate Investment Fund as a stockholder of Metropolis is expected to exceed the amount of the promissory note.

      The promissory note has been delivered to an escrow agent to be held until the closing date of the sale transaction. If AP-1290 fails to satisfy all or any portion of its payment obligations on the closing date, then the promissory note will be released to the Purchaser, and the Purchaser will have the right to deliver the promissory note to Metropolis as payment of a portion of the purchase price (equal to the principal amount of the note) to be paid in the sale transaction. If AP-1290 satisfies all of its payment obligations, then the promissory note will be released by the escrow agent to Apollo Real Estate Investment Fund on the closing date of the sale transaction. A copy of the promissory note is attached as Annex I to this information statement--prospectus.

                      DESCRIPTION OF THE VOTING AGREEMENTS


      On May 23, 2002 or May 24, 2002, each of the following stockholders of Metropolis entered into separate voting agreements with Purchaser with respect to the following number of shares of Metropolis common stock:

      o Oaktree Capital Management, LLC, individually and as agent and on behalf of certain funds and accounts (330,649 shares);

      o TCW Asset Management Company, as agent and on behalf of certain funds and accounts (1,586,814 shares);

      o TCW Special Credits, on behalf of and as agent or nominee for certain funds and accounts (667,527 shares);

      o     Apollo Real Estate Investment Fund (4,936,060 shares);

      o     Angelo, Gordon & Co., L.P. (1,094,143 shares);

      o     WSB Realty, L.L.C. (1,122,421 shares); and

      o NYPROP, L.L.C. (an affiliate of Tishman Speyer, Metropolis' property manager) (545,707 shares).

      The following summary of the material terms and provisions of the voting agreements is qualified in its entirety by reference to the form of voting agreements attached as Annex C to this information statement--prospectus and is incorporated herein by reference.

      Voting of Shares of Common Stock. Each of the voting agreements provides that at every meeting of the stockholders of Metropolis called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Metropolis with respect to any of the following, each stockholder party to such agreement will vote or cause (including by the Proxy, as hereinafter defined) to be voted its shares of common stock and any new shares (as described below) as follows:

      o in favor of (A) approval and adoption of the Purchase Agreement, the transactions contemplated thereby and by the voting agreement, and any action in furtherance thereof, (B) waiving any notice that may have been or may be required relating to any reorganization of Metropolis, any reclassification or recapitalization of the capital stock of Metropolis or any sale of assets, change of control, or acquisition of Metropolis by any other individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body, or any consolidation or merger of Metropolis with or into any of the foregoing to the extent such transaction is undertaken in connection with the sale transaction, and (C) any matter that could reasonably be expected to facilitate the sale transaction; provided no changes or modifications have been made to the Purchase Agreement or the transactions contemplated thereby and no waiver has been granted under the Purchase Agreement, in each case which would have a material adverse effect on the economic benefits to be realized by such stockholder pursuant to the Purchase Agreement as in effect on the date thereof;

      o in favor of the merger; provided no changes or modifications have been made to the Purchase Agreement or the transactions contemplated thereby and no waiver has been granted under the Purchase Agreement, in each case which would have a material adverse effect on the economic benefits to be realized by such stockholder pursuant to the Purchase Agreement as in effect on the date thereof;

      o against any matter that could reasonably be expected to hinder, impede, or delay the consummation of the sale transaction or materially adversely affect the sale transaction and the transactions contemplated by the voting agreement and the Purchase Agreement.

      Each stockholder that is a party to a voting agreement will not, from the voting agreement effective date until the expiration date (as hereinafter described), enter into any agreement or understanding with any person to vote (other than the proxy granted in connection herewith) or give instructions inconsistent with the foregoing.

      Proxy. Concurrently with the execution of the voting agreement:

      o Each stockholder that is a party to a voting agreement has delivered or caused to be delivered to Purchaser a proxy that is irrevocable to the fullest extent permitted by law, with respect to its shares of common stock for which it is the record holder; and

      o Each stockholder that is a party to a voting agreement will cause to be delivered to Purchaser an additional proxy executed on behalf of the record owner of any shares of common stock that are owned beneficially (but are not owned of record) by such stockholder.

      Special Committee. If, prior to a stockholder that is a party to a voting agreement casting its vote at a meeting of the stockholders, (i) such stockholder is advised in writing by the special committee that the Purchase Agreement has been terminated in accordance with its terms, or (ii) changes or modifications have been made to the Purchase Agreement or the transactions contemplated thereby or any waiver has been granted under the Purchase Agreement, in each case which would have a material adverse effect on the economic benefits to be realized by such stockholder pursuant to the Purchase Agreement as in effect on the date thereof, then such stockholder will have the right, but not the obligation, by giving written notice to Purchaser at any time on or prior to the [scheduled date of Metropolis' meeting of its stockholders], to terminate the voting agreement, and revoke the proxy, without voting its shares of common stock as contemplated by the voting agreement.

      New Shares. Each stockholder that is a party to a voting agreement has agreed that any shares of Metropolis capital stock (or LLC units) that such stockholder (A) holds of record and owns beneficially as of the voting agreement effective date; or (B) purchases or with respect to which such stockholder otherwise acquires record or beneficial ownership after the execution of the voting agreement and prior to the expiration date, which we refer to as "new shares", will be subject to the terms and conditions of the voting agreement to the same extent as if they constituted existing shares. From the voting agreement effective date until the expiration date, each such stockholder agreed to execute or cause to be executed such further proxies as may be requested by Purchaser with respect to any new shares of which such stockholder acquires or discovers beneficial ownership, and such stockholder will promptly notify Purchaser upon acquiring or discovering beneficial ownership of any additional securities of Metropolis.

      No Disposition or Encumbrance of Shares. Each stockholder that is a party to a voting agreement agreed, from the voting agreement effective date until the expiration date, that it will not, directly or indirectly: (i) other than in connection with the merger, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of or transfer (or permit or announce any offer, sale, offer of sale, contract of sale or grant of any option for the purchase of, or permit or announce any other disposition or transfer of) any of the shares of common stock, or any interest in any of the shares of common stock, to any person other than Purchaser; (ii) create or permit to exist any encumbrance on or otherwise affecting any of its shares of common stock; or (iii) reduce such stockholder's beneficial ownership of, interest in or risk relating to any of its shares of common stock.

      Transfer of Voting Rights. Each stockholder that is a party to a voting agreement has also agreed that, from the voting agreement effective date until the expiration date, such stockholder will not deposit any of the shares of common stock into a voting trust or grant a proxy (other than the proxy granted in connection with the voting agreement) or enter into a voting agreement or similar contract with respect to any of its shares of common stock.

      Waiver of Appraisal Rights. Each stockholder that is a party to a voting agreement irrevocably and unconditionally waived any rights of appraisal, dissenters' rights or similar rights that such stockholder may have in connection with the sale transaction and the merger.

      Termination. The voting agreement and the proxy will terminate and have no further force or effect upon the earlier of (i) the closing date of the sale transaction; and (ii) the date the Purchase Agreement is terminated in accordance with its terms.

      No Restraint on Director Action. The voting agreement is intended to bind each stockholder that is a party to a voting agreement only with respect to the specific matters set forth in the voting agreement, and does not prohibit any such stockholder from acting in accordance with his or her duties as an officer or director of Metropolis.

                         DESCRIPTION OF THE AGREEMENT OF
                        LIMITED PARTNERSHIP OF PURCHASER

      The following is a summary of the material terms and conditions of the Purchaser's limited partnership agreement, dated as of May 16, 2002, between Jamestown 1290, JT 1290 Corp. and AP-1290. pursuant to which Apollo Real Estate Investment Fund will invest a portion of the proceeds that it receives in the sale transaction in Purchaser. The following summary of the material terms and provisions of the Limited Partnership Agreement is qualified in its entirety by reference to the Limited Partnership Agreement attached as Annex J to this information statement--prospectus and is incorporated herein by reference.

Partners

      The general partner of Purchaser is JT 1290 Corp., an affiliate of Jamestown. Except as expressly provided in the partnership agreement, no other person will be admitted as an additional or substitute general partner of Purchaser. The limited partners of Purchaser are AP-1290 and Jamestown 1290 Partners. Except as expressly provided in the partnership agreement, no other person will be admitted as an additional or substitute limited partner of Purchaser.

Purpose of Purchaser

      Purchaser was formed to acquire the 1290 property in the sale transaction. The sole purpose of Purchaser is to acquire, own, manage, develop, condominiumize, operate, improve, build upon, rehabilitate, alter, lease, license, repair, finance or refinance, securitize, sell and otherwise deal with and dispose of the 1290 property and to engage in any and all activities necessary, appropriate or advisable thereto, including entering into a new loan relating to the 1290 property. Purchaser will not engage in any



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business or own any assets other than those related to the 1290 property or otherwise in furtherance of the purpose of Purchaser. So long as the new loan remains outstanding, Purchaser will not incur any indebtedness other than the new loan or any refinancing thereof and debt incurred in the ordinary course of the Purchaser's business in connection with the operation of the 1290 property.

Management

      The business, affairs and assets of Purchaser will be managed, arranged and caused to be coordinated by the general partner, who will have, except with respect to major matters (described below), full, exclusive and complete discretion with respect thereto. Except for the major matters listed below, none of the partners other than the general partner will participate in the management or control of Purchaser or have any right to approve, vote on or otherwise consent to any matter relating to the business, affairs or assets of Purchaser; provided, however,

      o Jamestown 1290 Partners will have the right on behalf of Purchaser to enter into mezzanine lending agreements with lenders providing funds to Jamestown 1290 Partners, including lockbox arrangements which pledge a portion of the net cash flow of Purchaser to such mezzanine lenders, provided that such agreements and arrangements do not affect in any respect distributions to AP-1290; and

      o AP-1290 will have the authority to enforce on behalf of Purchaser any agreement Purchaser may have with affiliates of the general partner or Jamestown 1290 Partners.

Major Matters

      The general partner will not take any action with respect to any of the following matters, unless authorized in writing by AP-1290 and Jamestown 1290 Partners; it being understood and agreed that the limited partners will not unreasonably withhold, condition or delay their approval of a major matter. The following is a list of the major matters:

   o except with respect to the right of first offer described below, the sale of all or any substantial portion of the 1290 property;

   o the approval of any financing or refinancing by Purchaser in excess of $2,500,000, except the new loan, and any and all borrowings under the new loan, and the shortfall loans (as hereinafter described);

   o the approval of the merger or consolidation of Purchaser with any other entity;

   o  a change or amendment in the purpose of Purchaser;

   o affiliate transactions by the general partner and/or Jamestown 1290 Partners, other than as specifically contemplated in the partnership agreement;

   o the issuance of additional partnership interests, equity interests in Purchaser or options, rights, warrants or other securities exchangeable or convertible into equity interests in Purchaser;

   o  the liquidation, dissolution or bankruptcy of Purchaser;

   o the approval of any "major matter" under the management agreement between Purchaser and Jamestown 1290 Management;

   o  the termination of such management agreement;

   o  the approval of partnership budgets; or



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


   o  the removal of the general partner.

Initial Capital Contributions

      Subject to the conditions described below, upon the closing of the sale transaction, the partners of Purchaser will make or be deemed to have made initial capital contributions to Purchaser in the following amounts and in consideration for the following percentage interests in Purchaser:

Partner                   Initial Capital  Percentage Interest
-------                   ---------------  -------------------
                           Contributions
                          --------------
Jamestown 1290 Partners   $  266,374,900                77.21%
JT 1290 Corp.                        100              0.00001
AP-1290(1)                    78,625,000                22.79%
                          ==============   ===================
         Total            $  345,000,000               100.00%

(1) AP-1290 has also agreed to pay $1.1 million for its portion of the closing costs for the new loan for the 1290 property, and such amount will not constitute a capital contribution.

      The obligation of each partner to make such capital contribution is contingent upon the closing and funding of the new loan, the closing of the sale transaction and the payment by each other partner of its initial capital hereunder.

Additional Capital

      If at any time, and from time to time, Purchaser is in need of additional funds for operational and/or capital needs or to otherwise meet its obligations and, in the good faith determination of the general partner, Purchaser is unable to obtain such additional funds from institutional third party lenders, then the general partner shall deliver to the other partners a written notice of Purchaser's need for such funds. Each partner, upon receipt of such notice from the general partner, shall thereupon have the right, but not the obligation, to contribute an amount equal to their respective percentage interest in Purchaser.

Shortfall Loans

      If any partner fails or elects not to contribute any portion of its pro rata share of any additional capital contributions requested by the general partner in a call notice, then each contributing partner may, but will not be required to, provide a loan to Purchaser for all or part of the amount of the additional capital contributions which any non-contributing partner has failed or elected not to contribute.

Repayment of Non-Amortized Portion of The New Loan

      Jamestown 1290 Partners will have the right, at any time and from time to time, to make additional capital contributions to Purchaser (which capital we refer to as "replacement capital") up to the maximum non-amortized portion of the new loan amount ($55,000,000) to enable Purchaser to reduce the outstanding principal balance of the new loan in the amount so contributed. Jamestown 1290 Partners will have the right, at any time and from time to time, to request that Purchaser distribute to Jamestown 1290 Partners all or part of its unrecovered replacement capital, and the general partner will make such distribution to the Jamestown 1290 Partners within 10 days after each such request is made; provided, however, that Purchaser will borrow additional amounts under the new loan (up to the maximum non-amortized portion amount) to enable Purchaser to make such distribution or distributions.

Distributions

      Net Cash Flow. Net cash flow will be distributed to the partners of Purchaser not less frequently than on a quarterly basis in the following order of priority:

o First, to Jamestown 1290 Partners until Purchaser has distributed to Jamestown 1290 Partners, on an annual cumulative basis, an 8.26% per annum preferred return on all unrecovered replacement capital contributed by Jamestown 1290 Partners to Purchaser;

o Second, to each partner of Purchaser who has made a shortfall loan to Purchaser, until Purchaser has distributed to each such partner the then outstanding principal balance of such partner's shortfall loan, plus all interest accrued and unpaid thereon;

o Third, to the partners of Purchaser, pari passu based on their respective percentage interests, until Purchaser has distributed to each partner, on an annual cumulative basis, a 10% per annum preferred return on all unrecovered additional capital contributed by such partner to Purchaser;

o Fourth, to the general partner and Jamestown 1290 Partners, pari passu based on their respective percentage interests, until Purchaser has distributed to the general partner and Jamestown 1290 Partners, on an annual cumulative basis, a $23,975,000 per annum (in the aggregate) preferred return on all initial capital contributed by the general partner and Jamestown 1290 Partners to Purchaser; provided, however, the amount of this distribution will be reduced or increased to the -------- ------- extent the interest rates under the new loan are above (distribution will be reduced in the amount of the annual increased interest costs resulting from the portion of the interest rates in excess of the target rates) or below (distribution will be increased in the amount of the annual interest savings resulting from the portion of the interest rates below the target rates) target rates of 6.82% for the amortizing portion of the new loan and 8.26% for the non-amortizing portion of the new loan;

o Fifth, to AP-1290, until Purchaser has distributed to AP-1290, on an annual cumulative basis, a $6,925,000 per annum preferred return on all initial capital contributed by AP-1290 to Purchaser; and

o Sixth, to the general partner and Jamestown 1290 Partners, pari passu based on their respective percentage interests, 56.25% (in the aggregate), and to AP-1290, 43.75%.

      Capital Transactions. Net proceeds from capital transactions (e.g., sale of all or a portion of the 1290 property, financing, refinancing, easement, insurance award and/or partial condemnation) and liquidation events will be distributed in the following order of priority:

o First, to Jamestown 1290 Partners, until Purchaser has distributed to Jamestown 1290 Partners, on an annual cumulative basis, an 8.26% per annum preferred return on all unrecovered replacement capital contributed by Jamestown 1290 Partners to Purchaser (to the extent not previously distributed from net cash flow as described above) plus a return of all unreturned replacement capital contributed by Jamestown 1290 Partners to Purchaser;

o Second, to each partner of Purchaser who has made a shortfall loan to Purchaser, until Purchaser has distributed to each such partner the then outstanding principal balance of such partner's shortfall loan, plus all interest accrued and unpaid thereon;

o Third, to the partners of Purchaser, pari passu based on their respective percentage interests, until Purchaser has distributed to each partner, on an annual cumulative basis, a 10% per annum preferred return on all unrecovered additional capital contributed by such partner to Purchaser (to the extent not previously distributed from net cash flow as described above);

o Fourth, to the general partner and Jamestown 1290 Partners, pari passu based on their respective percentage interests, until Purchaser has distributed to the general partner and Jamestown 1290 Partners on an annual cumulative basis, a $23,975,000 per annum (in the aggregate) preferred return on all initial capital contributed by the general partner and Jamestown 1290 Partners to Purchaser (to the extent not previously distributed from net cash flow as described above), plus a return of all unreturned initial capital contributed by the general partner and Jamestown 1290 Partners to Purchaser (to the extent not previously returned); provided, however, the amount of the preferred return portion of this distribution will be reduced or increased to the extent the interest rates under the new loan are above (distribution will be reduced in the amount of the annual increased interest costs resulting from the portion of the interest rates in excess of the target rates) or below (distribution will be increased in the amount of the annual interest savings resulting from the portion of the interest rates below the target rates) target rates of 6.82% for the amortizing portion of the new loan and 8.26% for the non-amortizing portion of the new loan;

o Fifth, to the general partner and Jamestown 1290 Partners, pari passu, based on their respective percentage interests, until Purchaser has distributed to the general partner and Jamestown 1290 Partners an amount equal to 77.21% (in the aggregate) of the amount set forth on Annex B to the limited partnership agreement of Purchaser for the year in which the relevant capital transaction occurs, less the amount of any previous distributions pursuant to this bullet and the seventh bullet below;

o Sixth, to AP-1290 until Purchaser has distributed to AP-1290, on an annual cumulative basis, a $6,925,000 per annum preferred return on all initial capital contributed by AP-1290 to Purchaser (to the extent not previously distributed from net cash flow as described above), plus a return of all unreturned initial capital contributed by AP-1290 to Purchaser;

o Seventh, to AP-1290 until Purchaser has distributed to it AP-1290 an amount equal to 22.79% of the amount set forth on Annex B to the limited partnership agreement of Purchaser for the year in which the relevant capital transaction occurs, less the amount of any previous distributions pursuant to the fifth bullet above and this bullet;

o Eighth, to the general partner and Jamestown 1290 Partners, pari passu, based on their respective percentage interests, 62.5% (in the aggregate), and to AP-1290, 37.5% until Purchaser has distributed to the partners an aggregate amount equal to $250 million (after December 2009, such amount shall be increased by $25 million on January 1 of each succeeding calendar year) pursuant to this bullet, less any amounts already distributed to Purchaser's partners pursuant to this bullet; and

o Thereafter, to the general partner and Jamestown 1290 Partners pari passu based on their respective percentage interests, 50% (in the aggregate), and to AP-1290, 50%.

TI and Leasing Commissions Reserve

      Upon the closing of the sale transaction, Purchaser will establish a reserve in the amount of $10,000,000 from the initial capital contributions made by the partners to Purchaser, which amount will be used by Purchaser to pay the amounts related to leasing commissions, tenant improvements, landlords' work and rent abatements relating to the 1290 property, including without limitation, certain specified amounts, and such other obligations of Purchaser that may arise.

Transaction Fee to Affiliates

      Upon a sale of the 1290 property, which is not expected to occur until on or after 2009, Purchaser will pay a sales fee in an amount equal to 3% of the gross sales price of the 1290 property. AP-1290 Manager or one of its affiliates will be entitled to receive 40% of the sales fee, and Jamestown 1290 Partners or one of its affiliates will be entitled to receive 60% of the sales fee. Each of AP-1290 Manager (or its affiliate) and Jamestown 1290 Partners (or its affiliate) will be responsible for its pro rata share of any outside broker's fees or commissions on such sale.

Removal of General Partner

      The general partner may be removed as a general partner of Purchaser by:

      o AP-1290 if, in connection with the furtherance of its obligations and duties as the general partner, the general partner will have been liable or guilty of embezzlement, fraud, willful misconduct, or criminal conviction, or

      o the vote of partners holding at least a majority of percentage interests of Purchaser.

Dissolution

      Purchaser will be dissolved upon the earliest to occur of the following:

      o     on a date mutually agreed upon by the general and limited partners;

      o the sale by Purchaser of all or substantially all of its assets (unless the general partner will elect to continue the existence of Purchaser pending collection of the deferred balance of any sales proceeds);

      o     December 31, 2022; or

      o in the event of the removal of the general partner, unless, within 90 days following the occurrence of such event, a replacement general partner is named.


                                   PROPOSAL 2
                                   THE MERGER

Introduction


      On May 7, 2002, the special committee approved and recommended to the board of directors the merger of Metropolis with Lower Tier, with Metropolis as the surviving entity in the merger. The members of Metropolis' board of directors who did not recuse themselves deemed the merger advisable on the terms set forth in the resolution and recommended that the merger be submitted to Metropolis' stockholders for their consideration. A copy of the Agreement and Plan of Merger, dated as of May 22, 2002, by and between Metropolis, Holdings and Lower Tier, is attached hereto as Annex G and incorporated herein by reference. Stockholders are urged to read the merger agreement carefully and in its entirety.


Merger Effective Date


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


      As soon as practicable following the special meeting, but in no event more than three days prior to the consummation of the sale transaction, Metropolis will consummate the merger. The merger will become effective upon the filing by Metropolis of Articles of Merger with the State Department of Assessments and Taxation of Maryland and the Certificate of Merger with the Secretary of State of the State of Delaware.

      Following the consummation of the merger and at least two days prior to the consummation of the sale transaction, Holdings will borrow approximately $150 million from Purchaser or a designee of Purchaser and contribute the cash proceeds of such loan to the capital of Metropolis. Metropolis intends to use all of the capital contributed by Holdings to repay a portion of Metropolis' existing debt. The pre-closing loan to Holdings will be secured by the common stock owned by Holdings and is expected to be repaid from a distribution to Holdings of the net proceeds of the sale transaction in liquidation of Metropolis. Holdings' tax basis in the common stock will be increased by the amount of the capital contribution. The merger should permit Metropolis to minimize any federal income tax liabilities associated with the sale transaction and liquidation.


The Merger Consideration


      In the merger, each stockholder of Metropolis will receive a certificate representing a number of LLC units of Holdings equal to the number of shares of Metropolis common stock held by such stockholder immediately prior to the merger. The issuance of the LLC units is being registered under this information statement--prospectus with the Commission under the Securities Act. As a result, Holdings will be required under the federal securities laws to file quarterly and annual reports with the Commission, and otherwise comply with its reporting obligations under the Exchange Act.


Ownership Following the Merger


      Immediately following the merger, each stockholder of Metropolis will own the same percentage interest in Holdings as it held in Metropolis immediately prior to the merger, subject to adjustment as a result of any exercise by stockholders of appraisal rights. Immediately following the merger, there will be 13,004,946 LLC units issued and outstanding (which is equal to the number of shares of common stock that will be issued and outstanding immediately prior to the merger).

Reasons for Merger and Related Transactions

      The merger is being consummated as part of a restructuring of Metropolis' capital stock which includes the formation of Holdings and Lower Tier, the merger, and the pre-closing loan. The merger, together with the formation of Holdings and Lower Tier, and the pre-closing loan allow us to claim the amount of "dividends paid deduction" necessary to eliminate Metropolis' U.S. federal income tax with respect to the gain on the sale of the 1290 property. See "PROPOSAL 1 - THE SALE TRANSACTION; Pre-Closing Loan, Payment of Purchase Price and Other Related Transactions."


Material U.S. Federal Income Tax Consequences


      The following summary of the anticipated material U.S. federal income tax consequences to Metropolis and its stockholders of the proposed merger and the federal income tax classification of Holdings is not intended as tax advice and is not intended to be a complete description of the federal income tax consequences of the proposed merger and an investment in Holdings. This summary is based upon the Code, as presently in effect, the rules and regulations promulgated thereunder, current administrative interpretations and court decisions. No assurance can be given that future legislation, regulations, administrative interpretations or court decisions will not significantly change these authorities, possibly with retroactive effect. No rulings have been requested or received from the IRS as to the matters discussed and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of certain matters discussed or, if it does challenge the tax treatment, that it will not be successful. This summary also does not discuss all of the tax consequences that may be relevant to a particular stockholder or to certain stockholders subject to special treatment under the United States federal income tax laws, such as insurance companies, financial institutions, tax-exempt or foreign stockholders.


      Classification of Holdings


      Akin, Gump, Strauss, Hauer & Feld L.L.P., counsel to Metropolis, has advised Metropolis that, for U.S. federal income tax purposes, Holdings will be treated as a partnership and not an association taxable as a corporation.

      As a partnership, Holdings is not itself subject to U.S. federal income tax. Holdings will be required to file an annual partnership information return with the IRS that reports the results of its operations for the taxable year. Each holder of the LLC units, which we refer to as a "member," is required to report separately on its income tax return its distributive share of Holdings' net long-term and short-term capital gain or loss and net ordinary income and deductions and credits. In addition, under Section 704(c) of the Code, a member who contributes property other than cash to Holdings (such as Metropolis common stock deemed to have been contributed to Holdings in the merger) is specifically allocated items of income, gain, loss, deduction or credit attributable to such property to the extent of the difference, if any, between the book value and the adjusted tax basis of the property at the time of such contribution. Holdings is also required to distribute annually to each member a form showing its distributive share of Holdings' items of income, gain, loss, deduction or credit. Each member is liable for any taxes owed upon its distributive share of the income or gains realized by Holdings, and may claim deductions for its distributive share of Holdings' losses and deductions and credits for its distributive share of Holdings' credits, to the extent allowed under the Code. Each member is taxed on its distributive share of Holdings' taxable income and gain regardless of whether it has received or will receive a distribution from Holdings.


      Tax Characterization of the Merger


      Akin, Gump, Strauss, Hauer & Feld L.L.P., counsel to Metropolis, has delivered an opinion concluding that, for U.S. federal income tax purposes, Lower Tier will be disregarded and that the merger of Lower Tier LLC into Metropolis should be treated as a contribution by Metropolis stockholders of their common stock to Holdings in exchange for LLC units. A copy of this opinion has been filed as an exhibit to the registration statement of which this information statement - prospectus is a part. After the merger, aside from 1,100 shares issued by Metropolis to comply with the 100 shareholder requirement for qualification as a REIT, approximately 99.9% of the common stock will be held by Holdings. Accordingly, Metropolis (as the surviving entity of the merger) will become a subsidiary of Holdings.

      No gain or loss will be recognized by Metropolis stockholders upon receipt of LLC units in exchange for their common stock. Each Metropolis stockholder's adjusted tax basis in the LLC units received in the merger will be equal to its adjusted tax basis in the common stock surrendered, plus an allocable share of the pre-closing loan. The holding period for the LLC units received in the merger will include the holding period of the common stock surrendered in the merger.

      If a Metropolis stockholder receives cash pursuant to an exercise of appraisal rights, such holder will be required to recognize gain or loss, measured by the difference between the amount of cash received and its adjusted tax basis in the common stock surrendered. This gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the common stock surrendered was held for more than one year at the effective time of the merger.

      This tax treatment may not apply to every Metropolis stockholder. Determining the actual tax consequences of the merger to you may be complicated and will depend on your specific situation and on variables not within Metropolis' control. Stockholders, including but not limited to, tax-exempt and foreign stockholders, should consult their own tax advisors for a full understanding of the U.S. federal, state, local and foreign tax consequences of the merger and an investment in Holdings.

      Each member of Holdings will receive annually an IRS Form K-1 from Holdings showing the amount of Holdings' income, gains, losses, deductions or credits allocable to each such member of Holdings. Because Holdings is not expected to conduct any operations after the sale transaction and Metropolis' liquidation, but will remain in existence merely to administer the orderly distributions of the $10 million indemnification reserve and the $2 million expense reserve, it is not expected that members that are not otherwise required to file New York state and city income tax returns would be required to do so as a result of their ownership of LLC units in Holdings.


Vote Required


      In order to effect the merger, Metropolis is required to obtain the affirmative vote of the holders of at least 66 2/3% of its issued and outstanding shares of common stock. Seven of Metropolis' largest stockholders, representing approximately 10.3 million shares of common stock (approximately 79% of the outstanding shares of common stock), have entered into separate voting agreements with Purchaser to vote their shares in favor of the merger. Accordingly, the approval of the merger is assured without the vote of any other stockholders. A form of the voting agreement is attached hereto as Annex C.

      Of Metropolis' 13,004,946 shares of common stock issued and outstanding, approximately 8,658,193 shares are held by affiliates of Metropolis and approximately 4,346,753 shares are held by non-affiliates.


Parties to the Merger


Metropolis.

   Description of Business. Metropolis is a REIT, which was formed on May 13, 1996. Metropolis' principal assets consist of its interests in 1290 Partners, through which it owns the 1290 property. Metropolis' principal business objective is to operate the 1290 property in a manner that will maximize the 1290 property's revenues and value and in turn maximize funds from operations and stockholder value.

   Competition. Numerous office building properties in New York City compete with the 1290 property in attracting tenants to lease space. Some of these competing properties are newer or better located than the 1290 property. The amount of space available in competitive commercial properties in the New York City area could have a material effect on Metropolis' ability to lease space in the 1290 property and on the rents charged. However, the 1290 property is currently approximately 99% leased. Over the next five years, approximately 28% of the total rentable square feet of the building is subject to expiring leases, of which 7% has been leased to an existing tenant as expansion space at the 1290 property.

   Employees. Metropolis does not have any employees. 1290 Partners is a party to labor agreements with respect to union employees employed at the 1290 property. The property manager/leasing agent for the 1290 property has employed such union employees on behalf of 1290 Partners. Metropolis believes that there are no unfunded retiree benefits liabilities under the pension plans established pursuant to the labor agreements referred to above.

   Qualification as a REIT. Metropolis has elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1996. As a REIT, Metropolis (subject to certain exceptions) generally will not be subject to federal income taxation on income it distributes to stockholders. For any year in which Metropolis does not meet the requirements for qualifying to be taxed as a REIT, it will be taxed as a corporation. Although Metropolis believes that it will operate in such a manner so as to qualify to be taxed as a REIT, qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within Metropolis' control may affect its ability to qualify and to continue to qualify as a REIT. Moreover, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the Federal income tax consequences of such qualification.

   To obtain the tax treatment accorded to a REIT under the Code, Metropolis generally is required each year to distribute to its stockholders at least 90% of its taxable income. Metropolis is subject to income tax on any of its undistributed taxable income and net capital gains, and to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income plus 95% of its capital gain net income for the calendar year, plus 100% of its undistributed income from prior years.

   Until its liquidation following the merger, Metropolis intends to make distributions to its stockholders to comply with the distribution provisions of the Code and to avoid Federal income taxes and the nondeductible 4% excise tax. A substantial portion of Metropolis' income consists of the income of the 1290 property and Metropolis' cash flow consists primarily of distributions from the 1290 property.

   Description of the 1290 Property. 1290 Partners holds the fee title to the 1290 property and all improvements thereon. The 1290 property, completed in 1963, is a 43-story, first class commercial office building with approximately 2,000,000 rentable square feet of space. The building is centrally located in midtown Manhattan and is connected to the famed "Rockefeller Center" complex via an underground passageway. The average occupancy rates for the 1290 property for the years 1997 through 2001 were approximately 97%, 99%, 99%, 99% and 99%, respectively.

   As of December 31, 2001, the 1290 property was approximately 99% leased and there were leases and license agreements with 31 tenants and 8 licensees covering approximately 1,960,000 rentable square feet of space. For the year ended December 31, 2001, the annual average rent (including electricity and additional rent payable on account of operating expenses, porters wage, and real estate tax escalations) for office space leased in the building was approximately $45.86 per square foot. For the year ended December 31, 2001, approximately 72,000 square feet of space was under lease to retail tenants, at an average annual rent (including electricity and additional rent payable on account of operating expenses, porters wage and real estate tax escalations) of approximately $82.58 per rentable square foot. As of December 31, 2001, approximately 5,000 rentable square feet of storage space was available for rent.

   The building serves as the corporate headquarters of The Equitable Life Assurance Society of the United States (also known as AXA Financial Advisors). In addition to Equitable, the building houses a variety of tenants, including financial institutions, entertainment companies and law firms.

   The following table summarizes certain information regarding the largest leases at the 1290 property as of December 31, 2001:


                                                                           Annual Base
                                                             Leased      Rent per Square   Gross Rent per     Date(s) of
                                                             Square            Foot         Square Foot          Lease
Tenant                           Nature of Business        Footage(1)       Leased(2)         Leased(3)       Expiration
------                           ------------------        ----------    ---------------      ---------       ----------
Equitable (AXA Financial         Insurance/Financial         777,578          $38.16(4)         $42.89(4)      12/31/11(5)
Advisors)                        Services
Warner Communications, Inc.      Entertainment               226,373          $41.91(6)         $45.59(6)       6/30/12(7)
Robinson Silverman               Law Firm                    125,744          $52.29(8)         $58.53(8)       3/31/04
The Bank of New York             Financial Services          107,448          $39.44(9)         $42.78(9)      12/31/10(10)
EMI Entertainment World, Inc.    Entertainment               104,553          $37.95(11)        $43.29(11)      9/30/02(12)
Deutsche Bank, AG                Financial Services          100,380          $41.00            $44.99          2/14/14
Morrison Foerster                Law Firm                     93,606          $50.19(13)        $56.33(13)      9/30/12(14)
ABN-AMRO                         Financial Services           87,626          $57.00(15)        $63.07(15)     10/31/14
GMAC                             Financial Services           81,892          $33.50            $37.66         12/31/10
Other Office and Retail Tenants  Various                     259,948          $50.57            $58.16        2001-2016

(1) Leased square footage does not include approximately 7,700 square feet of vacant storage space and the building office.


(2) "Annual Base Rent" means the amount contractually due (excluding adjustments related to recoveries from tenants for operating expenses, porters wage, real estate taxes, utilities or other items and rent concessions) for the year ended December 31, 2001. Metropolis believes that base rent is a conservative and appropriate measure for comparative purposes of commercial real estate rental revenue from office building properties that do not generate percentage rents based on sales.


(3) "Gross Rent" means Annual Base Rent plus recoveries from tenants for operating expenses, porters wage, real estate taxes, utilities and other items.

(4) Does not include 42,110 square feet leased in the basement at an Annual Base Rent of $28.01 per square foot and Gross Rent of $28.26 per square foot.

(5) Leases with Equitable expire December 31, 2015 (with respect to 13,689 square feet), December 31, 2011 (with respect to 626,668 square feet and 38,454 square feet in the basement) and December 31, 2008 (with respect to 95,111 square feet and 3,656 square feet in the basement).

(6) Does not include 2,615 square feet of space leased in the basement at an Annual Base Rent of $22.00 per square foot and Gross Rent of $24.50 per square foot.

(7) Leases with Warner expire September 30, 2004 (with respect to 66,367 square feet) and June 30, 2012 (with respect to 157,391 square feet and 2,615 square feet in the basement).

(8) Does not include 1,800 square feet of space leased in the basement at an Annual Base Rent of $24.00 per square foot and Gross Rent of $24.75 per square foot.


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

(9) Does not include 11,633 square feet of space leased in the basement at an Annual Base Rent and Gross Rent of $45.00 per square foot.

(10) Leases with The Bank of New York expire April 30, 2003 (with respect to 31,402 square feet and 11,633 square feet in the basement) and December 31, 2010 (with respect to 64,413 square feet).

(11) Does not include 2,456 square feet of space leased in the basement at an Annual Base Rent of $26.80 per square foot and Gross Rent of $30.84 per square foot.

(12) Leases with EMI expire September 30, 2002 (with respect to 75,474 square feet and 923 square feet in the basement) and September 30, 2012 (with respect to 26,623 square feet and 1,533 square feet in the basement). Of the space expiring September 30, 2002, Morrison Foerster has leased 75,474 square feet through September 30, 2012. EMI has the option to terminate its lease effective September 30, 2007 by giving 1290 Partners written notice on or before September 30, 2006 and by paying a termination fee of $1,258,000.

(13) Does not include 879 square feet of space leased in the basement at an Annual Base Rent of $28.00 per square foot and Gross Rent of $30.36 per square foot.

(14) Leases with Morrison & Foerster expire on February 28, 2003 (with respect to 17,468 square feet) and September 30, 2012 (with respect to 75,259 square feet and 879 square feet in the basement).

(15) Does not include 6,746 square feet of space leased in the basement at an Annual Base Rent and Gross Rent of $26.65 per square foot.


      Expenditures for capital projects for the 1290 property in 2001 aggregated approximately $477,000 and related primarily to (i) the completion of the elevator modernization program; (ii) the completion of a 100-ton chiller installation for the lobby; (iii) the upgrade and modernization of the video surveillance system; and (iv) the modernization of the truck lift. Anticipated expenditures for capital projects for the 1290 property in 2002 are approximately $75,000 and relate to the completion of the modernization of the trucklift.


      The following table shows anticipated lease expirations on an aggregate basis for each calendar year from 2002 through and including 2011. Such chart assumes that there will be no early terminations of leases and that leases expire without extension by existing tenants pursuant to lease options.

                                                                                           Percentage of Total
                                               Rentable Square                               Property Owning
                                               Feet Subject to     Annual Base Rent      Partnership Annual Base
     Year of Lease             Number of           Expiring         Represented by          Rent Represented
      Expiration            Leases Expiring         Leases         Expiring Leases         by Expiring Leases
    ---------------         ---------------      ------------     -----------------      -----------------------
          2002                     4                 102,660         $   2,613,096                3.17%
          2003                     3                  61,075         $   2,957,440                3.50%
          2004                     5                 234,757         $  11,476,188               14.71%
          2005                     8                  54,754         $   2,901,468                3.99%
          2006                     3                  94,538         $   3,894,336                5.62%
          2007                    --                      --                    --                  --
          2008                     2                 116,070         $   6,168,528                9.12%
          2009                     1                  10,000         $     150,000                 .24%
          2010                     2                 146,305         $   6,279,314                9.86%
          2011                     1                 665,122         $  25,171,284               43.82%


   Annual real estate taxes assessed against the 1290 property for the fiscal year ending June 30, 2002 and for each of the fiscal years ended June 30, 2001, 2000, and 1999 were $18,076,000, $17,442,000, $17,755,000, and
   $17,964,000, respectively, which amounts were calculated on assessed values of approximately $186,120,000, $178,560,000, $185,400,000, and $175,500,000,
   respectively.

   In December 1999, 1290 Partners refinanced mortgage indebtedness secured by the 1290 property of approximately $224,900,000 and obtained the $425,000,000 Existing Debt. Interest on the Existing Debt is based on LIBOR plus 2% and requires interest only payments through maturity on January 2, 2003. 1290 Partners has a one time right (subject to achieving certain conditions, including a debt service coverage ratio, loan to value ratio and the payment of a 25 basis point extension fee), at its option, to extend the maturity for a period of twelve months. The Existing Debt may be repaid in whole without penalty.

   Legal Proceedings. There are no material pending legal proceedings, other than ordinary routine litigation incidental to the business of Metropolis, against or involving Metropolis, 1290 Partners or the 1290 property.

   Market For Registrant's Common Equity and Related Stockholder Matters. The common stock is not listed on any exchange, Metropolis does not intend to list the common stock on any exchange in the near term, there is not currently a public market for the common stock and it is not expected that an active trading market for the common stock will develop or be sustained. On October 10, 2001, the classification of the common stock into two classes of common stock terminated pursuant to the terms of the Metropolis' charter. All shares of Class A and Class B common stock were automatically converted into a single class of Class A Common Stock. As of March 15, 2002, there were approximately 111 holders of record of Metropolis' Class A Common Stock.

   Distribution Policy. On March 6, 1997, the board of directors adopted a distribution policy calling for regular quarterly distributions. The board of directors, in its sole discretion, determines the actual distribution rate based on a number of factors, including the amount of cash available for distribution, Metropolis' financial condition, capital expenditure requirements for the 1290 property, the annual distribution requirements under the REIT provisions of the Code and such other factors as the board of directors deems relevant. Metropolis intends to make distributions to comply with the REIT distribution requirements. In order to maintain its qualification as a REIT, Metropolis must make annual distributions to stockholders of at least 90% of its taxable income (excluding capital gains). Metropolis has made the following distributions for its two most recent fiscal years:


                                                        Amount of Distribution
Date of Distribution       Type of Distribution               (Per Share)
--------------------       --------------------         ----------------------
April 13, 2000                    Regular                       $   .15
July 13, 2000                     Regular                       $   .15
October 12, 2000                  Regular                       $   .15
December 14, 2000                 Regular                       $   .25
April 16, 2001                    Regular                       $   .25
July 16, 2001                     Regular                       $   .25
October 19, 2001                  Regular                       $   .25
December 28, 2001                 Regular                       $   .25
March 20, 2002                    Regular                       $   .25


On July 9, 2002, the Metropolis board of directors declared a cash dividend of $.25 per share to be paid to its stockholders of record on July 19, 2002, and that such dividend would be paid on August 15, 2002.

   Management's Discussion and Analysis Of Financial Condition And Results Of Operations (dollar amounts in this section are in thousands). The following discussion should be read in conjunction with Metropolis' selected financial data and the financial statements included in "SUMMARY TERMS SHEET; SELECTED METROPOLIS FINANCIAL DATA;" and Metropolis' Financial Statements and Supplementary Data attached hereto as Annex F.

      o Overview. Prior to November 22, 1999, Metropolis owned and operated the real property and office building located at 237 Park Avenue, New York, New York and the 1290 property. On November 22, 1999, Metropolis sold its interests in the 237 Park Avenue property. Consequently, Metropolis' principal business objective is to operate the 1290 property in a manner that will maximize the 1290 property's revenues and value and in turn maximize funds from operations and stockholder value. 1290 Partners has retained Tishman Speyer Properties, L.P. to serve as the property manager and leasing agent, which is responsible for managing the daily operations of the 1290 property, and Capital Trust, Inc. to serve as the asset manager of the 1290 property. Metropolis has also entered into a REIT Management Agreement with Tishman Speyer Properties, L.P. to perform certain accounting, administrative and REIT compliance monitoring services. On October 10, 2001, the classification of the common stock into two classes of common stock terminated pursuant to the terms of the charter. All shares of Class A and Class B Common Stock were automatically converted into a single class of Class A Common Stock. As of December 31, 2001, 13,001,346 shares of Class A Common Stock, par value $10.00 per share, were issued and outstanding. The common stock of Metropolis is not listed on any exchange, and Metropolis does not intend to list the common stock on any exchange in the near term. The assets and results of operations of the 1290 property are reported in the consolidated financial statements of Metropolis using the consolidation method of accounting.


      o     Quarters Ended March 31, 2002 and 2001.

            Base rental income decreased by approximately $433 for the quarter ended March 31, 2002 as compared to the same period in the prior year due to the expiration of a lease in September

            2001 where a former tenant continued to pay base rental income on space no longer occupied by them, offset by scheduled rent increases in existing leases.

            Operating escalation income increased by approximately $396 for the quarter ended March 31, 2002 as compared to the quarter ended March 31, 2001. This increase is primarily due to an increase of escalatable operating expense billings in 2002 as compared to 2001. In addition, new leases for approximately 2% of the total rentable area of the building commenced in 2001. Tenants under such leases were not required to pay operating escalations until 2002.

            Operating expenses for the quarter ended March 31, 2002 were $11,982, a decrease of 3.8% from the quarter ended March 31, 2001. This decrease was primarily attributable to a decrease in utilities caused by (i) an energy rate cap agreement signed with Con Edison in May 2001, (ii) a material decrease in the cost of steam, and (iii) lower overall energy consumption. This decrease in utilities was offset by an increase in operating and maintenance costs due to the timing of certain periodic repairs. Operating expenses as a percentage of base rental income and escalation income decreased to 54.3% for the quarter ended March 31, 2002 from 56.4% for the quarter ended March 31, 2001.


            On March 23, 2001, Metropolis exercised its right to repurchase the Subordinated Minority Interest that was owned by the Upper Tier LP in accordance with the Agreement of Limited Partnership of 1290 Partners. The exercise of such repurchase right resulted in a payment of approximately $1,400 by Metropolis to the Upper Tier LP and a gain to Metropolis of $13,009.

            Liquidity and Capital Resources. During the three months ended March 31, 2002, cash flow from operations totaled $4,978. Metropolis used this cash flow from operations to fund building and tenant improvements of approximately $25 and leasing costs of approximately $156.

            At March 31, 2002, Metropolis had unrestricted cash on hand of approximately $15,859 of which $3,251 was used to pay a first quarter dividend on April 15, 2002 to holders of record of Metropolis' common stock on March 29, 2002. Metropolis believes that its cash flows from operations are adequate to allow it to fund required interest payments, leasing costs, and pay dividends sufficient for it to retain its REIT status.


o     Historical Consolidated Statement of Income, year ended December 31, 2001.


            Rental income for the year ended December 31, 2001 increased by approximately $1,036, an increase of 1.2% from the year ended December 31, 2000. This increase is primarily due to the commencement of new leases at higher market rents and scheduled rent increases in existing leases. Miscellaneous income for the year ended December 31, 2001 decreased by approximately $2,309, a decrease of 44.0% from the year ended December 31, 2000. This decrease is primarily due to: (i) $2,100 that was recognized in December 2000 related to real estate tax refunds received for the tax years ending June 30, 1991 through June 30, 1996 and (ii) $1,000 that was received in June 2000 from a tenant at the 1290 property in connection with the occupancy of space that the tenant was previously subleasing and now leases directly. This decrease is offset by an increase in tenant submetered electric charges of $629 during 2001.

            Operating expenses for the year ended December 31, 2001 were $52,223, an increase of 5.4% from the year ended December 31, 2000. This increase is primarily attributable to increases in (i) bad debt expense resulting from the write-off of certain tenant receivables acquired from Metropolis' predecessors, (ii) utility expense, (iii) payroll expense resulting from annual wage increases and (iv) depreciation and amortization related to additions to building and tenant improvements in 2000 and 2001. These increases were offset by a decrease in professional fees as 2000 includes amounts incurred related to the sale of the 237 Park Avenue property. Operating expenses as a percentage of base rental income and escalation income increased to 57.4% for the year ended December 31, 2001 as compared to 55% for the year ended December 31, 2000.


            Interest income for the year ended December 31, 2001 decreased by approximately $1,944, a decrease of 66.7% from the year ended December 31, 2000. This decrease was due to approximately $1,700 of interest income that was recognized in December 2000 related to the receipt of real estate tax refunds received in 2000. In addition, interest income decreased due to a decline in interest rates during 2001 as compared to 2000.


            On March 23, 2001, Metropolis exercised its right to repurchase the 4.95% limited partnership interest in the 1290 Partners (the "Subordinated Minority Interest") that was owned by 237/1290 Upper Tier Associates, L.P., in accordance with the Agreement of Limited Partnership of the 1290 Partners. The exercise of such repurchase right resulted in a payment of approximately $1,400 by Metropolis to the Upper Tier LP and a gain to Metropolis of $13,009.


      o     Historical Consolidated Statement of Income, year ended December 31,
            2000.


            Rental income for the year ended December 31, 2000 decreased by approximately $36,361, a decrease of 28.8% from the year ended December 31, 1999. This decrease was the result of the sale of the 237 Park Avenue property on November 22, 1999. This decrease is offset by an increase in base rents at the 1290 property associated with new leases, and an increase in operating escalations at the 1290 property, which was primarily the result of an increase in utility expense in 2000. Miscellaneous income in 1999 includes approximately $2,900 related to the reversal of a reserve for utility tax claims settled during 1999. Miscellaneous income in 2000 includes $2,100 that was recognized in December 2000 related to the real estate tax refunds received for the tax years ending June 30, 1991 through June 30, 1996. Miscellaneous income in 2000 also included $1,000 that was received in June 2000 from a tenant at the 1290 property in connection with the occupancy of space that the tenant was previously subleasing and now leases directly.

            Operating expenses for the year ended December 31, 2000 were $49,528, a decrease of 26.6% from the year ended December 31, 1999. This decrease was the result of the sale of the 237 Park Avenue property on November 22, 1999. This decrease is partially offset by increases in utilities, repairs and maintenance, payroll and management fees at the 1290 property and an increase in depreciation and amortization related to additions to building and tenant improvements in 1999 and 2000. Operating expenses as a percentage of base rental income and escalation income is 55.0% in 2000 versus 53.3% in 1999.

            Interest income for the year ended December 31, 2000 decreased by approximately $842, a decrease of 22.4% from the year ended December 31, 1999. This decrease was the result of the sale of the 237 Park Avenue property on November 22, 1999, and a reduction in cash held by Metropolis, offset by approximately $1,700 of interest income that was recognized in

            December 2000 related to the real estate tax refunds received for the tax years ending June 30, 1991 through June 30, 1996.

            Interest expense for the year ended December 31, 2000 increased by approximately $7,882, an increase of 23.5% from the year ended December 31, 1999. This increase is due to a higher level of mortgage indebtedness, a higher interest rate on such indebtedness and an increase in the amortization of deferred financing costs associated with such indebtedness.


            Liquidity and Capital Resources. During 2001, Metropolis generated cash flows from operations of approximately $13,747. Metropolis used this cash and cash on hand to pay dividends in the amount of $13,001, pay leasing commissions of approximately $2,069 and fund building and tenant improvements of approximately $614. At December 31, 2001, Metropolis had unrestricted cash on hand of approximately $11,012. At December 31, 2000, Metropolis had unrestricted cash on hand of approximately $15,066. In December 1999, 1290 Partners refinanced mortgage indebtedness secured by the 1290 property of approximately $224,900, and obtained Metropolis' existing loan. Interest on Metropolis' existing loan is based on LIBOR plus 2% and requires interest only payments through maturity on January 2, 2003. 1290 Partners has a one time right (subject to achieving certain conditions, including a debt service coverage ratio, loan to value ratio and the payment of a 25 basis point extension fee), at its option, to extend the maturity for a period of twelve months. Metropolis' existing loan may be repaid in whole without penalty.

            Recent Pronouncements Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, was implemented by Metropolis on January 1, 2001. SFAS No. 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated as hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair-value hedge, the changes in the fair value of the derivative and the hedged item are recognized in earnings. If the derivative is designated as a cash-flow hedge, the effective portion of changes in the fair value of the derivative is recorded in other comprehensive
            (loss) income and will be recognized in the income statement when the hedged item affects earnings. The ineffective portion of changes in the fair value of the derivative designated as a cash flow hedge is recognized in the income statement. SFAS No. 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value are recognized in earnings.

            On January 1, 2001, Metropolis recorded approximately $6,900 in other comprehensive loss as a cumulative transition adjustment, to record its Swap Agreement at its estimated fair value as of that date.

            In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets (effective January 1,
            2002). SFAS No. 144 supersedes existing accounting literature dealing with impairment and disposal of long-lived assets, including discontinued operations. It addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of, and expands current reporting for discontinued operations to include disposals of a "component" of an entity that has been disposed of or is classified as held for sale. Implementation of this standard did not have a material impact on Metropolis' consolidated financial statements.

      o Quantitative and Qualitative Disclosures about Market Risk. The Swap Agreement provides that 1290 Partners will pay interest at an effective rate of 8.4995% per annum on the notional amount of $425,000. Management believes that the risk of incurring losses related to the credit risk is remote and that any losses would be immaterial. The maturity date of the 1290 Mortgage Loan and the termination date of the 1290 Swap Agreement are identical. The estimate of the cost to unwind the Swap Agreement is approximately $14,182 at March 31, 2002. In connection with the merger and the sale transaction, Metropolis intends to unwind the Swap Agreement. The current estimated costs of terminating the Swap Agreement as of June 30, 2002 would be approximately $10 million.

      o Executive Compensation. Metropolis has no employees and none of its executive officers, including Metropolis' president (who acts in a capacity similar to that of a chief executive offer), receives any salary, bonus, stock awards, stock options, perquisites or any other compensation (whether cash or non-cash) in their capacities as executive officers. In 2000, each member of the board of directors earned (i) $15,000 in cash as an annual retainer, (ii) $750 per meeting of the board of directors attended by such member and (iii) 400 shares of common stock issued under Metropolis' Amended and Restated 1996 Directors' Stock Plan. For the fiscal year 2001, the members of the board of directors received (i) $15,000 in cash as an annual retainer and (ii) 400 shares of common stock to be issued under the Directors' Stock Plan. Such stock and cash was paid to the then current members of the board of directors at the time of the Annual Meeting of Stockholders for the fiscal year 2001. Each director also received an additional payment of $750 for each meeting of the board of directors attended by such member. Upon initial election to the board of directors, each Director received options, which vested over two years, to purchase 3,000 shares of Metropolis' Class A Common Stock. On December 13, 1999, the board of directors decreased the exercise price of all outstanding options by $15.00 per share in consideration of a special distribution to stockholders of $15.00 per share that was made on December 10, 1999. On December 23, 1999, each member of the board of directors (except Mr. Jacobsson) exercised his options. On December 28, 1999, the board of directors decreased the exercise price of Mr. Jacobsson's options by another $15.00 per share to $12.50 per share in consideration of a second special distribution to stockholders of $15.00 per share that was made on December 27, 1999. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." Metropolis has purchased a directors' and officers' liability insurance policy in the amount of $10,000,000.

      o     Information concerning Metropolis' Board of Directors:

            William L. Mack (age 61) has served as the Chairman of the board of directors of Metropolis since 1996. Mr. Mack is the managing partner of Apollo Real Estate Advisors, the manager of five opportunistic real estate investment funds which he co-founded in 1993, and serves as President of its corporate general partner. Beginning in 1969, Mr. Mack served as Managing Partner of the Mack Company, where he oversaw the dynamic growth of the Mack Company's office, industrial, retail and hotel facilities. Mr. Mack has served as the Chairman of Mack-Cali Realty Corporation since June of 2000. Mr. Mack is also a director of The Bear Stearns Companies, Inc., an investment banking firm, Vail Resorts, Inc., an owner and operator of Colorado ski resorts, and Wyndham International, Inc., an owner and operator of a national chain of hotel properties. Mr. Mack attended the Wharton School of Business and

            Finance at the University of Pennsylvania and received a B.S. degree in business administration, finance and real estate from New York University.


            Lee S. Neibart (age 51) is a partner of Apollo Real Estate Advisors, with which he has been associated since 1993, and directs portfolio and asset management. From 1979 to 1993, he was Executive Vice President and Chief Operating Officer of the Robert Martin Company, a private real estate development and management firm. Mr. Neibart is a director of Atlantic Gulf Communities Corp., a land development company, Koger Equity, Inc., a real estate investment trust that owns and operates office properties, NextHealth, Inc., an owner and operator of spa and wellness facilities, Roland International Corporation, a land development company, Wyndham International, Inc., Meadowbrook Golf Group, Inc., an owner and operator of golf courses, and Schuler Homes, Inc., a company that designs, builds and markets single-family residences. Mr. Neibart received a B.A. from the University of Wisconsin and an M.B.A. from New York University.

            Bruce H. Spector (age 59) is a partner of Apollo Real Estate Advisors, with which he has been associated since 1993, and has been responsible for advising on matters of reorganization strategy. Mr. Spector is a partner of Apollo Management, L.P., with which he has been associated since 1992. From 1967 to 1992, Mr. Spector was a member of the law firm of Stutman, Treister and Glatt, spending a substantial amount of that time as a senior partner and head of the firm's executive committee. Mr. Spector is a director of Pacer International, Inc., a national intermodal and logistics company, Vail Resorts, Inc. and Park Media, LLC, a firm specializing in bringing advertising revenue to the owners of parking venues. Mr. Spector received a B.A. from the University of Southern California and a J.D. from the UCLA School of Law.

            John R.S. Jacobsson (age 33) is a partner of Apollo Real Estate Advisors, with which he has been associated since its founding in 1993. Mr. Jacobsson is responsible for investments, investment management and capital raising at Apollo Real Estate Advisors and co-heads Apollo Real Estate Advisors' Japanese investment program. Prior to 1993, Mr. Jacobsson was associated with the acquisitions group of Trammell Crow Ventures, a real estate investment firm. Mr. Jacobsson is a director of Koger Equity, Inc., Roland International Corporation, and Oasis Car Wash, Inc., an owner and operator of car washes. Mr. Jacobsson received a B.A. from Harvard College in 1990.

            John R. Klopp (age 47) has been a Director of Capital Trust, an investment management and finance company focused on the commercial real estate industry, since January 1997 and the Chief Executive Officer, a Vice Chairman and the President of Capital Trust since February 1997, July 1997 and July 1999, respectively. Mr. Klopp was a founder and a Managing Partner of Victor Capital Group L.P. from 1989 until the acquisition of Victor Capital by Capital Trust in July 1997. From 1982 to 1989, Mr. Klopp was a Managing Director and co-head of Chemical Realty Corporation, the real estate investment banking affiliate of Chemical Bank. Prior to founding Chemical Realty, he held various positions in Chemical Bank's Real Estate Division and was responsible for originating, closing and monitoring portfolios of construction and interim loans. He received a B.A. from Tufts University in 1976 with a major in economics and an M.B.A. in 1978 from the Wharton School of Business and Finance at the University of Pennsylvania with a major in real estate and finance.

            Russel S. Bernard (age 43) is a Principal of Oaktree Capital Management, LLC, with which he has been associated since 1995, and is the portfolio manager of Oaktree's real estate and mortgage funds. Prior to joining Oaktree in 1995, Mr. Bernard was a Managing Director of



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


            Trust Company of the West, or TCW. Under subadvisory relationships with Oaktree, Mr. Bernard continues to serve as portfolio manager for the TCW Special Credits distressed mortgage funds. From 1986 to 1994, Mr. Bernard was a partner in Win Properties, Inc., a national real estate investment company, where he was responsible for the acquisition, financing and operation of a national real estate portfolio. Mr. Bernard holds a B.S. in Business Management and Marketing from Cornell University.

            David A. Strumwasser (age 50) is a principal of Whippoorwill Associates, Incorporated, an investment management firm, and has served as a Managing Director and General Counsel of Whippoorwill since 1993. From 1984 to 1993, Mr. Strumwasser was a Partner and co-head of the Bankruptcy and Reorganization Practice at the New York law firm of Berlack, Israels & Liberman LLP. Prior to that, he practiced bankruptcy law at Anderson Kill & Olick, LLP from 1981 to 1984 and at Weil, Gotshal & Manges LLP from 1976 to 1979. From 1979 to 1981, Mr. Strumwasser was an Assistant Vice President at Citicorp Industrial Credit, Inc. Mr. Strumwasser serves on the board of directors of Barneys New York, Inc. Mr. Strumwasser received a B.A. in political science from the State University of New York at Buffalo in 1973 and a J.D. from Boston College Law School in 1976.

            David Roberts (age 39) has been a Managing Director of Angelo, Gordon & Co., L.P., an investment management firm, since 1993, where he oversees the firm's real estate and special situations investment activities. From 1988 until 1993, Mr. Roberts was a principal of Gordon Investment Corporation, a Canadian merchant bank, where he participated in a wide variety of principal transactions, including investments in the real estate and mortgage banking industries. Prior to that, Mr. Roberts worked in the Corporate Finance Department of L.F. Rothschild & Co. Incorporated, an investment bank, as a Senior Vice President specializing in mergers and acquisitions. Mr. Roberts has a B.S. in Economics from the Wharton School of the University of Pennsylvania.

      Information concerning Metropolis' Executive Officers:

            The following discussion sets forth the names, ages and business histories of the executive officers of Metropolis. Each of the following individuals has served as an executive officer of Metropolis since 1996.


  Name                  Age            Office                 Business History
  ----                  ---            ------                 ----------------
William L. Mack          61      Chairman of the Board      See above biography
Lee S. Neibart           51      President                  See above biography
John R. Klopp            47      Vice President             See above biography
John R.S. Jacobsson      33      Vice President and         See above biography
                                 Secretary


o Certain Relationships and Related Party Transactions. The following represent all related party transactions (i) for each of the fiscal years of Metropolis ended December 31, 2001, 2000 and 1999 and (ii) for the three months ended March 31, 2002.

      Sale of 237 Park Avenue Property/Refinancing of 1290 Property. John R. Klopp, one of Metropolis' Directors and an officer and a stockholder of Metropolis, is the Chief Executive Officer of Capital Trust, the parent company of Victor Capital Group. Victor Capital acted as one of Metropolis' representatives in connection with the sale of the 237 Park Avenue property in November 1999. Pursuant to the terms of the retention agreement between Victor Capital and Metropolis, Victor Capital was paid a fee equal to $930,000 (0.25% of the total transaction value). In addition, Victor Capital was paid approximately $1,594,000 by Metropolis in December 1999 as a finder's fee in connection with the refinancing of the debt pertaining to the 1290 property.

      Asset Management. On October 10, 1996, Metropolis retained 970 Management, LLC, an affiliate of Victor Capital Group, to serve as Metropolis' asset manager pursuant to an asset management agreement, dated as of such date. The terms of the original asset management agreement were substantially the same as those contained in the current asset management agreement. As noted above, Mr. Klopp is the Chief Executive Officer of Capital Trust, the parent company of Victor Capital Group. Pursuant to the original asset management agreement, 970 Management acted as Metropolis' advisor and consultant with respect to the management of the 1290 property and Metropolis' interest in 1290 Partners. Asset management fees incurred for the year ended December 31, 1999 aggregated approximately $300,000.

      For Metropolis' fiscal year 2000, Capital Trust, as successor-in-interest to 970 Management, served as Metropolis' asset manager pursuant to the original asset management agreement. Asset management fees incurred for the year ended December 31, 2000 aggregated approximately $300,000.

      On December 22, 2000, Metropolis entered into a new asset management agreement with Capital Trust, dated as of such date. Pursuant to the current asset management agreement, the asset manager serves as Metropolis' advisor and consultant with respect to the management of the 1290 property and Metropolis' interests in 1290 Partners. The current asset management agreement had an initial term of one year. The term is automatically extended for consecutive one-year periods thereafter unless Metropolis or the asset manager notifies the other at least 30 days before the then current term would otherwise terminate of its election not to extend the term. Metropolis may terminate the current asset management agreement (i) after the expiration of a certain cure period, by notice to the asset manager if the asset manager defaults in any material respect in its performance under the current asset management agreement, and (ii) immediately upon notice to the asset manager if the 1290 property is sold or if there is a change in control of the asset manager. The asset manager may terminate the current asset management agreement if Metropolis defaults in the payment of any amount due and payable to the asset manager and such default continues for 30 days after the asset manager's written notice to Metropolis of such default. Either party may terminate the current asset management agreement by giving notice to the other upon the occurrence of certain events relating to the bankruptcy or insolvency of the other party. Pursuant to the current asset management agreement, Metropolis pays the asset manager an asset management fee of $25,000 per month. Asset management fees incurred for the year ended December 31, 2001 aggregated approximately $300,000 and for the three months ended March 31, 2002 aggregated approximately $75,000. In addition to the payment of the asset management fee, Metropolis reimburses the asset manager for certain expenses.

      Management and Leasing Agreements. 1290 Partners entered into a management and leasing agreement, dated as of October 10, 1996, with Tishman Speyer Properties, L.P. Nyprop, LLC, a stockholder of Metropolis, is an affiliate of the Tishman Speyer. Pursuant to the property management agreement, the Tishman Speyer performed all supervisory, management and leasing services and functions reasonably necessary or incidental to the leasing, management and operations of the 1290 property for the years ended December 31, 2001, 2000 and 1999 and for the 237 Park Avenue property for the year ended December 31, 1999. Fees under the property management agreement for the years ended December 31, 2001, 2000 and 1999 were approximately $2,071,000, $2,295,000 and $5,528,000, respectively. Tishman Speyer currently acts as such for the 1290



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


      property. Fees incurred under the property management agreement for the three months ended March 31, 2002 aggregated approximately $374,000. An affiliate of the property manager/leasing agent provided cleaning services for the 1290 property for the months January through February of 2001 and for the years ended December 31, 2000 and 1999 and for the 237 Park Avenue property for the year ended December 31, 1999. Fees paid for cleaning services for the years ended December 31, 2001, 2000 and 1999 totaled $405,000, $2,499,000, and $3680,000, respectively. The property management agreement had an initial term of two years. The term is automatically extended for additional consecutive 90-day terms until such time as 1290 Partners notifies Tishman Speyer in writing, at least 30 days before the then current term would otherwise terminate, of its election not to extend the term of the property management agreement.

      1290 Partners may terminate the property management agreement on 60 days notice if the 1290 property is either sold by 1290 Partners or refinanced by 1290 Partners pursuant to a securitized financing of the 1290 property; provided that termination of the property management agreement as a result of such financing will only be effective if the property manager/leasing agent is not approved by the rating agency participating in such financing. In addition, 1290 Partners may terminate the property management agreement (i) after a certain cure period, upon notice to Tishman Speyer if Tishman Speyer breaches a material term of the property management agreement, and (ii) immediately upon notice to Tishman Speyer if (x) Tishman Speyer or any principal of the Tishman Speyer intentionally misappropriates funds of 1290 Partners or commits fraud against the 1290 Partners or (y) there is a change in control of Tishman Speyer. Tishman Speyer may terminate the property management agreement (i) after a certain cure period, upon notice to 1290 Partners if 1290 Partners breaches a material term of the property management agreement, and (ii) upon 60 days notice to 1290 Partners if 1290 Partners fails to provide funds on a consistent basis to operate and maintain the 1290 property. Either party may terminate the property management agreement upon notice to the other party if (x) a petition in bankruptcy is filed against the other party and is not dismissed within 60 days, (y) a trustee, receiver or other custodian is appointed for a substantial portion of the other party's assets and is not vacated within 60 days or (z) the other party makes an assignment for the benefit of its creditors.

      Pursuant to the property management agreement, 1290 Partners (i) pays Tishman Speyer a fee in an amount equal to 1.5% of gross revenues from the 1290 property, which fee is paid monthly, and (ii) reimburses Tishman Speyer for all reasonable out-of-pocket expenses incurred by Tishman Speyer related to the performance of its responsibilities under the property management agreement, to the extent set forth in the annual budget. In addition, Tishman Speyer is entitled to receive commissions in connection with the leasing of space at the 1290 property and renewals and extensions of leases. Metropolis entered into a REIT Management Agreement with the Tishman Speyer. The REIT manager performs certain accounting, administrative and monitoring services. The REIT Management Agreement provides for compensation to the REIT manager of monthly fees aggregating approximately $125,000 per annum and reimbursement of documented out-of-pocket expenses. Fees and reimbursables paid to the REIT manager under the REIT Management Agreement for the years ended December 31, 2001, 2000 and 1999 were $126,000, $137,000 and $125,000, respectively, and for the three months ended March 31, 2002 were approximately $31,000.

   Tax Certiorari Proceedings and Tenant Reimbursement Claims. Tax certiorari proceedings have been commenced which remain outstanding against the City of New York for over-assessment of property taxes for the tax years ending June 30, 1997 through June 30, 2001 with respect to the 1290 property. The Purchase Agreement provides that any refunds relating to such tax certiorari proceedings belonging in whole or in part to Metropolis will be paid to Metropolis after first deducting therefrom any payments owed to tenants on account thereof or, if such payment is made directly to Metropolis or 1290 Partners, Metropolis will pay to Purchaser such amounts (if any) owed to tenants on account thereof within ten days after receipt of such refund.

Holdings. Holdings is a newly-formed Delaware limited liability company without any operational history. It has not conducted any business other than in connection with the merger, the pre-closing loan and the other matters described under the section "PROPOSAL 1 - THE SALE TRANSACTION; Description of Purchase Agreement; Pre-Closing Loan, Payment of Purchase Price and Other Related Transactions." Holdings' principal executive offices are located at 410 Park Avenue, 14th Floor, New York, New York 10022, and the telephone number of Holdings at this location is (212) 655-0220.

      o Ownership of Holdings. Holdings is a wholly-owned subsidiary of Metropolis. Upon the consummation of the merger, Holdings will issue to each stockholder of Metropolis immediately prior to the merger, a number of LLC units equal to the number of shares of common stock held by such stockholder at such time. Accordingly, following the merger, the beneficial ownership of Holdings will be identical to the ownership of Metropolis immediately prior to the merger.

      o Governance of Holdings. Holdings will be managed by a Board of Managers, which will be comprised of the entire existing eight member board of directors of Metropolis. In addition, its initial officers will be the existing officers of Metropolis. Except as otherwise described below, Holdings' operating agreement will have similar terms to Metropolis' charter.

      o Voting. From and after the merger, holders of LLC units will have voting rights equal to one vote per LLC unit and will be entitled to vote on all matters in respect of which members of a limited liability company would be entitled to vote under Delaware law. Action by the members of Holdings will require the affirmative vote of a majority of the outstanding LLC units. See a copy of Holdings' Limited Liability Company Operating Agreement attached hereto as Annex E.

      o Assignability and Transferability of LLC Units. Subject to federal and state securities law restrictions on transfer, there will be no restriction on the assignability or transferability of the LLC units.

      o LLC Units will be Certificated. Certificates representing LLC units will be issued to stockholders in the merger upon the surrender by stockholders of their respective certificates representing shares of common stock.

      o No Public Market for the LLC units. The LLC units will not be traded on any established trading market and no market of this type is expected to develop. Thus, there will be limited liquidity of and information available regarding the prevailing market prices for the LLC units.

      o Registered with the Commission. The issuance of the LLC units is being registered with the Commission under this information statement--prospectus and, accordingly, Holdings will



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


            be required under the federal securities laws to file quarterly and annual reports with the Commission and otherwise comply with the reporting obligations under the Exchange Act.

      o Assumption of Metropolis Indemnification Obligations to Purchaser. Metropolis has agreed to indemnify Purchaser for the breach of certain of Metropolis' representations and warranties in the Purchase Agreement up to the $10 million indemnification reserve. These indemnification obligations expire on December 30, 2002 unless claims are asserted prior to such time. Since Metropolis is disposing of its final asset, liquidating and distributing all of the net proceeds that it receives in the sale transaction to Holdings, it will not have any operating income from which to settle and/or satisfy any indemnification claims made during the indemnification period. Accordingly, in order to ensure there will be sufficient funds to satisfy or settle any indemnification claims made during the indemnification period and pay certain post-closing costs and expenses associated with the sale transaction, Holdings will retain $10 million of the net proceeds it receives in the sale transaction, in addition to the $2 million expense reserve. Following the expiration of the indemnification period, the remaining proceeds of the $10 million indemnification reserve, including any interest earned on such amount, but less any amounts used or set aside to satisfy or settle any indemnification claims and pay such post-closing costs that may have arisen during the indemnification period, will be distributed as soon as practicable to the members of Holdings.

      o Assets of Holdings following the Merger and Sale Transaction. Holdings' assets following the merger and sale transaction and liquidation of Metropolis will consist of the $10 million indemnification reserve and the $2 million expense reserve. Other than the $12 million reserves, Holdings will not own any other assets.

      o Operations of Holdings following the Merger and Sale Transaction. Following the merger and sale transaction, Holdings will not conduct any operations other than to settle and/or satisfy indemnification claims in accordance with the terms of the Purchase Agreement.

      o Dividend Rights. Other than the distribution of the net sale proceeds to the holders of LLC units of Holdings upon the closing of the sale transaction, less the $10 million indemnification reserve and $2 million expense reserve, Holdings does not intend to distribute any of its assets until after the expiration of the indemnification period on December 30, 2002.


      o No Legal Proceedings. There are no material pending legal proceedings against or involving Holdings.


Lower Tier LLC. Lower Tier is a wholly-owned subsidiary of Holdings and indirect wholly-owned subsidiary of Metropolis. Lower Tier does not have any operational history and has not conducted any business other than in connection with the merger. Upon the effective time of the merger, Lower Tier LLC will merge with and into Metropolis, and Lower Tier will cease to exist.


Conditions to the Merger


      If, for any reason, the Purchase Agreement is terminated on or prior to the effective date of the merger, the merger will not be consummated.


Accounting Treatment of Merger


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


      The merger will be treated as a purchase of the Lower Tier LLC by Metropolis for accounting purposes and accounted in a manner similar to the pooling of interests method for entities under common control.


Appraisal Rights


      Stockholders of Metropolis are entitled to appraisal rights under the Maryland General Corporation Law (the "MGCL") in connection with the merger. A stockholder's vote with respect to the sale transaction will have no effect on the appraisal rights in connection with the merger under the MGCL. The preservation and exercise of appraisal rights are conditioned on strict adherence to the applicable provisions of the MGCL. Each stockholder desiring to exercise appraisal rights should refer to Title 3, Subtitle 2, of the MGCL, a copy of which is attached as Annex D to this information statement--prospectus, for a complete statement of their rights and the steps which must be followed in connection with the exercise of those rights. The following summary of the rights of objecting stockholders does not purport to be a complete statement of the procedures to be followed by stockholders of Metropolis desiring to exercise their appraisal rights.

      Under the MGCL, a stockholder of Metropolis will be entitled to demand and receive payment of the fair value of its shares of common stock from Metropolis instead of receiving LLC units in the merger. However, a stockholder who wants to receive fair value for its shares must follow specific procedures. Such stockholder must:

      (a) before or at the special meeting at which the merger will be considered, file with Metropolis a written objection to the merger;

      (b) not vote in favor of the merger (i.e., either vote against the merger or abstain from voting with respect to the merger); and

      (c) make written demand on Metropolis, within 20 days after the Articles of Merger relating to the merger have been accepted for record by the State Department of Assessments and Taxation of Maryland (the "SDAT").

      Any stockholder who fails to comply with the requirements described above will be bound by the terms of the merger.

      Metropolis is required to promptly notify each objecting stockholder in writing of the date of acceptance of the Articles of Merger for record by the SDAT. Metropolis may send a written offer to each objecting stockholder to pay for its shares at what Metropolis considers to be the fair value thereof. Within 50 days after the SDAT accepts the Articles of Merger for record, either Metropolis or any objecting stockholder who has not received payment for its shares may petition a court of equity in the appropriate county in Maryland for an appraisal to determine the fair value of the shares.

      Metropolis does not presently intend to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that Metropolis will file such a petition or that Metropolis will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders of Metropolis who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in the MGCL.

      If the court finds that an objecting stockholder is entitled to an appraisal of its shares, the court is required to appoint three disinterested appraisers to determine the fair value of its shares on terms and conditions the court determines proper. The appraisers must, within 60 days after appointment (or such longer period as the court may direct), file with the court and mail to each party to the proceeding their report stating their conclusion as to the fair value of such shares. "Fair value" is determined as of the close of business on the day the stockholders vote on the merger and may not include any appreciation or depreciation which directly or indirectly results from the merger or from its proposal.

      Within 15 days after the filing of the report, any party may object to such report and request a hearing on it. The court must, upon motion of any party, enter an order either confirming, modifying or rejecting such report and, if confirmed or modified, enter judgment for the appraised value of the shares. If the appraisers' report is rejected, the court may determine the fair value of the shares of the objecting stockholders or may remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding shall include interest from the date of the stockholders' vote on the action to which objection was made. Costs of the proceeding shall be determined by the court and may be assessed against Metropolis or, under certain circumstances, the objecting stockholder, or both.


      At any time after the filing of a petition for appraisal, the court may require objecting stockholders to submit their certificates representing the shares to the clerk of the court for notation of the pendency of the appraisal proceeding.


      A stockholder demanding payment for shares has no right to receive any dividends or distributions payable to stockholders of record after the close of business on the date of the stockholders' vote on the merger and shall cease to have any right as a stockholder of Metropolis with respect to such shares except the right to receive payment of the fair value thereof.


Market Price Information


      The shares of common stock are not listed on any exchange, Metropolis does not intend to list the common stock on any exchange prior to the merger; and there is not currently a public market for the common stock.

      The LLC units are not listed on any exchange, Holdings does not intend to list the LLC units on any exchange in the near term, there is not currently a public market for the LLC units, and no market of this type is expected to develop or be sustained.


Exchange of Certificates


      Metropolis has appointed Continental Stock Transfer & Trust Company to act as exchange agent in the merger. Before the merger, Metropolis will deposit with the exchange agent a sufficient number of certificates representing LLC units so as to allow for the exchange of shares of common stock for LLC units pursuant to the merger.

      Enclosed herein as Annex H is a form of letter of transmittal instructing each holder of common stock to complete such form and to deliver their respective certificates representing shares of common stock to the exchange agent. The instructions in the letter of transmittal specify that delivery will be effected and risk of loss and title to the stock certificates will pass only upon proper delivery of the stock certificates. After the merger, each holder of shares of common stock, other than dissenting shares, will surrender their shares of common stock to the exchange agent and will receive in exchange certificates representing the LLC units. Stockholders will receive a certificate representing a number of LLC units equal to the number of shares of common stock that such holders owned immediately prior to the merger.

      Stock certificates should not be returned with the enclosed information statement--prospectus and should not be forwarded to the exchange agent until following the effective date of the merger. We will notify you in writing the time that the merger becomes effective and will mail to you at such time a duplicate copy of the form of letter of transmittal enclosed herein.



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


      If a stock certificate has been lost, stolen or destroyed, the exchange agent will issue LLC Unit certificates on receipt of appropriate evidence as to its loss, theft or destruction and appropriate evidence as to its ownership by the claimant.


Material Differences in the Rights of Holders of Shares of Common Stock and LLC Units


      Metropolis is a Maryland corporation subject to the provisions of the MGCL. Holdings is a Delaware limited liability company subject to the provisions of the Delaware Limited Liability Company Act ("DLLCA"). The rights of current stockholders of Metropolis are governed by Metropolis' Amended and Restated Certificate of Incorporation and Amended and Restated By-laws. Upon consummation of the merger, stockholders of Metropolis will receive LLC units in exchange for their shares of common stock and will become members of Holdings and, at the effective time of the merger, their rights as a member of Holdings will be determined by Holdings' certificate of formation, Limited Liability Company Operating Agreement and the DLLCA.

      The following is a summary of the material differences in the rights of stockholders of Metropolis under its certificate of incorporation, the by-laws and the MGCL, on the one hand, and the rights of members of Holdings under its certificate of formation and operating agreement and the DLLCA, on the other hand. The following discussion does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the MGCL, the DLLC, Metropolis' certificate of incorporation and the by-laws, and Holdings' certificate of formation and operating agreement.

      Holdings is a limited liability company. As a result, Holdings' organizational and governing documents consist of its certificate of formation and operating agreement, instead of Metropolis' certificate of incorporation and by-laws. In general, Holdings' operating agreement was drafted to mirror the terms, conditions and procedures of Metropolis' certificate of incorporation and by-laws and to provide holders of LLC units with rights similar to those of Metropolis' stockholders. However, in certain instances and as a result of the differences of applicable law, the rights set forth in Holdings' operating agreement are not identical to those of Metropolis' certificate of incorporation and by-laws. Certain significant differences are summarized below. However, you should also carefully read the full text of Holdings' operating agreement, which is included as Annex E hereto.

      The following table compares certain characteristics of the common stock and the LLC units and should be read in conjunction with the more detailed information following as well as Holdings' operating agreement:


                                    Common Stock                LLC Units
                              -----------------------    -----------------------


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

                                    Common Stock                LLC Units
                              -----------------------    -----------------------


Voting Rights                 o  One vote per share      o  One vote per LLC
                                 on all matters voted       Unit on all matters
                                 upon by                    voted upon by the
                                 stockholders. No           members. No
                                 cumulative voting in       cumulative voting in
                                 the election of            the election of
                                 directors. Directors       members of the Board
                                 are elected by a           of Managers.
                                 plurality of the           Election of managers
                                 votes cast in the          and other matters
                                 election of                submitted to members
                                 directors. The             generally require
                                 approval of any            approval by members
                                 other routine matter       holding a majority
                                 submitted to               of the outstanding
                                 stockholders               LLC units.
                                 requires the
                                 affirmative vote of
                                 a majority of the
                                 votes cast on the
                                 matter.

Number and Composition of     o  Eight. The number of    o  Holdings' Board of
Board Members                    directors may be           Managers immediately
                                 changed in the             following the merger
                                 manner provided in         will be comprised of
                                 the Bylaws, but may        the same eight
                                 not be more than           members of
                                 nine. The charter          Metropolis' board of
                                 requires Metropolis        directors
                                 to have at all times       immediately prior to
                                 at least two               the merger. There is
                                 directors who are          no requirement that
                                 not affiliates of          any managers be
                                 Apollo Real Estate         unaffiliated with
                                 Investment Fund, any       Apollo Real Estate
                                 transferee of Apollo       Investment Fund
                                 Real Estate
                                 Investment Fund or
                                 any stockholder
                                 holding 10% or more
                                 of the stock of
                                 Metropolis.

Number and Composition of     o  Seven.                  o  Officers of Holdings
Officers                                                    immediately
                                                            following the merger
                                                            will be the same
                                                            officers of
                                                            Metropolis
                                                            immediately prior to
                                                            the merger.



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

                                    Common Stock                LLC Units
                              -----------------------    -----------------------


Transfer Restrictions         o  Contains REIT           o  Until the
                                 related restrictions       liquidation of
                                 and limitations. In        Metropolis, the LLC
                                 addition, the common       units will be
                                 stock has been             subject to the REIT
                                 registered pursuant        related restrictions
                                 to the Securities          and limitations
                                 Act, but is not            currently contained
                                 listed on any              in Metropolis'
                                 national exchange.         charter.

                                                         o  Following the
                                                            liquidation of
                                                            Metropolis, the LLC
                                                            units will not be
                                                            subject to REIT
                                                            related restrictions
                                                            and limitations.

                                                         o  The issuance of LLC
                                                            units will be
                                                            registered pursuant
                                                            to the Securities
                                                            Act of 1933, as
                                                            amended, but will
                                                            not be listed on any
                                                            national exchange.

                                                         o  Transferees of LLC
                                                            units may be
                                                            admitted as members
                                                            of Holdings in
                                                            accordance with the
                                                            procedures set forth
                                                            in the operating
                                                            agreement.

Capital Structure             o  Metropolis has          o  Holdings has
                                 authority to issue         authority to issue
                                 50,000,000 shares of       50,000,000 LLC units
                                 common stock, par          of which 13,004,946
                                 value $10.00 per           LLC units will be
                                 share, and                 issued to the
                                 10,000,000 shares of       stockholders of
                                 preferred stock, par       Metropolis in the
                                 value $10.00 per           merger.
                                 share. The board of
                                 directors may
                                 classify or
                                 reclassify any
                                 unissued shares of
                                 stock from time to
                                 time in one or more
                                 classes or series.
                                 13,004,946 shares of
                                 common stock were
                                 outstanding
                                 immediately prior to
                                 merger.

                                    Common Stock                LLC Units
                              -----------------------    -----------------------


Limitation of Liability       o  Under Maryland law      o  Under Holdings'
                                 and the charter, no        operating agreement,
                                 director or officer        except as prohibited
                                 shall be liable to         by law, neither the
                                 Metropolis for money       managers nor their
                                 damages, except for        affiliates shall be
                                 liability resulting        liable to Holdings
                                 from (a) actual            or to any member or
                                 receipt of an              any affiliate
                                 improper benefit or        thereof for any
                                 profit in money,           losses, claims,
                                 property or services       damages, liabilities
                                 or (b) active and          or expenses asserted
                                 deliberate                 against, suffered or
                                 dishonesty                 incurred by any of
                                 established by a           them arising out of,
                                 final judgment and         relating to or in
                                 which is material to       connection with any
                                 the cause of action.       action taken or
                                                            omitted by the
                                                            manager or any
                                                            related party in
                                                            good faith and in a
                                                            manner reasonably
                                                            believed by the
                                                            manager or such
                                                            related party to be
                                                            in or not opposed to
                                                            the best interests
                                                            of Holdings,
                                                            including, without
                                                            limitation, in
                                                            connection with the
                                                            management or
                                                            conduct of the
                                                            business of Holdings
                                                            or any other person
                                                            in which Holdings
                                                            has or had made an
                                                            investment or
                                                            otherwise has or had
                                                            an interest.

Indemnification               o  Metropolis has the      o  Holdings' managers
                                 power under its            and officers will be
                                 charter and bylaws         indemnified to the
                                 to indemnify               fullest extent
                                 directors and              permitted under the
                                 officers to the            DLLCA.
                                 fullest extent
                                 permitted under the
                                 MGCL.

Advance Notice Provisions     o  Under its bylaws,       o  Members are not
                                 stockholders of            subject to any
                                 Metropolis must            advance notice
                                 comply with advance        procedures for
                                 notice procedures          annual or special
                                 relating to                meetings of members.
                                 stockholder nominees
                                 for director or
                                 other stockholder
                                 proposals at annual
                                 or special meetings
                                 of the stockholders.

                                    Common Stock                LLC Units
                              -----------------------    -----------------------


Special Meetings              o  Under its bylaws,       o  Under Holdings'
                                 special meetings of        operating agreement,
                                 the stockholders may       the president, the
                                 be called by the           chairman or 25% of
                                 president, the             the members of the
                                 chairman of the            Board of Managers
                                 Board or the board         may call special
                                 of directors.              meetings of the
                                 Special meetings of        members.
                                 stockholders shall
                                 also be called upon
                                 the written request
                                 of stockholders
                                 entitled to cast not
                                 less than 25% of all
                                 the votes entitled
                                 to be cast at such
                                 meeting.

Extraordinary Actions         o  The approval of         o  Except as otherwise
                                 certain                    required by the
                                 extraordinary              DLLCA, all matters
                                 actions, such as a         to be voted on by
                                 merger or a                the members will
                                 dissolution of             require the
                                 Metropolis, requires       affirmative vote of
                                 the affirmative vote       a majority of the
                                 of holders of              outstanding LLC
                                 66-2/3% of the             units. A majority of
                                 outstanding shares         the entire Board of
                                 of common stock.           Managers may approve
                                                            the dissolution of
                                                            Holdings without any
                                                            action by the
                                                            members.

                                    Common Stock                LLC Units
                              -----------------------    -----------------------


Amendments                    o  Amendments to           o  Amendments to
                                 Metropolis' charter        Holdings' operating
                                 must be approved by        agreement require
                                 the board of               the majority vote of
                                 directors and              the Board of
                                 generally approved         Managers, except for
                                 by the affirmative         amendments that
                                 vote of holders of         would (i) adversely
                                 66-2/3% of the             affect the limited
                                 outstanding shares         liability of the
                                 of common stock.           members under the
                                                            DLLCA or under
                              o  Amendments to              applicable law, or
                                 Metropolis' bylaws         (ii) cause Holdings
                                 may generally be           to cease to be
                                 approved by the            treated as a
                                 affirmative vote of        partnership for
                                 holders of 66-2/3%         federal or state
                                 of the outstanding         income tax purposes,
                                 shares of common           which will require
                                 stock or by the            the affirmative vote
                                 board of directors.        of a majority of the
                                 Amendments to              outstanding LLC
                                 certain bylaw              units.
                                 provisions relating
                                 to the authority of
                                 Board committees
                                 generally and the
                                 authority and
                                 composition of its
                                 executive committee
                                 require a 66-2/3% or
                                 75% vote of the
                                 entire board of
                                 directors.

Business Combinations with    o  Metropolis elected      o  There are no
Interested Stockholder           not to be governed         restrictions
                                 by Section 3-602 of        contained in
                                 the MGCL, which            Holdings' operating
                                 would otherwise            agreement
                                 provide certain            prohibiting Holdings
                                 restrictions on            from engaging in any
                                 Metropolis entering        business combination
                                 into any Business          with any interested
                                 Combination with any       member and Holdings
                                 Interested                 is not prohibited by
                                 Stockholder (as such       law from engaging in
                                 terms are defined in       such transactions.
                                 the MGCL).

                              o  Under Metropolis'
                                 charter any Business
                                 Combination with any
                                 Interested
                                 Stockholder (as such
                                 terms are defined in
                                 the Charter)
                                 requires the vote of
                                 not less than
                                 66-2/3% of
                                 outstanding shares
                                 of common stock
                                 excluding the shares
                                 of the Interested
                                 Stockholder.

                                    Common Stock                LLC Units
                              -----------------------    -----------------------


Federal Income Tax            o  Metropolis is           o  Holdings is treated
Classification                   treated as a REIT          as a partnership and
                                 and its stockholders       its members are
                                 are generally              taxed on their
                                 subject to tax upon        distributive share
                                 receipt of dividend        of Holdings' capital
                                 distributions.             gain net of ordinary
                                                            income and
                                                            deductions and
                                                            credits, without
                                                            regard to whether
                                                            such members receive
                                                            any distributions.

Distributions and Dividends   o  Required to             o  Holdings will not be
                                 distribute 90% of          a REIT. Accordingly,
                                 taxable income to          Holdings' managers
                                 stockholders in            will determine,
                                 order to maintain          subject to the
                                 status as a REIT.          requirements of the
                                                            DLLCA, when and on
                              o  Distributions must         what terms to make
                                 be authorized by the       any distributions;
                                 board of directors         provided that no
                                 in accordance with         portion of the $10
                                 the requirements of        million
                                 the MGCL.                  indemnification
                                                            reserve and $2
                                                            million expense
                                                            reserve will be
                                                            distributed to
                                                            members prior to the
                                                            end of the
                                                            Indemnification
                                                            Period.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


      The information set forth in the following table is furnished as of March 15, 2002, with respect to any person (including any "group," as that term is used in Section 13(d)(3) of the Exchange Act) who is known to Metropolis to be the beneficial owner of more than 5% of any class of Metropolis' voting securities, and as to those shares of Metropolis' equity securities beneficially owned by each of its directors, its executive officers, and all of its executive officers and directors as a group. As of the date of this information statement--prospectus, there were 13,004,946 shares of common stock outstanding.

                                                                Number of Shares    Percent of Common
                                                               Beneficially Owned         Stock
                                                               ------------------    -----------------
Principal Stockholders

Apollo Real Estate Investment Fund, L.P. (1)                        4,936,060             38.0%
The TCW Group, Inc. (2)                                             2,254,341             17.3%
TCW Asset Management Company (2)                                    2,254,341             17.3%
Oaktree Capital Management, LLC (3)                                 1,917,463             14.7%
The Goldman Sachs Group, Inc. (4)                                   1,127,021              8.7%
WSB Realty, L.L.C. (5)                                              1,122,421              8.6%
Goldman, Sachs & Co. (5)                                            1,122,421              8.6%
Whitehall Street Real Estate Limited Partnership V( 5)              1,122,421              8.6%
WH Advisors, L.L.C. V  (5)                                          1,122,421              8.6%
Angelo, Gordon & Co., L.P. (6)                                      1,094,143              8.4%

John M. Angelo (6)                                                  1,094,143              8.4%
Michael L. Gordon (6)                                               1,094,143              8.4%
Intermarket Corp. (7)                                                 931,000              7.2%

Directors and Executive Officers

William L. Mack (8)                                                 4,940,660             38.0%
Lee S. Neibart (9)                                                  4,940,660             38.0%
John R.S. Jacobsson (10)                                            4,940,660             38.0%
Bruce H. Spector (11)                                               4,940,660             38.0%
John R. Klopp (12)                                                     24,600                *
Russel S. Bernard (13)                                              1,917,463             14.7%
David A. Strumwasser (14)                                             294,103              2.3%
David Roberts (15)                                                          0                *
                                                                    ---------
Directors and Executive Officers as a group (9 persons) (16)        7,190,626             55.3%
                                                                    =========


---------------------

*     Less than 1%


(1) Held of record by Atwell & Co., c/o The Chase Manhattan Bank, N.A., 4 New York Plaza, New York, NY 10004. Apollo Real Estate Advisors is the managing general partner of Apollo Real Estate Investment Fund and a joint reporting person with respect to beneficial ownership of these shares of common stock according to Apollo Real Estate Investment Fund's Schedule 13G filed with the Commission on February 13, 1998. Apollo Real Estate Investment Fund is located at Two Manhattanville Road, Purchase, New York 10577.

(2) Includes 1,586,814 shares as to which voting and dispositive power is shared with Oaktree Capital Management, LLC as an investment sub-adviser to TCW Asset Management Company for various limited partnerships, trusts and third party accounts for which TCW Asset Management Company acts as general partner or investment manager. The TCW Group, Inc. is the parent company of TCW Asset Management Company. Also includes 667,527 shares held by various limited partnerships, trusts and third party accounts for which TCW Special Credits acts as general partner or investment manager; TCW Asset Management Company is the managing general partner of TCW Special Credits. The shares shown are held of record by (i) Hare & Co., c/o Investors Bank and Trust Company, 200 Clarendon Street, Boston, Massachusetts 02117-9130 (58,124 shares), and (ii) Cede & Co., 55 Water Street, New York, New York 10041 (2,196,217 shares). To the extent permitted by applicable law, the TCW Group, Inc., TCW Asset Management Company, and Robert Day hereby disclaim beneficial ownership of such shares. The TCW Group, Inc. and TCW Asset Management Company are located at 865 South Figueroa Street, Suite 1800, Los Angeles, CA 90017.

(3) Includes 1,586,814 shares as to which voting and dispositive power is shared with TCW Asset Management Company, which acts as general partner or investment manager for certain funds and accounts for which Oaktree acts as an investment sub-adviser. Also includes 284,839 shares held by two limited partnerships of which Oaktree is general partner and 41,210 shares held by a third party account for which Oaktree acts as investment manager. The 326,049 shares as to which Oaktree has sole voting and dispositive power are held of record by (i) Cun & Co., c/o The Bank of New York, P.O. Box 1068, Wall Street Station, New York, New York 10005 (176,049 shares); and (ii) Cede & Co., 55 Water Street, New York, New York 10041 (150,000 shares). Also includes 4,600 shares held directly by Oaktree. To the extent permitted by applicable law, Oaktree hereby disclaims beneficial ownership of such shares. Oaktree is located at 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071.

(4) According to Amendment No. 3 to the Schedule 13G filed by The Goldman Sachs Group, Inc. with the Commission on February 13, 2001, includes 1,122,421 shares with respect to which voting and dispositive power is shared with (i) Goldman, Sachs & Co., (ii) WSB Realty, L.L.C., (iii) Whitehall Street Real Estate Limited Partnership V and (iv) WH Advisors, L.L.C. V. The Goldman Sachs Group, Inc. is located at 85 Broad Street, New York, NY 10004.

(5) Does not include 4,600 shares owned by The Goldman Sachs Group, Inc. According to Amendment No. 3 to the Schedule 13G filed by The Goldman Sachs Group, Inc. with the Commission on February 13, 2001, voting and dispositive power with respect to these shares is held among: (i) Goldman, Sachs & Co., (ii) The Goldman Sachs Group, Inc., (iii) WSB Realty, L.L.C.,
      (iv) Whitehall Street Real Estate Limited Partnership V and (v) WH Advisors, L.L.C. V. Each of these entities is located at 85 Broad Street, New York, New York 10004.

(6) The address of Angelo, Gordon & Co., L.P., John M. Angelo and Michael L. Gordon is 245 Park Avenue, New York, NY 10167. According to Amendment No. 3 to the Schedule 13G filed by Angelo, Gordon with the Commission on February 8, 2002, these 1,094,143 shares are reported as beneficially owned by: (i) Angelo, Gordon, (ii) John M. Angelo, in his capacities as a general partner of AG Partners, L.P., the sole general partner of Angelo, Gordon, and the chief executive officer of Angelo, Gordon and (iii) Michael L. Gordon, in his capacities as the other general partner of AG Partners, L.P. and the chief operating officer of Angelo, Gordon.

(7)   Intermarket Corp.'s address is 667 Madison Avenue, New York, NY 10021.

(8) Includes 4,936,060 shares owned by Apollo Real Estate Investment Fund. Mr. Mack is the managing partner of Apollo Real Estate Advisors, the general partner of Apollo Real Estate Investment Fund, and the President of Apollo Real Estate Advisors' corporate general partner. Includes 1,600 shares of common stock issued directly to Mr. Mack, and 3,000 shares of common stock issued upon the exercise of options granted to Mr. Mack, under Metropolis' stock plan. Mr. Mack disclaims beneficial ownership of the shares of common stock owned by Apollo Real Estate Investment Fund.

(9) Includes 4,936,060 shares owned by Apollo Real Estate Investment Fund. Mr. Neibart is a partner of Apollo Real Estate Advisors. Includes 1,600 shares of common stock issued directly to Mr. Neibart, and 3,000 shares of common stock issued upon the exercise of options granted to Mr. Neibart, under Metropolis' stock plan. Mr. Neibart disclaims beneficial ownership of the shares of common stock owned by Apollo Real Estate Investment Fund.

(10) Includes 4,936,060 shares owned by Apollo Real Estate Investment Fund. Mr. Jacobsson is a partner of Apollo Real Estate Advisors. Includes 1,600 shares of common stock issued directly to Mr. Jacobsson, and 3,000 shares of common stock issuable upon the exercise of options granted to Mr. Jacobsson, under Metropolis' stock plan. Mr. Jacobsson disclaims beneficial ownership of the shares of common stock owned by Apollo Real Estate Investment Fund.

(11) Includes 4,936,060 shares owned by Apollo Real Estate Investment Fund. Mr. Spector is a partner of Apollo Real Estate Advisors. Includes 1,600 shares of common stock issued directly to Mr. Spector, and 3,000 shares of common stock issued upon the exercise of options granted to Mr. Spector, under Metropolis' stock plan. Mr. Spector disclaims beneficial ownership of the shares of common stock owned by Apollo Real Estate Investment Fund.

(12) Includes 1,600 shares of common stock issued directly to Mr. Klopp, and 3,000 shares of common stock issued upon the exercise of options granted to Mr. Klopp, under Metropolis' stock plan.

(13) Includes 1,912,863 shares owned by (i) funds and accounts managed by Oaktree, and (ii) limited partnerships of which Oaktree serves as a general partner. Includes 1,600 shares of common stock issued directly to Mr. Bernard, and 3,000 shares of common stock issued upon the exercise of options granted to Mr. Bernard, under Metropolis' stock plan, all of which shares were transferred by Mr. Bernard to Oaktree. Mr. Bernard is a Principal of Oaktree. Mr. Bernard disclaims beneficial ownership of the shares of common stock owned by funds and accounts managed by Oaktree, the shares of common stock owned by limited partnerships of which Oaktree serves as a general partner, and the shares of common stock owned directly by Oaktree.

(14) Includes 289,503 shares held by various limited partnerships, a trust and third party accounts for which Whippoorwill has discretionary authority and acts as general partner or investment manager. Includes 1,600 shares of common stock issued directly to Mr. Strumwasser, and 3,000 shares of common stock issued upon the exercise of options granted to Mr. Strumwasser, under Metropolis' stock plan, all of which shares were transferred by Mr. Strumwasser to Whippoorwill pursuant to the terms of his employment with Whippoorwill. Mr. Strumwasser is a Principal, Managing Director and General Counsel of Whippoorwill. Mr. Strumwasser disclaims beneficial ownership of the shares of common stock owned by discretionary accounts or trusts managed by Whippoorwill, the shares of common stock owned by limited partnerships of which Whippoorwill serves as general partner, and the shares of common stock owned by Whippoorwill directly as set forth above.

(15) Does not include shares owned by Angelo, Gordon. Does not include 1,600 shares of common stock issued directly to Mr. Roberts, and 3,000 shares of common stock issued upon the exercise of options granted to Mr. Roberts, under Metropolis' stock plan, all of which shares were transferred by Mr. Roberts to Angelo, Gordon pursuant to the terms of his employment with Angelo, Gordon. Mr. Roberts is a Managing Director of Angelo, Gordon. Mr. Roberts disclaims beneficial ownership of the shares of common stock owned by Angelo, Gordon.

(16) See notes 8 through 15 above with respect to the nature of the ownership of Directors and Executive Officers as a group, including disclaimers of beneficial ownership described therein.


                           INCORPORATION BY REFERENCE

      The Commission allows us to incorporate by reference information into this information statement--prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this information statement--prospectus, except for any information that is superseded by information that is included directly in this document.


      The following documents previously filed by Metropolis with the Commission (File No. 0-21849) under the Exchange Act are incorporated herein by reference:

      o     Annual Report on Form 10-K/A for the year ended December 31, 2001;


      o     Proxy Statement on Schedule 14A filed on January 4, 2002;

      o     Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

      o     Current Report on Form 8-K filed on April 18, 2002; and

      o     Current Report on Form 8-K filed on May 8, 2002.




      Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this information statement--prospectus to the extent that a statement contained herein or in another document incorporated by reference that is filed thereafter and on or before the date of this information statement--prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this information statement--prospectus. All information appearing in this information statement--prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference, except to the extent set forth in the immediately preceding sentence.

      All documents and reports filed by us pursuant to Section 13 or 15(d) of the Exchange Act, after the date of this information statement--prospectus and until the date of the special meeting, shall also be deemed to be incorporated by reference into this information statement--prospectus and to be a part hereof from the date of the filing of such documents and reports. Any statement contained in this information statement--prospectus or incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained in any documents and reports filed by us pursuant to Section 13 or 15(d) of the Exchange Act after the date of this information statement--prospectus modifies or supersedes such statement.

      This information statement--prospectus incorporates important business and financial information about us that is not included or being delivered with this information statement--prospectus. Upon the written or oral request of any beneficial owner of the common stock, we will provide, without charge, by first class mail or other equally prompt means within one business day of receipt of such requests, a copy of any and all of the information that has been incorporated by reference in this information statement--prospectus. A list of exhibits to these documents will also be provided, and copies of such exhibits will be furnished upon request. Requests should be directed to Jeremy Fitzgerald, Metropolis Realty Trust, Inc., Vice President and Assistant Secretary, c/o Capital Trust, Inc., 410 Park Avenue, 14th floor, New York , New York 10022 or by phone (212) 655-0220. To obtain timely deliveries, stockholders must request such information no later than ___________, 2002.


      You may read and get copies of these reports, proxy statements and other information at the Commission's public reference facilities at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and as well as the Commission's Regional Offices. You may also call the Commission at 1-800-SEC-0330 for more information about the public reference room as well as how to obtain copies of documents by mail. You can also view these filings at the Commission's web site at http://www.sec.gov.

                                  LEGAL MATTERS


      The validity of the Holdings LLC units to be issued in connection with the merger, and that for federal income tax purposes, Lower Tier will be disregarded and that the merger of Lower Tier into Metropolis should be treated as a contribution by Metropolis stockholders of their common stock to Holdings in exchange for LLC units, will each be passed upon by Akin, Gump, Strauss, Hauer & Feld, L.L.P.


                                     EXPERTS


      The consolidated financial statements of Metropolis and its subsidiaries incorporated or included in this information statement - prospectus from Metropolis' Annual Report on Form 10-K/A for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, included herein, and have been so included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.





      The balance sheet of Holdings at May 6, 2002 included in this information statement - prospectus has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, included herein, and have been so included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

      Representatives of Deloitte & Touche LLP will be present at the special meeting. These representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                    COST OF INFORMATION STATEMENT--PROSPECTUS

      This information statement--prospectus has been prepared by Metropolis and its board of directors. Metropolis will bear the costs of distributing this information statement--prospectus to stockholders, including the expense of preparing assembling, printing and mailing the information statement--prospectus. Although there is no formal agreement to do so, Metropolis may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this information statement--prospectus and related materials to stockholders. Metropolis may pay for and use the services of other individuals or companies not regularly employed by Metropolis in connection with the distribution of this information statement--prospectus if the board of directors of Metropolis determines that this is advisable.


                                        By Order of the Board of Directors,


                                        ----------------------------------------
                                        John R.S. Jacobsson
                                        Secretary

New York, New York


July __, 2002

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


      20.   Indemnification of Managers and Officers.

      Section 18-108 of the Delaware Limited Liability Company Act, as amended, provides that subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.


      Metropolis' Operating Agreement provides that to the fullest extent permitted under the Delaware Limited Liability Company Act, as amended, no manager or officer shall be liable to Metropolis for money damages. Metropolis has the power by majority vote of the disinterested members of the Board of Managers to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, any one or more of the following classes of individuals from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her position with Metropolis: (a) present or former managers of Metropolis; (b) present or former officers of Metropolis; (c) present or former agents and/or employees of Metropolis; and (d) persons serving or who have served at the request of Metropolis in any of these capacities for any other corporation, limited liability company, partnership, joint venture, trust or other enterprise who is made a party to any proceeding by reason of service in that capacity.


      21.   Exhibits and Financial Statement Schedules.


          Exhibit
          Number             Description of Exhibit
          -------            ----------------------
            2.1              Agreement  and Plan of Merger,  dated as of May 22,  2002,  by and  between  Metropolis
                             Realty Trust, Inc., Metropolis Realty Lower Tier LLC and Metropolis Realty Holdings LLC
            3.1              Certificate of Formation of Metropolis Realty Holdings LLC dated May 6, 2002
            3.2              Limited  Liability  Company Agreement of Metropolis Realty Holdings LLC dated as of May
                             6, 2002
            5.1              Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
            8.1              Tax opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
            9.1              Form of Voting Agreement
           10.1              Amended and Restated  Purchase  Agreement dated May 7, 2002 between  Metropolis  Realty
                             Trust, Inc. and Jamestown 1290, L.P.
           21.1              Subsidiaries of Metropolis Realty Holdings LLC
           23.1              Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in Exhibits 5.1 and 8.1)
           23.2              Consent of Deloitte & Touche LLP
           23.3              Consent of Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc.
           24.1              Power of Attorney (included on the signature page of Metropolis Realty Holdings LLC)
           99.1              Fairness Opinion of Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc.
           99.2              Dissenters' Rights of Appraisal under the Maryland General Corporation Law

           99.3              Metropolis Realty Trust, Inc. Financial Statements
           99.4              Amended and Restated  Agreement of Limited  Partnership of Jamestown 1290,  L.P., dated as of May 16, 2002
           99.5              Letter of Transmittal


      22.   Undertakings

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      1. (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

            (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (a) immediately proceeding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to managers, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a manager, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such manager, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.


      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Metropolis being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act, Holdings has duly caused this amendment no. 1 to registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on July 18, 2002.


                                        METROPOLIS REALTY HOLDINGS LLC


                                        By: /s/ Lee S. Neibart
                                           -------------------------------------
                                        Name: Lee S. Neibart
                                        Title: President

      Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to registration statement has been signed by the following persons in the capacities indicated on July 18, 2002.


         Signature                                   Title
         ---------                                   -----


             *
-----------------------------
     William L. Mack             Chairman of the Board of Managers and Manager


 /s/ Lee S. Neibart
-----------------------------
      Lee S. Neibart                          President and Manager


             *
-----------------------------
     Bruce H. Spector                                Manager

             *
-----------------------------
   John R.S. Jacobsson               Vice President, Secretary and Manager

             *
-----------------------------
      John R. Klopp                        Vice President and Manager

             *
-----------------------------
    Russel S. Bernard                               Manager

             *
-----------------------------
   David A. Strumwasser                              Manager

             *
-----------------------------
      David Roberts                                 Manager

             *
-----------------------------
         Stuart Koenig                             Treasurer

*By: /s/ Lee S. Neibart
     -------------------------
     Lee S. Neibart
     Attorney-in-Fact


*By: /s/ Russel S. Bernard
     -------------------------
     Russel S. Bernard
     Attorney-in-Fact

                                INDEX TO EXHIBITS


Exhibit                                                                                                  Page
 Number       Description of Exhibit                                                                    Number
 ------       ----------------------                                                                    ------
  2.1         Agreement  and Plan of Merger,  dated as of May 22, 2002,  by and between  Metropolis
              Realty Trust,  Inc.,  Metropolis Realty Lower Tier LLC and Metropolis Realty Holdings
              LLC
  3.1         Certificate of Formation of Metropolis Realty Holdings LLC dated May 6, 2002
  3.2         Limited  Liability  Company  Agreement of Metropolis  Realty Holdings LLC dated as of
              May  6, 2002
  5.1         Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
  8.1         Tax opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
  9.1         Form of Voting Agreement
  10.1        Amended and Restated Purchase  Agreement dated May 7, 2002 between  Metropolis Realty
              Trust, Inc. and Jamestown 1290, L.P.
  21.1        Subsidiaries of Metropolis Realty Holdings LLC
  23.1        Consent of Akin, Gump,  Strauss,  Hauer & Feld, L.L.P.  (included in Exhibits 5.1 and
              8.1)
  23.2        Consent of Deloitte & Touche LLP
  23.3        Consent of Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc.
  24.1        Power of Attorney (included on the signature page of Metropolis Realty Holdings LLC)
  99.1        Fairness Opinion of Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc.
  99.2        Dissenters' Rights of Appraisal under the Maryland General Corporation Law
  99.3        Metropolis Realty Trust, Inc. Financial Statements
  99.4        Amended and Restated Agreement of Limited  Partnership of Jamestown 1290, L.P., dated as of May 16, 2002
  99.5        Letter of Transmittal


                                       2